                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e) (2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              GOLDEN TELECOM, INC.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share.

    2) Aggregate number of securities to which transaction applies: 6,972,382 shares of Common Stock.

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The average of the high and low prices on the Nasdaq on October 6 was $29.345

    4)   Proposed maximum aggregate value of transaction: $204,604,550

    5)   Total fee paid: $16,553

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.

    1)   Amount Previously Paid:

    2)   Form, Schedule or Registration Statement No.:

    3)   Filing Party:

    4)   Date Filed:

               GOLDEN TELECOM, INC.                     GOLDEN
REPRESENTATIVE OFFICES OF GOLDEN TELESERVICES, INC.  TELECOM LOGO
        1 KOZHEVNICHESKY PROEZD, 2ND FLOOR
               MOSCOW, RUSSIA 115114

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               NOVEMBER 28, 2003
                                LONDON, ENGLAND

                                                                October 31, 2003

Dear Stockholders:

     A special meeting of stockholders of Golden Telecom, Inc. (the "Company" or "Golden Telecom") will be held at the offices of Chadbourne & Parke, Regis House, 45 King William Street, London EC4R 9AN, United Kingdom on November 28, 2003 at 10:00 a.m. local time, to consider a proposal by the Company's Board of Directors to issue shares of our common stock in excess of 20% of our outstanding shares of common stock prior to the issuance of the new shares, in connection with our acquisition of all of the capital stock of OAO Comincom, an open joint stock company existing under the laws of the Russian Federation.

     This transaction is more fully described in the proxy statement accompanying this notice to which your attention is directed.

     Stockholders of record at the close of business on October 22, 2003 will be entitled to vote at the special meeting. If you will need special assistance at the special meeting because of a disability, please notify the Office of the General Counsel of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 4400 MacArthur Blvd., N.W., Suite 200, Washington, D.C., 20007 or through e-mail at specialmeeting@gti.ru. A list of stockholders entitled to vote at the meeting may be examined at the principal executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114.

                                          By Order of the Board of Directors

                                          /s/ Jeffrey A Riddell
                                          JEFFREY A. RIDDELL
                                          Senior Vice President, General Counsel
                                          and Secretary

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

               GOLDEN TELECOM, INC.                     GOLDEN
REPRESENTATIVE OFFICES OF GOLDEN TELESERVICES, INC.  TELECOM LOGO
        1 KOZHEVNICHESKY PROEZD, 2ND FLOOR
               MOSCOW, RUSSIA 115114

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                               November 28, 2003
                                London, England

     A special meeting of stockholders of Golden Telecom, Inc., a Delaware corporation, will be held at the offices of Chadbourne & Parke, Regis House, 45 King William Street, London EC4R 9AN, United Kingdom on November 28, 2003 at 10 a.m. local time for the purposes set forth in the accompanying notice of special meeting of stockholders. THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF OUR BOARD OF DIRECTORS FOR USE AT THIS SPECIAL MEETING, AND AT ANY ADJOURNMENTS AND POSTPONEMENTS OF THIS SPECIAL MEETING. The approximate date on which this proxy statement and the enclosed proxy are being first mailed to stockholders is November 3, 2003.

     If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified. Any person executing an enclosed proxy may revoke it prior to its exercise by letter directed to us, in person at the special meeting, by delivery of a later dated duly executed proxy relating to the same shares or by voting in person at the special meeting.

     Stockholders of record at the close of business on October 22, 2003 are entitled to vote at the special meeting.

     IF YOU RETURN YOUR PROXY CARD TO US AND DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE PROPOSAL.

     Throughout this proxy statement, the terms "we," "us," "our" and "our company" refers to Golden Telecom, Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
PROPOSAL TO APPROVE THE ISSUANCE OF OUR COMMON STOCK IN
  EXCESS OF 20% OF THE AMOUNT OF OUR OUTSTANDING SHARES OF
  COMMON STOCK IN CONNECTION WITH OUR ACQUISITION OF OAO
  COMINCOM..................................................    6
GOLDEN TELECOM, INC. SELECTED FINANCIAL DATA................    8
OAO COMINCOM SELECTED FINANCIAL DATA........................   10
CONSOLIDATED FINANCIAL STATEMENTS OF OAO COMINCOM...........   12
OAO COMINCOM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATION..............   41
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL
  STATEMENTS................................................   55
MATERIAL CONTACTS AND BOARD DELIBERATIONS...................   67
REGULATORY APPROVALS........................................   71
TERMS OF THE SHARE EXCHANGE AGREEMENT.......................   71
STOCK OWNERSHIP FOLLOWING THE CLOSING.......................   79
TERMS OF THE OTHER TRANSACTION DOCUMENTS....................   80
GENERAL QUESTIONS...........................................   85
INCORPORATION OF INFORMATION BY REFERENCE...................   87

                               SUMMARY TERM SHEET

     This summary term sheet describes material terms of the acquisition of OAO Comincom ("Comincom") and in certain cases provides references to other pages of this proxy statement for you to obtain further information. You should carefully read this entire proxy statement, including financial information relating to our company and Comincom before you vote. You are being asked to approve the issuance by us of shares of our common stock as the consideration in the acquisition of Comincom. You are not being asked to approve the acquisition itself, though if the issuance of our shares is not approved by you, the acquisition cannot occur. The actual terms of our acquisition of Comincom are contained in our share exchange agreement, which we have filed with the SEC as an exhibit to Form 8-K on August 20, 2003. You can review this Form 8-K (and the share exchange agreement) on the SEC's website, www.sec.gov. A summary of the share exchange agreement is included in this proxy statement. See "TERMS OF THE SHARE EXCHANGE AGREEMENT".

OVERVIEW

     - On August 19, 2003, we executed a share exchange agreement relating to the acquisition of all of the capital stock of Comincom by SFMT-CIS, Inc. ("SFMT"), a Delaware corporation 100% owned by us. Less than one percent of the capital stock of Comincom will be held by a designee of SFMT in order to comply with Russian law. Please see the section entitled "SUMMARY TERM SHEET -- Our acquisition of Comincom".

     - We are seeking your approval of the issuance of shares of our common stock in excess of 20% of the outstanding amount of our common stock prior to the issuance of the new shares, in connection with our acquisition of all of the capital stock of Comincom. We are seeking this approval because under the Nasdaq Marketplace Rules, to which we are subject, the number of shares to be issued in this transaction may not equal or exceed 20% of our outstanding shares of common stock, without stockholder approval. For purposes of the Nasdaq Marketplace Rules the percentage of outstanding shares is calculated before giving effect to the issuance of the shares in question. The shares to be issued to the stockholders of Comincom upon the consummation of our acquisition of Comincom would constitute approximately 24.2% of our issued and outstanding shares of common stock before the acquisition (based on the number of shares outstanding on September 30, 2003) and 19.5% of our issued and outstanding shares of common stock immediately following the acquisition. Please see the section entitled "SUMMARY TERM SHEET -- The Special Meeting".

THE COMPANIES

  OUR COMPANY

     - Our company is Golden Telecom, Inc., a Delaware corporation. We are the leading facilities-based provider of integrated telecommunications and Internet services to businesses and other high-usage customers and telecommunications operators in Moscow, Kiev, St. Petersburg, Krasnoyarsk, Nizhny Novgorod and other major population centres throughout Russia and other countries of the Commonwealth of Independent States ("CIS"). We organise our operations into four business groups. These business groups are Business Services, Operator Services, Consumer Internet Services, and Mobile Services. We offer all of our integrated telecommunication services under the Golden Telecom brand and our internet services under the ROL brand in Russia.

     - Our principal executive offices are: Moscow Representative Office, Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, Moscow, Russia 115114 and our telephone number, if calling from the United States of America, is 011-7-501-797-9300.

  COMINCOM

     - Comincom is one of the leading facilities-based operators offering advanced telecommunications services in Russia and has a regional network covering more than 30 of Russia's regions. Comincom owns 100 percent of OAO Combellga ("Combellga"). Combellga offers integrated telecommunications and Internet services to businesses and other high-usage customers and telecommunications operators in Moscow, St. Petersburg, Voronezh, Samara and several other major population centers throughout Russia. Comincom is licensed to provide local and intercity telephone communication services, channels leasing services, telematics services, data transmission services, and local, intercity and international telephone communication services through dedicated networks.

     - The principal executive offices of Comincom are located at 6, 2nd Spasonalivkovsky Pereulok, Moscow, Russia, 117909 and Comincom's telephone number, if calling from the United States of America, is 011-7-095-238-2031.

THE SHARE EXCHANGE AGREEMENT

     SFMT will acquire all the issued and outstanding shares of Comincom from Nye Telenor East Invest AS ("Telenor") pursuant to the terms of a share exchange agreement. In exchange for all of these shares of Comincom, we will issue to Telenor a number of shares of our common stock equal to 19.5% of our outstanding shares of common stock calculated on a post-acquisition basis. For example, if on the closing date we have 28,783,421 shares of common stock outstanding, we would issue 6,972,382 shares of our common stock to Telenor. In this example, 35,755,802 shares of our common stock would be outstanding immediately after the closing of the acquisition. The actual number of shares issued may differ depending on the number of outstanding shares on the date of closing the transaction.

     The closing of the acquisition of Comincom is subject to conditions precedent which are customary for this type of transaction, including approval by the relevant anti-trust authorities (which we have received), approval of the issuance of our shares of common stock by you and effectiveness of the other transaction documents entered into by Golden Telecom, Alfa Telecom Limited ("Alfa"), Capital International Global Emerging Markets Private Equity Fund, L.P. ("Capital"), Cavendish Nominees Limited ("Cavendish") and First NIS Regional Fund SICAV ("First NIS") (Cavendish and First NIS, together, "Barings"), OAO Rostelecom ("Rostelecom") and Telenor. The other transaction documents are a registration rights agreement, a standstill agreement and a shareholders agreement. These agreements are described below. See "TERMS OF THE OTHER TRANSACTION DOCUMENTS".

     In addition, the share exchange agreement contains other customary provisions such as restrictions on the conduct of business prior to the closing and indemnification. For a more detailed discussion of the share exchange agreement, please refer to "TERMS OF THE SHARE EXCHANGE AGREEMENT" below.

OUR ACQUISITION OF COMINCOM

  REASONS FOR THE ACQUISITION

     Our objective is to solidify and extend our position as the leading independent voice, data and Internet services company in Russia and the CIS. To achieve this objective, we intend to continue to grow organically in our established markets and to pursue consolidation opportunities through acquisitions that allow us to improve and expand our service offerings while maintaining operational control. Our primary criterion when considering consolidation opportunities is the existence of critical telecommunications infrastructure that will allow us, if the acquisition is consummated, to achieve synergies and economies of scale. We have entered into the share exchange agreement because we believe the acquisition of Comincom presents an excellent opportunity to help our company further its objectives in a manner that makes sound financial and strategic sense.

     Comincom recorded consolidated revenues of $84.2 million in 2002, an increase of approximately 34% compared to 2001 consolidated revenues of $62.9 million. Consolidated net income was $9.2 million in 2002, as compared to 2001 consolidated net income of $0.4 million. As of December 31, 2002, Comincom had consolidated cash and cash equivalents of $1.9 million, consolidated short-term borrowings of $4.5 million, and consolidated long-term borrowings of $3.9 million. Comincom recorded consolidated revenues of $49.3 million for the six months ended June 30, 2003, an increase of approximately 29% compared to the six months ended June 30, 2002 consolidated revenues of $38.1 million. Consolidated net income was $5.0 million for the six months ended June 30, 2003, an increase of approximately 43% compared to the six months ended June 30, 2002 consolidated net income of $3.5 million. As of June 30, 2003, Comincom had consolidated cash and cash equivalents of $3.9 million, consolidated short-term borrowings of $3.6 million, and consolidated long-term borrowings of $3.5 million.

     Comincom is one of the leading facilities-based providers of integrated telecommunications and Internet services to businesses and other high-usage customers and telecommunications operators in Moscow, St. Petersburg, Voronezh, Samara and several other major population centers throughout Russia. In addition to Combellga, Comincom has stakes in among other companies, four regional alternative wireline operators: World Trade Telecom, Zenit Telecom, Nakhodka Telecom and Sakhalin Telecom. Based on its management estimates, Comincom believes that it has approximately 12% market share of the Russian alternative telecommunications market, based on 2002 revenues. Comincom offers a major part of its integrated telecommunication services under the Combellga and Comincom brands. Their services primarily consist of:

     - Primary telecommunication services. Using its own infrastructure, consisting of fiber optic backbone, fixed copper and fiber as well as wireless access network, modern switching network, Internet platform ("IP"), and datacom facilities, Comincom provides a range of services including local exchange and access services, international and domestic long-distance telephone services to both end-users and other carriers through more than 20 access points throughout Russia, international interconnect services, and radio solutions for long distance vehicles; and

     - Value Added Services. In addition to primary telecommunication services, Comincom also offers broadband solutions, including Asymmetric Digital Subscriber Lines ("ADSL"), WEB-hosting and co-location services, Individual and corporate e-mail solutions, IP-Virtual Private Networking ("VPN") services, and Intelligent Network ("IN") services, including intelligent routing, voice VPNs, and prepayment card solutions.

     Combellga's key customers include embassies, hotels, large office buildings and large corporate clients. We believe that we will create additional synergies by offering additional services to a broader range of customers in these key target areas.

     Our company aims to extend our leading position in high growth data and Internet markets. Comincom owns or controls numbering capacity and network assets, including fiber optic cable and customer access networks, in key Russian municipal areas which is consistent with our network development strategy and which we believe we can further develop to increase our penetration in these markets. The acquisition will help us to reduce operating costs as a percentage of revenue and help address our infrastructure needs through network planning and optimization.

     We have identified significant revenue, cost and capital expenditure synergies which we hope to achieve following the acquisition of Comincom:

     - Revenue synergies. Revenue synergies are expected to be achieved mainly through the harmonization of our sales efforts and product offerings.

     - Cost synergies. Cost synergies are expected to be achieved in the areas of network operations, product and service development, IT systems and infrastructure, purchasing and corporate overhead functions.

     - Capital expenditure synergies. Capital expenditure synergies are expected to be achieved in the areas of network operations, IT systems and infrastructure and purchasing.

     We have experienced significant growth as a result of acquisitions and expect such growth to continue. As we grow, including growth as a result of the acquisition of Comincom, it will become increasingly difficult and more costly to manage our business.

Acquisition transactions are accompanied by a number of risks, including risks related to:

     - the consolidation of the operations and personnel of the acquired companies;

     - the potential disruption of our ongoing business and distraction of management;

     - the introduction of acquired technology content or rights into our products and unanticipated expenses related to such integration;

     - the potential negative impact on reported earnings;

     - the possibility that revenues from acquired businesses and other synergies may not materialize as anticipated;

     - the deterioration of relationships with employees and customers as a result of the acquisition; and

     - contingent liabilities associated with acquired businesses, especially in the markets where we operate.

     We may not be successful in addressing these risks or any other problems encountered in connection with our completed and future acquisitions and our operating results may suffer as a result of any failure to integrate these businesses with our existing operations.

  VOTE REQUIRED FOR THE SHARE ISSUANCE

     - Under Nasdaq Marketplace Rules, because we will be issuing to Telenor, the stockholder of Comincom, an amount of our common stock in excess of 20% of the amount of our outstanding common stock calculated before giving effect to the issuance of the new shares, we are required to obtain the approval of our stockholders prior to consummating the acquisition. The minimum vote which will constitute stockholder approval shall be a majority of the total votes cast on the proposal in person or by proxy. Alfa, Barings, Capital and Rostelecom, which collectively own 68% of the outstanding shares of common stock as of September 30, 2003, have indicated that they will vote in favor of the share issuance.

  ACCOUNTING TREATMENT

     - The acquisition will be accounted for as a purchase of Comincom by our company. Therefore, the results of operations of Comincom from the date of the acquisition will be included in our consolidated results of operations. For purposes of preparing consolidated financial statements, the purchase price, including the costs associated with the acquisition at the date of completion will be allocated to the assets and liabilities of Comincom based on their fair market values, with the excess allocated to goodwill which is required to be tested for impairment at least annually.

  NO APPRAISAL RIGHTS

     - Our stockholders are not entitled to appraisal rights in connection with the Comincom acquisition.

  NO PRE-EMPTIVE RIGHTS

     - Certain of our stockholders (namely, Alfa, Barings, Capital and Rostelecom) have pre-emptive rights with respect to the issuance of our common stock which were granted to them in a standstill agreement dated September 5, 2002. Each of these stockholders has waived its pre-emptive rights in connection with the issuance of our shares in the acquisition. These pre-emptive rights would have given these stockholders a right to purchase new securities issued by us. Pre-emptive rights protect against dilution to some extent by allowing such holders to purchase shares according to their percentage ownership in each issuance of new securities. No other stockholders have pre-emptive rights. Because of the waiver, all of our stockholders, including, Alfa, Barings, Capital and Rostelecom, will have their ownership interest diluted by the issuance of our common stock in connection with the acquisition of Comincom.

  REGULATORY APPROVALS

     - In order to complete the acquisition of Comincom, we are required to obtain the approval of the Ministry for Antimonopoly Policy and Support for Entrepreneurship of the Russian Federation and satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. These approvals have been obtained. In addition, completion of the acquisition of Comincom will require compliance with applicable corporate law of the State of Delaware and the Russian Federation, compliance with Nasdaq Marketplace Rules as set forth in this proxy statement and compliance with the United States Securities and Exchange Commission ("SEC") rules and regulations, federal securities laws and applicable securities and "blue sky" laws of the various states.

THE SPECIAL MEETING

     Only stockholders of record at the close of business on October 22, 2003 will be entitled to vote at the special meeting or any adjournment thereof. Such date is referred to as the "record date" in this proxy statement. We currently have only a single class of voting capital stock outstanding, namely, shares of common stock, $.01 par value per share. Each share of common stock issued and outstanding on the record date is entitled to one vote at this special meeting. As of the record date, there were 28,790,972 shares of our common stock outstanding.

     The majority of the total votes cast in person or by proxy is required for the approval of the issuance of shares of our common stock in connection with our acquisition of Comincom.

     We intend to count abstentions both for the purpose of determining the presence or absence of a quorum and in the total number of shares represented and voting with respect to the proposal. Accordingly, abstentions will have the same effect as a vote against the proposal. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will have no effect on the vote for the issuance of shares of our common stock and will not be counted for purposes of determining the presence or absence of quorum.

                        PROPOSAL TO APPROVE THE ISSUANCE
                      OF OUR COMMON STOCK IN EXCESS OF 20%
                    OF THE AMOUNT OF OUR OUTSTANDING SHARES
                         OF COMMON STOCK IN CONNECTION
                      WITH OUR ACQUISITION OF OAO COMINCOM

     We are seeking your approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(c)(ii), which requires Nasdaq-listed companies to obtain stockholder approval before issuing 20% or more of their common stock or 20% or more of their voting power, in connection with an acquisition of the stock or assets of another company, other than in a public offering for cash. For purposes of the Nasdaq Marketplace Rules the percentage of outstanding shares is calculated before giving effect to the issuance of the shares in question.

     The shares to be issued to the stockholders of Comincom upon the consummation of our acquisition of Comincom would constitute 19.5% of our issued and outstanding shares of common stock following the acquisition. Based on the number of shares outstanding on September 30, 2003 we would therefore issue 6,972,382 shares of common stock to the stockholder of Comincom upon the consummation of the acquisition of Comincom, which shares would represent approximately 24.2% of our issued and outstanding shares on September 30, 2003.

     Our Board of Directors has carefully considered the acquisition of Comincom, has determined that the acquisition is in the best interest of our stockholders and has unanimously approved the entering into of the share exchange agreement. Because some members of our Board are affiliated with stockholders who are parties to a shareholders agreement, a standstill agreement and a registration rights agreement with Telenor, Comincom's stockholder, and our company, that will become effective on the closing of the acquisition, our Board established a special committee, which was established on March 28, 2003. The members of the special committee were Mr. David Herman and Mr. Michael North, each of whom is disinterested in this transaction. The special committee determined that the acquisition of Comincom and the entering into of the standstill agreement, registration rights agreement and shareholders agreement is in the best interest of our company and its shareholders. See "TERMS OF THE TRANSACTION DOCUMENTS" below.

     The special committee was initially established to review and evaluate the advisability of an amendment to our company's certificate of incorporation such that in certain circumstances where any person desires to become a beneficial owner of 50% or more of the issued and outstanding shares of our company, such person would be required to make an offer to purchase any and all of our company's shares. It was decided not to include such a provision in our certificate of incorporation. Similar tender offer provisions were subsequently included in the shareholders agreement among our company, Alfa, Barings, Capital, Rostelecom and Telenor. On April 1, 2003, the scope of the special committee's duties was expanded to include exclusive power and authority on behalf of our company to review, evaluate and determine the advisability of granting a request for advance approval under Section 203 of the Delaware General Corporation Law (the "DGCL") in connection with the acquisition of Comincom and to review, evaluate and determine the advisability of amending the existing standstill agreement, registration rights agreement and shareholders agreement, among our company's major shareholders. Section 203 is Delaware's anti-takeover statute.

     The special committee was also given the exclusive power and authority on behalf of our company to (i) communicate and negotiate with the parties in the transaction and with respect to the standstill agreement, registration rights agreement and shareholders agreement, including the requested approval under
Section 203 of the DGCL, (ii) determine whether our company should agree to approval in advance for Telenor attaining interested stockholder status for the purposes of Section 203 in connection with the acquisition and amending the shareholder agreement and standstill agreement among our company's major shareholders and whether such actions are fair to, and in the best interests of, our company and all of its shareholders, and (iii) exercise all of the power and authority possessed by our company's full Board of

Directors to determine whether to grant or deny the request by our company for approval pursuant to Section 203 of the DGCL.

     The special committee considered and determined that it was appropriate to waive the application of Section 203 of the DGCL, such waiver removing restrictions under the DGCL on Telenor becoming an interested shareholder of our company as a result of the transaction.

     We currently have a sufficient amount of authorized and unissued shares of our common stock to issue the shares to the Comincom stockholders as consideration for our acquisition of Comincom.

     Alfa, Barings, Capital and Rostelecom, which collectively own approximately 68% of the outstanding shares of common stock as of September 30, 2003, have indicated that they will vote in favor of the proposal.

     Our Board of Directors has unanimously approved the issuance of the shares of the common stock to Telenor in connection with the acquisition of Comincom, subject to stockholder approval.

     Accordingly, the Board recommends that you vote in favour of this proposal.

     In order to give effect to this proposal the following resolution will be offered at the special meeting and your vote for this proposal will be deemed a vote for such resolution:

     RESOLVED, THAT THE ISSUANCE BY GOLDEN TELECOM, INC. OF 20% OR MORE OF ITS COMMON STOCK BEFORE GIVING EFFECT TO THE ISSUANCE IN QUESTION IN CONNECTION WITH THE ACQUISITION OF OAO COMINCOM, AN OPEN JOINT STOCK COMPANY EXISTING UNDER THE LAWS OF THE RUSSIAN FEDERATION, BE AND HEREBY IS APPROVED.

                  GOLDEN TELECOM, INC. SELECTED FINANCIAL DATA

     The following selected historical consolidated financial data at December 31, 1998, 1999, 2000, 2001 and 2002, and for all of the years presented are derived from consolidated financial statements of Golden Telecom, Inc. which have been audited by Ernst & Young (CIS) Limited, independent auditors. The selected historical consolidated financial data at June 30, 2002 and 2003 and for the six months ended June 30, 2002 and 2003 are derived from consolidated financial statements of Golden Telecom and are unaudited.

     The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this document or incorporated herein by reference.

                                                                                             FOR THE SIX MONTHS
                                                FOR THE YEARS ENDED DECEMBER 31,               ENDED JUNE 30,
                                      ----------------------------------------------------   ------------------
                                        1998       1999       2000       2001       2002      2002       2003
                                      --------   --------   --------   --------   --------   -------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................  $ 86,086   $ 97,931   $113,089   $140,038   $198,727   $75,567   $159,138
Cost of revenues (excluding
  depreciation and amortization)....    43,574     40,516     50,954     63,685     91,189    32,926     76,735
Gross margin........................    42,512     57,415     62,135     76,353    107,538    42,641     82,403
Selling, general and administrative
  (excluding depreciation and
  amortization).....................    45,327     41,011     45,420     48,935     46,147    19,924     26,823
Depreciation and amortization.......    16,709     28,143     31,851     41,398     29,961    12,250     20,947
Abandonment and restructuring
  charge............................        --     19,813         --         --         --        --         --
Impairment charge...................        --         --         --     31,291         --        --         --
Income (loss) from operations.......   (19,524)   (31,552)   (15,136)   (45,271)    31,430    10,467     34,633
Equity in earnings (losses) of
  ventures..........................     2,559     (6,677)      (285)     8,155      4,375       487        (29)
Interest income (expense), net......    (3,003)     2,814      7,126        777       (667)      (85)      (973)
Foreign currency gains (losses).....    (7,452)    (2,739)      (390)      (647)    (1,174)     (507)       213
Minority interest...................    (1,040)    (1,477)      (431)      (117)      (527)     (227)      (215)
Other non-operating expense.........        --         --       (148)        --         --        --         --
Provision for income taxes..........     5,184      6,823        990      1,902      4,627     2,149      8,974
Net income (loss) before cumulative
  effect of change in accounting
  principle.........................   (33,644)   (46,454)   (10,254)   (39,005)    28,810     7,986     24,655
Cumulative effect of change in
  accounting principle..............        --         --         --         --        974       974         --
Net income (loss)...................   (33,644)   (46,454)   (10,254)   (39,005)    29,784     8,960     24,655
Net income (loss) per share before
  Cumulative effect of change in
  accounting
  principle -- basic(1).............     (3.17)     (3.38)     (0.43)     (1.65)      1.20      0.36       0.90
Cumulative effect of change in
  accounting principle..............        --         --         --         --       0.04      0.04         --
Net income (loss) per
  share -- basic(1).................     (3.17)     (3.38)     (0.43)     (1.65)      1.24      0.40       0.90
Weighted average
  shares -- basic(1)................    10,600     13,736     24,096     23,605     24,102    22,593     27,271
Net income (loss) per share before
  cumulative effect of change in
  accounting
  principle -- diluted(1)...........     (3.17)     (3.38)     (0.43)     (1.65)      1.17      0.35       0.89
Cumulative effect of change in
  accounting principle..............        --         --         --         --       0.04      0.04         --
Net income (loss) per share --
  diluted(1)........................     (3.17)     (3.38)     (0.43)     (1.65)      1.21      0.39       0.89
Weighted average
  shares -- diluted(1)..............    10,600     13,736     24,096     23,605     24,517    23,062     27,836

                                                        AT DECEMBER 31,                          AT JUNE 30,
                                      ----------------------------------------------------   -------------------
                                        1998       1999       2000       2001       2002       2002       2003
                                      --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........  $ 14,164   $162,722   $ 57,889   $ 37,404   $ 59,625   $ 51,679   $ 55,305
Investments available for sale......        --         --     54,344      8,976         --      1,998         --
Property and equipment, net.........    52,186     62,176     82,377     98,590    166,121     98,278    174,607
Investments in and advances to
  ventures..........................    46,519     45,196     49,629     45,981        721     46,447        512
Goodwill and intangible assets,
  net...............................    71,924     53,467     70,045     57,146    127,669     53,403    125,803
Total assets........................   235,849    366,624    348,456    300,384    435,810    302,944    449,604
Total debt, including current
  portion...........................    24,459     28,029     18,997     22,220     40,495     12,582      8,688
Minority interest...................     7,993      2,816      3,337      5,967      2,187      4,761      2,359
Shareholders' equity................   168,783    288,552    283,193    220,844    307,458    233,557    340,263

---------------

(1) Per share amounts in this table were calculated based upon the assumption that the 10,600,000 common shares issued in connection with the formation of the company are outstanding for all periods prior to September 30, 1999.

     Refer to Note 3 in the Annual Report on Form 10-K to the Consolidated Financial Statements for descriptions of recent acquisitions that impact the comparability of financial information. Other business combinations not disclosed in the footnotes are as follows:

     In February 1998, the company acquired the remaining interest in Sovam Teleport ("Sovam") for cash consideration of $5.0 million. In July 1998, the company acquired the remaining interest in GTS-Vox Ltd., the holding company for TCM, for cash consideration of $37.0 million. In June 1998, the company increased its beneficial interest in Golden Telecom (Ukraine) to 56.75% for cash consideration of approximately $9.8 million. The company began consolidating Sovam in February 1998 and TCM and Golden Telecom (Ukraine) in July 1998.

     In August 1999, the company increased its beneficial ownership in TCM from 95% to 100%. Goodwill in the amount of $3.2 million was recorded by the company.

     An affiliate of ING Barings which indirectly owned 12.25% of Golden Telecom (Ukraine), contributed its indirect interest in Golden Telecom (Ukraine) to a wholly owned subsidiary of Golden Telecom, Inc., upon the consummation of our initial public offering on September 30, 1999 in exchange for 420,000 newly issued shares of common stock of the company. In accordance with the subscription agreement we issued an additional 30,000 shares of common stock in full and final settlement to the affiliate of ING Barings. Our beneficial interest in Golden Telecom (Ukraine) increased from 56.75% to 69% as the result of this transaction.

     In June 1999, we acquired the assets of Glasnet, a Moscow based Internet Services Provider ("ISP"). In July 1999, we acquired a 75% interest in SA Telcom LLP, a telecommunications and data services provider in Kazakhstan. In December 1999, we acquired the assets of Nevalink, an ISP, and of full-equity ownership of NevaTelecom. Both Nevalink and NevaTelecom provided telecom and Internet services to the St. Petersburg market. These acquisitions were purchased for approximately $2.5 million in cash.

     Refer to Note 2 in the Annual Report on Form 10-K to the Consolidated Financial Statements for a description of the change in method of accounting for goodwill in 2002.

                      OAO COMINCOM SELECTED FINANCIAL DATA

     The following selected historical consolidated financial data at December 31, 2001 and 2002, and for the two years ended December 31, 2001 and 2002 are derived from the audited consolidated financial statements of Comincom. The selected historical consolidated financial data as of December 31, 2000 and as of June 30, 2002 and 2003, and for the year ended December 31, 2000 and for the six months ended June 30, 2002 and 2003, are derived from the consolidated financial statements of Comincom and are unaudited. Selected financial data for 1998 and 1999 has been derived from consolidated financial information of Comincom and are unaudited.

     The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this document or incorporated herein by reference.

                                                                                             FOR THE SIX MONTHS
                                                FOR THE YEARS ENDED DECEMBER 31,               ENDED JUNE 30,
                                      ----------------------------------------------------   -------------------
                                        1998       1999       2000       2001       2002       2002       2003
                                      --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue.............................  $ 59,833   $ 50,384   $ 54,238   $ 62,906   $ 84,154   $ 38,079   $ 49,272
Operating expenses..................    26,418     25,288     31,749     35,692     47,840     20,910     27,971
Selling, general and
  administrative....................     7,053      6,752      8,477      9,928     11,431      5,669      4,662
Depreciation and amortization.......     4,733      5,081      8,452     12,887     11,047      5,238      6,680
Operating income....................    21,629     13,263      5,560      4,399     13,836      6,262      9,959
Other income (loss).................   (10,403)      (197)     1,423     (1,162)       607       (187)      (274)
Income tax expense..................     5,795      4,876      4,824      2,413      4,945      2,424      4,599
Minority interests..................       417        440        459        422        316        154        131
Net income..........................     5,014      7,750      1,700        402      9,182      3,497      4,955

                                         1998      1999       2000       2001       2002       2002       2003
                                        -------   -------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............  $   988   $   853   $  4,068   $  3,926   $  1,915   $  2,509   $  3,899
Property, plant and equipment, net....   35,151    41,480     48,585     66,334     83,453     74,561     83,278
Goodwill and intangible assets, net...      218       368     46,755     43,125     44,952     43,051     52,951
Total assets..........................   50,325    56,852    117,279    137,035    160,320    154,001    176,124
Total debt, including current
  portion.............................    8,703    14,165     14,310      9,706      8,362      7,629      7,080
Shareholders' equity..................   26,089    31,103     83,951    107,595    122,575    116,890    133,658

     In June 2003, Telenor acquired the remaining 25% of Comincom, which it did not previously own. The acquisition triggered a requirement to apply push-down accounting as of June 2003 for Comincom's consolidated financial statements. As a result, these financial statements reflect Telenor's basis in Comincom's assets and liabilities to the extent of Telenor's ownership percentage of Comincom's common stock during the periods presented. Telenor's ownership of the Comincom is summarized as follows:

AS OF                                                         TELENOR OWNERSHIP
-----                                                         -----------------
December 31, 2000...........................................          60%
December 31, 2001...........................................          75%
December 31, 2002...........................................          75%
June 30, 2003...............................................         100%

     Telenor's basis represents the allocation of Telenor's share of fair values to the net assets acquired when Telenor purchased 60% of Comincom in 2000 and 25% of Comincom in 2003. In 2001, Telenor acquired 15% of Comincom newly issued shares in exchange for cash and 31% of previously acquired Combellga shares. This transaction has been accounted for as a common control transaction. Based on Telenor's allocation of fair value to net assets acquired, Telenor's basis in the net assets of Comincom differs from Comincom's historical cost basis principally for fixed assets, intangible assets, goodwill, deferred revenue and costs and deferred taxes.

     Effective January 1, 2002, the Group adopted Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets." Accordingly, the Group ceased the amortization of goodwill and took the net book value of the goodwill at this date as the carry value. No amounts were transferred out of goodwill to other intangibles and no amount was posted as a cumulative effect of a change in accounting principle as a result of the adoption.

                       OPEN JOINT STOCK COMPANY COMINCOM

                   US GAAP CONSOLIDATED FINANCIAL STATEMENTS
       AS OF DECEMBER 31, 2002 AND 2001 AND THE TWELVE MONTHS THEN ENDED

CONTENTS                                                      PAGE
--------                                                      ----
Report of Independent Auditors..............................   13
Consolidated Statements of Income...........................   14
Consolidated Balance Sheets.................................   15
Consolidated Statements of Cash Flows.......................   16
Consolidated Statements of Changes in Shareholders'
  Equity....................................................   17
Notes to the Consolidated Financial Statements..............   18

                        ZAO PRICEWATERHOUSECOOPERS AUDIT
                        Kosmodamianskaya Nab. 52, Bld. 5
                              115054 Moscow Russia
                          Telephone +7 (095) 967 6000
                          Facsimile +7 (095) 967 6001

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of OJSC Comincom

     We have audited the accompanying consolidated balance sheets of OJSC Comincom and its subsidiaries (hereafter referred to as "the Group") as of December 31, 2002 and December 31, 2001 and the related statements of income, of cash flows and of changes in shareholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OJSC Comincom and its subsidiaries as of December 31, 2002 and December 31, 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in note 2 to the financial statements, the Company adopted SFAS No. 142 "Goodwill and other Intangible Assets" as of January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS

October 6, 2003
Moscow, Russia

                       OPEN JOINT STOCK COMPANY COMINCOM

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      FOR THE YEAR   FOR THE YEAR
                                                                         ENDED          ENDED
                                                                      DECEMBER 31,   DECEMBER 31,
                                                              NOTES       2002           2001
                                                              -----   ------------   ------------
                                                                         (IN THOUSANDS OF US$)
REVENUE.....................................................   10       $ 84,154       $ 62,906
Interconnect fees and channel rentals -- third party........             (22,585)       (16,231)
Interconnect fees and channel rentals -- related party......              (1,451)          (193)
Wages, salaries, other benefits and payroll taxes...........             (14,825)       (12,631)
Materials, repairs and maintenance, utilities...............              (2,639)        (1,492)
Selling, general and administrative expenses -- third
  party.....................................................             (10,879)        (9,328)
Selling, general and administrative expenses -- related
  party.....................................................                (552)          (600)
Taxes other than on income..................................              (1,963)        (1,200)
Depreciation and amortisation...............................             (11,047)       (12,887)
Cost of equipment...........................................              (2,157)          (896)
Other expenses..............................................              (2,220)        (3,049)
                                                                        --------       --------
OPERATING INCOME............................................              13,836          4,399
                                                                        --------       --------
Financing income/(loss).....................................   12            607         (1,162)
                                                                        --------       --------
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS...........              14,443          3,237
                                                                        --------       --------
INCOME TAXES
Current tax expense.........................................              (4,609)        (3,745)
Deferred tax benefit/(expense)..............................                (336)         1,332
                                                                        --------       --------
TOTAL INCOME TAX EXPENSE....................................   11         (4,945)        (2,413)
                                                                        --------       --------
INCOME BEFORE MINORITY INTERESTS............................               9,498            824
                                                                        --------       --------
Minority interests..........................................                (316)          (422)
                                                                        --------       --------
NET INCOME..................................................            $  9,182       $    402
                                                                        ========       ========

  The accompanying notes are an integral part of these consolidated financial statements

                       OPEN JOINT STOCK COMPANY COMINCOM

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,   DECEMBER 31,
                                                              NOTES       2002           2001
                                                              -----   ------------   ------------
                                                                         (IN THOUSANDS OF US$)
                                             ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................     3      $  1,915       $  3,926
Trade accounts receivable -- third parties, net of provision
  of $3,145 (December 31, 2001: $2,597).....................              15,013         10,212
Trade accounts receivable -- related parties................                 576             63
Advances paid...............................................               1,038          1,158
Taxes and other receivables.................................     4         5,771          4,358
Inventories.................................................               1,926          1,743
Prepaid expenses and other current assets...................                 792            496
Deferred costs..............................................                 270            106
Deferred income taxes.......................................    11         1,246          1,757
                                                                        --------       --------
TOTAL CURRENT ASSETS........................................              28,547         23,819
                                                                        --------       --------
Property, plant and equipment, net..........................     5        83,453         66,334
Goodwill and intangible assets, net.........................     6        44,952         43,125
Deferred costs..............................................                 686            301
Advances to suppliers of equipment..........................               2,682          3,456
                                                                        --------       --------
TOTAL ASSETS................................................            $160,320       $137,035
                                                                        ========       ========

                    LIABILITIES, SHAREHOLDERS' EQUITY AND MINORITY INTERESTS
CURRENT LIABILITIES
Short-term borrowings.......................................     9      $  4,479       $  7,003
Accounts payable, trade -- third parties....................              12,461          8,880
Accounts payable, trade -- related parties..................               1,757            155
Accrued liabilities.........................................                 939            982
Income and other taxes......................................               1,547            524
Advances received and other current liabilities.............               3,912          4,597
Dividends Payable...........................................               1,404            343
Deferred revenue............................................               1,764            755
                                                                        --------       --------
TOTAL CURRENT LIABILITIES...................................              28,263         23,239
                                                                        --------       --------
Long-term borrowings........................................     9         3,883          2,703
Deferred revenue............................................               4,379          2,103
Deferred income taxes.......................................    11         1,220          1,395
                                                                        --------       --------
TOTAL LIABILITIES...........................................              37,745         29,440
                                                                        --------       --------
MINORITY INTERESTS..........................................                  --             --
                                                                        --------       --------
COMMITMENTS AND CONTINGENCIES...............................    15            --             --
                                                                        --------       --------
SHAREHOLDERS' EQUITY
Share capital...............................................     7           202            202
Additional paid-in capital..................................              95,190         95,190
Receivables from shareholders...............................                  --         (7,000)
Retained earnings...........................................              27,183         19,203
                                                                        --------       --------
TOTAL SHAREHOLDERS' EQUITY..................................             122,575        107,595
                                                                        --------       --------
TOTAL LIABILITIES, SHAREHOLDERS' EQUITY AND MINORITY
  INTERESTS.................................................            $160,320       $137,035
                                                                        ========       ========

  The accompanying notes are an integral part of these consolidated financial statements

                       OPEN JOINT STOCK COMPANY COMINCOM

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEAR ENDED   FOR THE YEAR ENDED
                                                                 DECEMBER 31,         DECEMBER 31,
                                                      NOTES          2002                 2001
                                                      -----   ------------------   ------------------
                                                                       (IN THOUSANDS OF US$)
CASH GENERATED BY OPERATING ACTIVITIES..............    13         $ 24,070             $ 11,303
INVESTING ACTIVITIES
Capital expenditures................................                (30,672)             (29,141)
Increase in long term investments...................                     --                   64
Distribution of profits of joint venture............                   (316)                (422)
                                                                   --------             --------
NET CASH USED FOR INVESTING ACTIVITIES..............                (30,988)             (29,499)
                                                                   --------             --------
FINANCING ACTIVITIES
Payments on capital lease...........................                 (1,987)              (1,074)
Loans received......................................                  2,400                   --
Repayment of loans..................................                 (2,457)              (4,084)
Amounts received from shareholder companies.........                  7,000               23,240
                                                                   --------             --------
NET CASH USED FOR FINANCING ACTIVITIES..............                  4,956               18,082
                                                                   --------             --------
Effect of exchange rate changes on cash and cash
  equivalents.......................................                    (49)                 (28)
                                                                   --------             --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.............                 (2,011)                (142)
                                                                   --------             --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31,
  2001/2000.........................................     3            3,926                4,068
                                                                   --------             --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31,
  2002/2001.........................................     3         $  1,915             $  3,926
                                                                   ========             ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid.......................................                  1,306                2,140
Income taxes paid...................................                  4,781                4,589

  The accompanying notes are an integral part of these consolidated financial statements

                       OPEN JOINT STOCK COMPANY COMINCOM

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN SHAREHOLDERS' EQUITY

                                                     RECEIVABLES    ADDITIONAL                  TOTAL
                                            SHARE        FROM        PAID-IN     RETAINED   SHAREHOLDERS'
                                           CAPITAL   SHAREHOLDERS    CAPITAL     EARNINGS      EQUITY
                                           -------   ------------   ----------   --------   -------------
                                                               (IN THOUSANDS OF US$)
BALANCE AT DECEMBER 31, 2000.............    200       $    --       $64,950     $18,801      $ 83,951
                                             ---       -------       -------     -------      --------
Net income...............................     --            --            --         402           402
Share issue..............................      2        (7,000)       30,240          --        23,242
                                             ---       -------       -------     -------      --------
BALANCE AT DECEMBER 31, 2001.............    202        (7,000)       95,190      19,203       107,595
                                             ---       -------       -------     -------      --------
Net income...............................     --            --            --       9,182         9,182
Share issue..............................     --         7,000            --          --         7,000
Dividends................................     --            --            --      (1,202)       (1,202)
                                             ---       -------       -------     -------      --------
BALANCE AT DECEMBER 31, 2002.............    202       $    --       $95,190     $27,183      $122,575
                                             ===       =======       =======     =======      ========

  The accompanying notes are an integral part of these consolidated financial statements

                       OPEN JOINT STOCK COMPANY COMINCOM

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             (IN THOUSANDS OF US$)

NOTE 1: NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Open Joint Stock Company Comincom (hereinafter "the Company" or "Comincom") was formed in 1990 as a commercial enterprise and was incorporated in 1992 as a joint stock company under the laws of the Russian Federation. The Company is owned and controlled by the Telenor Group.

     The principal activities of the Company and its subsidiaries (collectively "the Group") are the provision of telecommunications services and the sale of telecommunications equipment to companies and individuals located in the Russian Federation. Telecommunications services mainly include international and domestic long distance calls, connection fees, Internet and data transfer. The Group owns several switches and channels and also rents channels from other telecom operators (both Russian and foreign).

     The subsidiary undertakings included in the consolidated financial statements are Open Joint Stock Company Combellga ("Combellga"), Closed Joint Stock Company Comincom-Chernozemie and the joint venture between Combellga and Comstar, another local telecommunication operator. This joint venture has been set up by the participants to provide telecommunication services in the Park Place business centre in Moscow and its day-to-day operations are managed and controlled by Combellga and, therefore, this joint venture is consolidated. This results in the recording of minority interest amounts for 50% of net income of the joint venture. Combellga is a telecommunication company incorporated in the Russian Federation. Combellga was initially formed by Comincom and other shareholders in 1991.

     In June 2003, Telenor acquired the remaining 25% of Comincom which it did not previously own. The acquisition triggered a requirement to apply push-down accounting as of June 2003 for Comincom's consolidated financial statements. As a result, these financial statements reflect Telenor's basis in Comincom's assets and liabilities to the extent of Telenor's ownership percentage of Comincom's common stock during the periods presented. Telenor's ownership of the Company is summarized as follows:

                                                                TELENOR
AS OF                                                          OWNERSHIP
-----                                                          ---------
December 31, 2000...........................................       60%
December 31, 2001...........................................       75%
December 31, 2002...........................................       75%
June 30, 2003...............................................      100%

     Telenor's basis represents the allocation of Telenor's share of fair values to the net assets acquired when Telenor purchased 60% of Comincom in 2000 and 25% of Comincom in 2003. In 2001, Telenor acquired 15% of Comincom newly issued shares in exchange for cash and 31% of previously acquired Combellga shares. This transaction has been accounted for as a common control transaction. Based on Telenor's allocation of fair value to net assets acquired, Telenor's basis in the net assets of Comincom differs from Comincom's historical cost basis principally for fixed assets, intangible assets, goodwill, deferred revenue and costs, and deferred taxes.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual outcomes could differ from those estimates. The most significant estimates made in preparing these financial statements are the allocation of purchase price to fair values of net assets for Telenor's acquisition of shares in Comincom, the useful lives for fixed assets and intangible assets, and provision for bad debt.

                       OPEN JOINT STOCK COMPANY COMINCOM

     Principles of Consolidation. The consolidated financial statements of the Group are based on the financial statements of the entities presented in Note 1 "Nature of operations and basis of presentation".

     Subsidiary undertakings, which are those entities in which the Company has an interest of more than one half of the voting rights, or otherwise has power to exercise control over the operations, are consolidated. Subsidiaries are consolidated from the date on which control is transferred and are no longer consolidated from the date that control ceases. All intercompany transactions and balances between group companies are eliminated.

     Foreign Currency and Translation Methodology. The Russian economy is hyperinflationary. The US$ is the reporting and the functional currency for the purpose of these financial statements. Accordingly, transactions not already measured in US$ have been remeasured into US$ in accordance with the relevant provisions of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation".

     Monetary assets and liabilities of Group entities operating in Russia have been translated at the rate prevailing at the balance sheet date. Non-monetary assets and liabilities have been translated at historic rates.

     Revenues, expenses and cash flows have been translated at average exchange rates. Translation gains and losses from the remeasurement of assets and liabilities that are not denominated in US Dollars are credited or charged to the consolidated statement of income.

     Exchange restrictions and controls exist relating to converting the rouble into other currencies. At present, the rouble is not convertible outside of Russia and, further, consolidated entities are required to convert 50% of their hard currency earnings into roubles. Future movements in the exchange rates between the rouble and the US Dollars will affect the carrying value of rouble denominated monetary assets and liabilities. Such movements may also affect the Company's ability to realise non-monetary assets represented in US Dollars in these consolidated financial statements. Accordingly, any translation of local currencies to US Dollars should not be construed as a representation that such amounts have been, could be, or will in the future be converted into US Dollars at the exchange rate shown or at any other exchange rate.

     The official rate of exchange, as determined by the Central Bank of the Russian Federation, between the Russian rouble and the US Dollar at December 31, 2002 was 31.78 for $1 (30.14 at December 31, 2001).

     Revenue Recognition. Revenue is primarily derived from the sale of voice and data transfer services to customers and is recognized in the period the related services are provided.

     Traffic. Traffic revenue is recorded in the period when the service is provided determined based on the current tariffs and the service utilised.

     Sales of equipment. The revenue from sales of equipment is recognised when the ownership is transferred to the customers. This equipment mainly represents switches to be installed in the customers' premises that will be used for traffic transmission. When a contract with a customer is terminated, the equipment remains with the customer.

     Connection fees. Under SAB 101 connection fees and incremental costs are deferred over the estimated average customer relationship period of five years.

     All revenue figures are recorded net of value added tax ("VAT").

     Accounts Receivable. Accounts receivable are presented at realisable value net of any provision for bad and doubtful debts.

                       OPEN JOINT STOCK COMPANY COMINCOM

     Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and balances with banks.

     Inventory Valuation. Inventories, which include spare parts and ancillary equipment, are valued at the lower of cost as determined by the weighted average method and net realisable value.

     Pensions. The Group, in the normal course of business, makes payments to the pension fund, medical insurance, employment fund and social insurance of the Russian Federation on behalf of its employees. These payments are expensed when incurred and included within personnel costs.

     Property, Plant and Equipment. Property, plant and equipment is recorded at cost. Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets, which are as follows:

Machinery and equipment.....................................    5-10
Networks....................................................   10-15
Switches and radio installations............................      10
Other.......................................................     4-5

     In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), property, plant and equipment held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any assets may not be recoverable. For the purposes of evaluating the recoverability of property, plant and equipment, the recoverability test is performed using undiscounted net cash flows for property, plant and equipment.

     Profits or losses from the sale of assets are included in operating income. Capital improvements, renewals and repairs that extend the life of an asset are capitalised, other repairs and maintenance are expensed as incurred.

     Leased Assets. Leases on equipment where the Company substantially assumes the risks and rewards of ownership are classified as capital leases in accordance with Statement of Financial Accounting Standards No 13, "Accounting for Leases" ("SFAS 13"). Capital leases are booked at the present value of the minimum lease payments. Value added taxes to be offset from the budget are recognized as part of other current assets. The corresponding lease obligations net of finance charges are classified as current and non-current capital lease obligations, depending upon the period in which the amounts are due. Rental payments are apportioned between finance charges and reduction of the outstanding liability. The finance charge is allocated to periods during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

     Leased assets are depreciated on a straight-line basis over the estimated economic useful life of the assets (or the lease term, if less) in the same manner as other fixed assets of the same class.

     Where the Company does not assume the risks and rewards of ownership, the rental expense is recognized as a period charge in the statement of operations.

     Goodwill and Intangible Assets. Goodwill represents the excess of acquisition costs over the fair value of the net assets of Comincom acquired by Telenor, and was amortized on a straight-line basis over its estimated useful life of ten years until December 31, 2001. Intangible assets consist principally of numbering capacity and the subscriber base, which are amortised over 10 and 7 years respectively. Effective January 1, 2002, the Group adopted SFAS No. 142 "Goodwill and Other Intangible Assets" and ceased amortising goodwill as of that date. The management has completed the transitional goodwill test and concluded that no provision for impairment is required.

                       OPEN JOINT STOCK COMPANY COMINCOM

     Financial Instruments. The fair value of financial instruments (cash and cash equivalents, advances, accounts receivable and accounts payable) is determined with reference to various market information and other valuation methods as considered appropriate.

     Value Added Taxes. In the consolidated balance sheets and the consolidated statements of cash flows, transactions and balances are presented inclusive of the associated VAT applicable under the legislation of the relevant jurisdiction in which the transaction occurred. These taxes are excluded from the consolidated statements of income since the payment and collection of VAT generally has no effect on the results of operations.

     Income Taxes. Deferred income tax assets and liabilities are recognised for the future tax consequences attributable to differences between the consolidated financial statements' carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in the years in which these temporary differences are expected to reverse. Valuation allowances are provided against deferred tax assets that are not expected to be realised.

     Recently Issued Accounting Standards. In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," under which a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Group believes that the adoption of the provisions of SFAS No. 146 had no material impact on its results of operations, financing position, or cash flows.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" FIN 46 addresses consolidation and disclosure by business enterprises of variable interest entities. The Group believes that the adoption of this standard will have no material impact on its consolidated financial statements.

     In April 2003, the Financial Accounting Standards Board issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Group believes that the adoption of this standard will have no material impact on its consolidated financial statements.

     In May 2003, the Financial Accounting Standards Board issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Group believes that the adoption of this standard will have no material impact on its consolidated financial statements.

     Risks and Concentrations. A description of the Group's major products and its principal markets, as well as exposure to foreign currency risks are provided in Note 1 "Nature of operations and basis of presentation" and Note 2 "Summary of significant accounting policies".

                       OPEN JOINT STOCK COMPANY COMINCOM

NOTE 3: CASH AND CASH EQUIVALENTS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Cash at bank, US$...........................................     $  121         $3,559
Cash at bank, Russian roubles...............................      1,688            297
Other cash equivalents......................................        106             70
                                                                 ------         ------
TOTAL CASH AND CASH EQUIVALENTS.............................     $1,915         $3,926
                                                                 ======         ======

NOTE 4: TAXES AND OTHER RECEIVABLES

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
VAT recoverable.............................................     $4,482         $3,251
Prepaid profit tax..........................................      1,050            634
Other non-trade receivables.................................        239            473
                                                                 ------         ------
TOTAL TAXES AND OTHER RECEIVABLES...........................     $5,771         $4,358
                                                                 ======         ======

     VAT recoverable relates to input VAT incurred with respect to goods and services purchased and available for offset against future output VAT following the settlement of accounts payable in relation to such goods and services.

NOTE 5: PROPERTY, PLANT AND EQUIPMENT, NET

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Historical cost.............................................    $104,215       $ 75,401
Less: accumulated depreciation..............................     (29,231)       (18,615)
                                                                --------       --------
Net book value..............................................      74,984         56,786
Construction in progress....................................       8,469          9,548
                                                                --------       --------
PROPERTY, PLANT AND EQUIPMENT, NET..........................    $ 83,453       $ 66,334
                                                                ========       ========

     Included in property, plant and equipment at 31 December 2002 are capitalised finance leases with a net book value of $6,838 (as of December 31, 2001: $7,218). Accumulated depreciation on those assets amounted to $2,275 and $1,413 at December 31, 2002 and December 31, 2001 respectively.

                       OPEN JOINT STOCK COMPANY COMINCOM

NOTE 6: GOODWILL AND INTANGIBLE ASSETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
COST
Goodwill....................................................    $35,034        $40,816
Customer base...............................................      3,620          3,620
Numbering capacity..........................................      9,399          6,333
                                                                -------        -------
TOTAL COST..................................................    $48,053        $50,769
                                                                -------        -------
AMORTISATION
Goodwill....................................................         --         (5,782)
Customer base...............................................     (1,250)          (733)
Numbering capacity..........................................     (1,851)        (1,129)
                                                                -------        -------
TOTAL AMORTISATION..........................................    $(3,101)       $(7,644)
                                                                -------        -------
GOODWILL AND OTHER INTANGIBLE ASSETS, NET...................    $44,952        $43,125
                                                                =======        =======

     Effective January 1, 2002 the Group ceased amortising goodwill and took the net book value of the goodwill at this date as the carrying value. The net income for the year ended December 31, 2001 before amortisation of the goodwill was $4,484. No amounts were transferred out of goodwill to other intangibles and no amount was posted as a cumulative effect of a change in accounting principle as a result of the adoption.

NOTE 7: SHARE CAPITAL

     At December 31, 2002, the total share capital authorised, issued and fully paid, consists of 129,327 ordinary shares, 511 preference shares and 22,379 convertible preference shares (at December 31, 2001: 99,459 ordinary shares and 541 preference shares, respectively). The nominal value of each class of shares is RR 1 per share. Additional paid-in capital represents the difference between the nominal value of the issued shares and the amounts contributed by the shareholders.

     All ordinary shares have equal voting rights. The rights of ordinary shareholders in the event of liquidation are governed by existing legislation. Preference shares have no voting rights except on resolutions regarding the liquidation or reorganisation.

     Preferred shareholders generally have rights of preference on payment of dividends and proceeds from liquidation.

NOTE 8: CAPITAL LEASE OBLIGATIONS

     Capital lease obligations are as follows:

                                       COST OF ASSETS   COST OF ASSETS
                                        ACQUIRED AT      ACQUIRED AT     LIABILITY AT   LIABILITY AT
                                        DECEMBER 31,     DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
LESSOR                                      2002             2001            2002           2001
------                                 --------------   --------------   ------------   ------------
International Moscow
  Bank -- Leasing....................      $7,749           $7,267          $2,225         $3,750
Financial Technologies Group.........       1,364            1,364              86            548
                                           ------           ------          ------         ------
TOTAL................................      $9,113           $8,631          $2,311         $4,298
                                           ======           ======          ======         ======

                       OPEN JOINT STOCK COMPANY COMINCOM

     Future minimum lease payments:

                                                              FOR THE YEAR   FOR THE YEAR
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
2002........................................................     $   --         $2,654
2003........................................................      1,743          1,354
2004........................................................        884            722
2005........................................................         97             79
                                                                 ------         ------
TOTAL MINIMUM LEASE OBLIGATIONS.............................      2,724          4,809
                                                                 ------         ------
Interest....................................................       (413)          (511)
Present value of net minimum obligations....................      2,311          4,298
Current portion.............................................      1,495          2,178
Long term obligations.......................................        816          2,120
                                                                 ------         ------
TOTAL FINANCE LEASE PAYABLE.................................     $2,311         $4,298
                                                                 ======         ======

NOTE 9: SHORT-TERM AND LONG-TERM BORROWINGS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
SHORT-TERM BORROWINGS
BANK LOANS
International Moscow Bank; interest of LIBOR plus
  3.4%(1)(a)................................................     $2,400         $   --
International Moscow Bank; interest of LIBOR plus
  5.5%(1)(b)................................................        584          1,178
                                                                 ------         ------
TOTAL BANK LOANS............................................      2,984          1,178
                                                                 ------         ------
MGTS promissory note........................................         --          2,978
Cable and Wireless PLC......................................         --            669
Capital lease obligations...................................      1,495          2,178
                                                                 ------         ------
TOTAL SHORT-TERM BORROWINGS.................................     $4,479         $7,003
                                                                 ======         ======
LONG-TERM BORROWINGS
BANK LOANS
International Moscow Bank; interest of LIBOR plus
  5.5%(1)(b)................................................     $   --         $  583
                                                                 ------         ------
TOTAL BANK LOANS............................................         --            583
                                                                 ------         ------
MGTS promissory note(c).....................................      3,067             --
Capital lease obligations...................................        816          2,120
                                                                 ------         ------
TOTAL LONG-TERM BORROWINGS..................................     $3,883         $2,703
                                                                 ======         ======

                       OPEN JOINT STOCK COMPANY COMINCOM

     US Dollar denominated loans;

     Details of significant loan balances are summarised below:

          (a) International Moscow Bank

             The loan is collateralised by property, plant and equipment with pledge value of $3,644 which does not significantly differ from its carrying value. The maturity of the loan is November 2003.

             Under the terms of the agreement there are a number of covenants and restrictions. The significant covenants relate to cross-default provisions, transfer of control over Combellga to another party and sale and/or purchase of assets worth over 25% of the total assets.

             The bank also has a right to write-off amounts overdue on the loan from the current account opened with this bank.

          (b) International Moscow Bank

             25% + 1 common shares of Combellga have been pledged as collateral.

          (c) MGTS promissory note.

             This is a Russian rouble denominated promissory note with a face value of RR89,764 thousand given by the Company to MGTS in 1999 maturing in April 2002. In 2002 the Company paid to MGTS $611 in cash and issued a new promissory note for the remaining balance repayable in April 2005.

NOTE 10: REVENUE

                                                              FOR THE YEAR   FOR THE YEAR
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
ANALYSED BY TYPE:
Domestic traffic............................................    $35,188        $26,451
International traffic.......................................     26,513         24,225
Leased lines................................................      2,491          2,957
Connection fees.............................................      2,955          1,344
Internet....................................................      8,792          4,897
Sale and rental of equipment................................      2,680          1,462
Other.......................................................      5,535          1,570
                                                                -------        -------
TOTAL REVENUE...............................................     84,154         62,906
                                                                -------        -------
Revenue -- third party......................................     83,501         62,665
Revenue -- related party....................................        653            241
                                                                -------        -------
TOTAL REVENUE...............................................    $84,154        $62,906
                                                                =======        =======

NOTE 11: INCOME TAXES

     The Group calculates deferred income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", applying the specific provisions for foreign companies using the US Dollar as the reporting currency.

                       OPEN JOINT STOCK COMPANY COMINCOM

     SFAS No. 109 requires deferred income taxes to be computed on non-current assets in local currency by comparing the historic book and tax basis in local currency after respective depreciation but before indexing for either accounting or tax purposes. The local currency deferred income tax balance is then remeasured into US Dollars using the period-end exchange rate.

     Deferred income tax assets and liabilities at December 31, 2002 and December 31, 2001 are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Accounts receivable.........................................    $    --        $   864
Accounts payable............................................        582            865
Losses carried forward......................................        123            221
Deferred revenue............................................      1,665            970
Other assets and liabilities................................        562          1,146
                                                                -------        -------
Deferred income tax assets..................................      2,932          4,066
                                                                -------        -------
Property, plant and equipment...............................     (2,515)        (2,819)
Accounts receivables........................................       (130)            --
Accounts payables...........................................         --            (70)
Other assets and liabilities................................       (261)          (815)
                                                                -------        -------
Deferred income tax liabilities.............................     (2,906)        (3,704)
                                                                -------        -------
NET DEFERRED INCOME TAX ASSET...............................    $    26        $   362
                                                                =======        =======

     A reconciliation between the income tax expense and taxes determined by applying the statutory tax rate to income before income taxes and minority interests is presented below:

                                                              FOR THE YEAR   FOR THE YEAR
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Income before income taxes and minority interests...........    $14,443        $ 3,237
Statutory income tax rate...................................         24%            35%
                                                                -------        -------
Theoretical income tax charge at statutory rate.............      3,466          1,133
                                                                -------        -------
(Decrease)/increase due to:
  Tax allowances............................................       (255)        (3,473)
  Non-deductible expenses...................................      1,624          4,710
  Remeasurement of non-current assets to US$................        820          1,258
  Other.....................................................       (710)        (1,485)
  Effect of decrease of tax rate from 35% to 24%............         --            270
                                                                -------        -------
INCOME TAX EXPENSE..........................................    $ 4,945        $ 2,413
                                                                =======        =======

     Effective January 1, 2002, the standard rate of income tax payable by companies in the Russian Federation decreased from 35% to 24%. As this tax rate was enacted before December 31, 2001, the effect of the change on deferred tax liabilities at December 31, 2001 of $270 has been recognised in these consolidated financial statements.

                       OPEN JOINT STOCK COMPANY COMINCOM

NOTE 12: FINANCING INCOME/(LOSS)

                                                              FOR THE YEAR   FOR THE YEAR
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Exchange difference.........................................    $  (215)       $ 1,035
Interest income.............................................          6              2
Income from investing activities............................         81            106
Interest expense............................................     (1,370)        (2,399)
Forgiveness of penalties....................................      2,002             --
Other, net..................................................        103             94
                                                                -------        -------
TOTAL FINANCING INCOME/(LOSS)...............................    $   607        $(1,162)
                                                                =======        =======

     In accordance with the decree of the Ministry of Finance of the Russian Federation signed on December 31, 2002 the liability of the Group for penalties on a loan from the Ministry of Finance was forgiven and $2,002 was included as financing income in 2002 related to the forgiveness of penalties. The principal of the loan and the interest have been settled during the year ended December 31, 2000.

NOTE 13: CASH GENERATED BY OPERATING ACTIVITIES

                                                              FOR THE YEAR   FOR THE YEAR
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
NET INCOME..................................................    $ 9,182        $   402
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH GENERATED FROM
  OPERATIONS:
Depreciation and amortisation...............................     11,047         12,887
Loss on disposal of property, plant and equipment...........        728            614
Change in deferred income taxes.............................        336         (1,332)
Foreign exchange gains......................................        215         (1,034)
Bad debt expenses...........................................        704            672
Minority interests..........................................        316            422
Gain on forgiveness of penalties on overdue loan............     (2,002)            --
Changes in operating working capital:
  (Increase)/decrease in receivables........................     (6,018)         1,391
  (Increase)/decrease in advances to suppliers..............        122            438
  Increase in inventories...................................       (183)        (1,074)
  (Increase)/decrease in prepaid expenses and other current
     assets.................................................     (1,709)        (2,821)
  Reduction/(increase) in trade accounts payable and accrued
     liabilities............................................      6,662         (3,809)
  Reduction in advances received and other current
     liabilities............................................        911          3,236
  Increase/(reduction) in income and other taxes............      1,023           (569)
  Increase/(reduction) in deferred revenue and costs........      2,736          1,880
                                                                -------        -------
CASH GENERATED BY OPERATING ACTIVITIES......................    $24,070        $11,303
                                                                =======        =======

                       OPEN JOINT STOCK COMPANY COMINCOM

NOTE 14: RELATED PARTY TRANSACTIONS

     Related party transactions are disclosed on the face of each primary consolidated financial statement. Such transactions primarily comprise provision of telecommunication services and payments for provision of personnel to Telenor, the principal shareholder of the Group.

NOTE 15: COMMITMENTS AND CONTINGENCIES

     Capital Commitments. The Group is engaged in the construction of a telecommunication network and equipment purchase programs with estimated future spending of $1,165 (December 31, 2001: $5,077). These programs are subject to periodic reviews and actual construction costs may vary from these estimates for many reasons including, but not limited to, general business conditions, environmental regulations, exchange rate fluctuations, the cost and efficiency, of construction labor, equipment and materials, and the availability and cost of capital. At December 31, 2002 no significant purchase commitments or contracts were outstanding in connection with such construction programs.

     Operating Environment. While there have been improvements in the economic situation in the Russian Federation in recent years, the country continues to display some characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible in most countries outside of the Russian Federation, restrictive currency controls, and relatively high inflation.

     The prospects for future economic stability are largely dependent upon the effectiveness of economic measures undertaken by the governments, together with legal, regulatory, and political developments.

     Taxation. Russian tax, currency and customs legislation is subject to varying interpretations and changes, occurring frequently. Furthermore, the interpretation of such legislation by the authorities as applied to the transactions and activity of the Group may not coincide with that of management. As a result, such authorities may challenge certain transactions. The periods remain open to review by the tax and customs authorities with respect to tax payments for three years.

     Regulatory and Tariff Policy. The telecommunications industry is continuing to undergo significant restructuring and reform and the future direction and effects of such reforms are unknown at this time. Potential reforms in tariff setting policies and the restructuring of the sector could have significant effects on the operations of the Group. On June 18, 2003, the government of the Russian Federation issued a new Law on Telecommunications. The management of the Group is currently assessing the impact of this law on the operations of the Group.

NOTE 16: SUBSEQUENT EVENTS

     In June 2003, Telenor completed the acquisition of the remaining 25% shares of the Company. One of the conditions of this transaction was that the shareholders waived the 2002 dividends.

     In August 2003, Telenor (the Company's sole shareholder) entered into a share exchange agreement with Golden Telecom, Inc. (GTI) by which GTI will acquire 100% of Telenor's ownership interest in Comincom. Upon closure, Telenor will be issued GTI common stock such that Telenor will hold 19.5% of the outstanding common shares on the date of closing. GTI is a United States Securities and Exchange Commission registrant and such a transaction requires the approval of GTI's shareholders. Accordingly, GTI must file a proxy statement to obtain shareholder approval. To date, GTI shareholder approval has not been received and accordingly the transaction has not yet closed.

                       OPEN JOINT STOCK COMPANY COMINCOM

                   US GAAP CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2002 AND JUNE 30, 2003 AND FOR THE SIX MONTHS ENDED JUNE 30,
                                 2002 AND 2003

CONTENTS                                                      PAGE
--------                                                      ----
Consolidated Statements of Income...........................   30
Consolidated Balance Sheets.................................   31
Consolidated Statements of Cash Flows.......................   32
Notes to the Consolidated Financial Statements..............   33

                       OPEN JOINT STOCK COMPANY COMINCOM

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          FOR SIX MONTHS ENDED   FOR SIX MONTHS ENDED
                                                  NOTES      JUNE 30, 2003          JUNE 30, 2002
                                                  -----   --------------------   --------------------
                                                              (UNAUDITED)            (UNAUDITED)
                                                                     (IN THOUSANDS OF US$)
REVENUE.........................................    6           $ 49,272               $38,079
Interconnect fees and channel rentals -- third
  party.........................................                 (13,820)               (9,539)
Interconnect fees and rentals -- related
  party.........................................                    (491)                 (480)
Wages, salaries, other benefits and payroll
  taxes.........................................                  (8,693)               (7,461)
Materials, repairs and maintenance, utilities...                  (2,041)               (1,591)
Selling, general and administrative
  expenses -- third party.......................                  (4,445)               (5,351)
Selling, general and administrative
  expenses -- related party.....................                    (207)                 (318)
Taxes other than on income......................                  (1,060)                 (906)
Depreciation and amortization...................                  (6,680)               (5,238)
Cost of equipment...............................                    (968)                 (831)
Other expenses..................................                    (908)                 (102)
                                                                --------               -------
OPERATING INCOME................................                   9,959                 6,262
                                                                --------               -------
Financing income/(loss).........................    7               (274)                 (187)
                                                                --------               -------
INCOME BEFORE INCOME TAXES AND MINORITY
  INTERESTS.....................................                   9,685                 6,075
                                                                --------               -------
INCOME TAXES
Current tax expense.............................                  (3,064)               (2,581)
Deferred tax (expense)/credit...................                  (1,535)                  157
                                                                --------               -------
TOTAL INCOME TAX EXPENSE........................    8             (4,599)               (2,424)
                                                                --------               -------
INCOME BEFORE MINORITY INTERESTS................                   5,086                 3,651
                                                                --------               -------
Minority interests..............................                    (131)                 (154)
                                                                --------               -------
NET INCOME......................................                $  4,955               $ 3,497
                                                                ========               =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       OPEN JOINT STOCK COMPANY COMINCOM

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,     DECEMBER 31,
                                                              NOTES      2003           2002
                                                              -----   -----------   ------------
                                                                      (UNAUDITED)
                                                                        (IN THOUSANDS OF US$)
                                             ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................           $  3,899       $  1,915
Trade accounts receivable -- third parties, net of
  provisions of $2,258 (December 31, 2002 $3,145)...........             19,741         15,013
Trade accounts receivable -- related parties................                472            576
Advances paid...............................................              3,035          1,038
Taxes and other receivables.................................              4,463          5,771
Inventories.................................................              2,738          1,926
Prepaid expenses and other current assets...................              1,484            792
Deferred costs..............................................                256            270
Deferred income taxes.......................................     8           --          1,246
                                                                       --------       --------
TOTAL CURRENT ASSETS........................................             36,088         28,547
                                                                       --------       --------
Property, plant and equipment, net..........................     3       83,278         83,453
Goodwill and intangible assets, net.........................     4       52,951         44,952
Deferred costs..............................................                599            686
Advances to suppliers of equipment..........................              3,208          2,682
                                                                       --------       --------
TOTAL ASSETS................................................           $176,124       $160,320
                                                                       ========       ========

                    LIABILITIES, SHAREHOLDERS' EQUITY AND MINORITY INTERESTS
CURRENT LIABILITIES
Short-term borrowings.......................................     5     $  3,590       $  4,479
Accounts payable, trade -- third parties....................             16,091         12,461
Accounts payable, trade -- related parties..................                720          1,757
Accrued liabilities.........................................              1,104            939
Income and other taxes......................................              3,965          1,547
Advances received and other current liabilities.............              4,936          3,912
Dividends payable...........................................                112          1,404
Deferred revenue............................................              1,752          1,764
Deferred income taxes.......................................     8          432             --
                                                                       --------       --------
TOTAL CURRENT LIABILITIES...................................             32,702         28,263
                                                                       --------       --------
Long-term borrowings........................................     5        3,490          3,883
Deferred revenue............................................              4,124          4,379
Deferred income taxes.......................................     8        2,150          1,220
                                                                       --------       --------
TOTAL LIABILITIES...........................................             42,466         37,745
                                                                       --------       --------
MINORITY INTERESTS..........................................                 --             --
                                                                       --------       --------
COMMITMENTS AND CONTINGENCIES...............................     9           --             --
                                                                       --------       --------
SHAREHOLDERS' EQUITY
Share capital...............................................                202            202
Additional paid-in capital..................................            100,857         95,190
Retained earnings...........................................             32,599         27,183
                                                                       --------       --------
TOTAL SHAREHOLDERS' EQUITY..................................            133,658        122,575
                                                                       --------       --------
TOTAL LIABILITIES, SHAREHOLDERS' EQUITY AND MINORITY
  INTERESTS.................................................           $176,124       $160,320
                                                                       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       OPEN JOINT STOCK COMPANY COMINCOM

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR SIX        FOR SIX
                                                             MONTHS ENDED   MONTHS ENDED
                                                               JUNE 30,       JUNE 30,
                                                     NOTES       2003           2002
                                                     -----   ------------   ------------
                                                             (UNAUDITED)    (UNAUDITED)
                                                                (IN THOUSANDS OF US$)
CASH GENERATED BY OPERATING ACTIVITIES.............            $13,366        $  8,568
INVESTING ACTIVITIES
Capital expenditures...............................             (9,571)        (14,693)
                                                               -------        --------
NET CASH USED FOR INVESTING ACTIVITIES.............             (9,571)        (14,693)
                                                               -------        --------
FINANCING ACTIVITIES
Payments on capital lease..........................               (843)           (758)
Repayment of loans.................................               (584)         (1,534)
Dividend paid......................................               (384)             --
Amounts received from shareholder companies........                 --           7,000
                                                               -------        --------
NET CASH PROVIDED BY (USED FOR) FINANCING
  ACTIVITIES.......................................             (1,811)          4,708
                                                               -------        --------
NET CHANGE IN CASH AND CASH EQUIVALENTS............              1,984          (1,417)
                                                               -------        --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...              1,915           3,926
                                                               -------        --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........            $ 3,899        $  2,509
                                                               =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       OPEN JOINT STOCK COMPANY COMINCOM

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             (IN THOUSANDS OF US$)

NOTE 1: NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Open Joint Stock Company Comincom (hereinafter "the Company" or "Comincom") was formed in 1990 as a commercial enterprise and was incorporated in 1992 as a joint stock company under the laws of the Russian Federation. The Company is owned and controlled by the Telenor Group.

     The principal activities of the Company and its subsidiaries (collectively "the Group") are the provision of telecommunications services and the sale of telecommunications equipment to companies and individuals located in the Russian Federation. Telecommunications services mainly include international and domestic long distance calls, connection fees, Internet and data transfer. The Group owns several switches and channels and also rents channels from other telecom operators (both Russian and foreign).

     The subsidiary undertakings included in the consolidated financial statements are Open Joint Stock Company Combellga ("Combellga"), Closed Joint Stock Company Comincom-Chernozemie and the joint venture between Combellga and Comstar, another local telecommunication operator. This joint venture has been set up by the participants to provide telecommunication services in Park Place business center and its day-to-day operations are managed and controlled by Combellga and, therefore, this joint venture is consolidated. This results in the recording of minority interest amounts for 50% of net income of the joint venture. Combellga is a telecommunication company incorporated in the Russian Federation. Combellga was initially formed by Comincom and other shareholders in 1991.

     Combellga is a telecommunication company incorporated in the Russian Federation. Combellga was initially formed by Comincom and other shareholders in 1991.

     In June 2003, Telenor acquired the remaining 25% of Comincom which it did not previously own. The acquisition triggered a requirement to apply push-down accounting as of June 2003 for Comincom's consolidated financial statements. As a result, these financial statements reflect Telenor's basis in Comincom's assets and liabilities to the extent of Telenor's ownership percentage of Comincom's common stock during the periods presented. Telenor's ownership of the Company is summarized as follows:

                                                               TELENOR
AS OF                                                         OWNERSHIP
-----                                                         ---------
December 31, 2000...........................................      60%
December 31, 2001...........................................      75%
December 31, 2002...........................................      75%
June 30, 2003...............................................     100%

     Telenor's basis represents the allocation of Telenor's share of fair values to the net assets acquired when Telenor purchased 60% of Comincom in 2000 and 25% of Comincom in 2003. In 2001, Telenor acquired 15% of Comincom newly issued shares in exchange for cash and 31% of previously acquired Combellga shares. This transaction has been accounted for as a common control transaction. Based on Telenor's allocation of fair value to net assets acquired, Telenor's basis in the net assets of Comincom differs from Comincom's historical cost basis principally for fixed assets, intangible assets, goodwill, deferred revenue and costs and deferred taxes.

     The financial statements included herein are unaudited and have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP") for interim financial reporting. Certain information and footnote disclosures normally included in complete financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such US GAAP requirements. In the opinion of management, the financial statements reflect all adjustments of a normal and recurring nature necessary to present fairly the Company's financial position, results of operations and cash flows for the interim periods. These financial statements should be read in conjunction

                       OPEN JOINT STOCK COMPANY COMINCOM
with the Company's 2002 audited consolidated financial statements and the notes related thereto. The results of operations for the six months ended June 30, 2003 and 2002 may not be indicative of the operating results for the full year.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual outcomes could differ from those estimates. The most significant estimates made in preparing these financial statements are the allocation of purchase price to fair values of net assets for Telenor's acquisition of shares in Comincom, the useful lives for fixed assets and intangible assets, and provision for bad debt.

     Principles of Consolidation. The consolidated financial statements of the Group are based on the financial statements of the entities presented in Note 1 "Nature of operations and basis of presentation".

     Subsidiary undertakings, which are those entities in which the company has an interest of more than one half of the voting rights, or otherwise has power to exercise control over the operations, are consolidated. Subsidiaries are consolidated from the date on which control is transferred and are no longer consolidated from the date that control ceases. All intercompany transactions and balances between group companies are eliminated.

     Foreign Currency and Translation Methodology. Revenues, expenses and cash flows have been translated at the average exchange rates. Translation gains and losses from the remeasurement of assets and liabilities that are not denominated in US$ are credited or charged to the consolidated statement of income. Monetary assets and liabilities of Group entities operating in Russia have been translated at the rate prevailing at the balance sheet date. Non-monetary assets and liabilities have been translated at historic rates.

     Exchange restrictions and controls exist relating to converting the rouble into other currencies. At present, the rouble is not convertible outside of Russia and, further, consolidated entities are required to convert 50% of their hard currency earnings into roubles. Future movements in the exchange rates between the rouble and the US$ will affect the carrying value of rouble denominated monetary assets and liabilities. Such movements may also affect the Company's ability to realise non-monetary assets represented in US$ in these consolidated financial statements. Accordingly, any translation of local currencies to US$ should not be construed as a representation that such amounts have been, could be, or will in the future be converted into US$ at the exchange rate shown or at any other exchange rate.

     The official rate of exchange, as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar at June 30, 2003 and December 31, 2002 was 30.35 and 31.78 respectively for $1.

     Revenue Recognition. Revenue is primarily derived from the sale of voice and data transfer services to customers and is recognized in the period the related services are provided.

     Traffic. Traffic revenue is recorded in the period when the service is provided determined based on the current tariffs and the service utilised.

     Sales of equipment. The revenue from sales of equipment is recognised when the ownership is transferred to the customers. This equipment mainly represents switches to be installed in the customers' premises that will be used for traffic transmission. When a contract with a customer is terminated, the equipment remains with the customer.

                       OPEN JOINT STOCK COMPANY COMINCOM

     Connection fees. Under SAB 101 connection fees and direct incremental costs are deferred over the estimated average customer relationship life of 5 years.

     All revenue figures are recorded net of Value Added Tax ("VAT").

     Accounts Receivable. Accounts receivable are presented at net realisable value net of any provision for bad and doubtful debts.

     Shareholder's Dividends. In 2003, Comincom shareholders waived dividends declared but not paid for 2002 and 2003. The amount of dividends relating to 2002, net of tax paid by the Company on 2003 dividends, in the amount of $461 are recorded as an increase in equity for 1st half of 2003.

     Recently Issued Accounting Standards. In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," under which a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of the provisions of SFAS No. 146 had no material impact on our results of operations, financial position or cash flow.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" FIN 46 addresses consolidation and disclosure by business enterprises of variable interest entities. The adoption of the provisions of FIN No. 46 had no impact on our results of operations, financial position or cash flow.

     In April 2003, the Financial Accounting Standards Board issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Our initial adoption of this statement on July 1, 2003 will not have a material impact on its results of operations, financial position, or cash flows.

     In May 2003, the Financial Accounting Standards Board issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Our initial adoption of this statement on July 1, 2003 will not have impact on our results of operations, financial position, or cash flows.

     Risks and Concentrations. A description of the Group's major products and its principal markets, as well as exposure to foreign currency risks are provided in Note 1 "Nature of operations and basis of presentation" and Note 2 "Summary of significant accounting policies."

                       OPEN JOINT STOCK COMPANY COMINCOM

NOTE 3: PROPERTY, PLANT AND EQUIPMENT, NET

                                                               JUNE 30,     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
Cost........................................................   $103,476       $104,215
Less: accumulated depreciation..............................    (26,443)       (29,231)
                                                               --------       --------
Net book value..............................................     77,033         74,984
Construction in progress....................................      6,245          8,469
                                                               --------       --------
PROPERTY, PLANT AND EQUIPMENT, NET..........................   $ 83,278       $ 83,453
                                                               ========       ========

NOTE 4: GOODWILL AND INTANGIBLE ASSETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
COST
Goodwill....................................................    $36,499       $35,034
Customer base...............................................      8,200         3,620
Numbering capacity..........................................     10,065         9,399
Licenses and interconnect arrangements......................      1,090            --
                                                                -------       -------
TOTAL COST..................................................     55,854        48,053
                                                                -------       -------
AMORTISATION
Customer base...............................................     (1,260)       (1,250)
Numbering capacity..........................................     (1,643)       (1,851)
                                                                -------       -------
TOTAL AMORTISATION..........................................     (2,903)       (3,101)
                                                                -------       -------
GOODWILL AND OTHER INTANGIBLE ASSETS, NET...................    $52,951       $44,952
                                                                =======       =======

     Effective January 1, 2002, the Group adopted SFAS No. 142 "Goodwill and Other Intangible Assets." Accordingly, the Group ceased the amortization of goodwill and took the net book value of the goodwill at this date as the carry value. No amounts were transferred out of goodwill to other intangibles and no amount was posted as a cumulative effect of a change in accounting principle as a result of the adoption.

                       OPEN JOINT STOCK COMPANY COMINCOM

NOTE 5: SHORT-TERM AND LONG-TERM BORROWINGS, INCLUDING CAPITAL LEASES

                                                               JUNE 30,     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
SHORT-TERM BORROWINGS
BANK LOANS
International Moscow Bank; interest of LIBOR plus 3.4%......    $2,400         $2,400
International Moscow Bank; interest of LIBOR plus 5.5%......        --            584
                                                                ------         ------
TOTAL BANK LOANS............................................     2,400          2,984
                                                                ------         ------
Capital lease obligations...................................     1,190          1,495
                                                                ------         ------
TOTAL SHORT-TERM BORROWINGS, INCLUDING CAPITAL LEASES.......    $3,590         $4,479
                                                                ======         ======
LONG-TERM BORROWINGS
MGTS promissory note, interest of 11.0%.....................     3,212          3,067
Capital lease obligations...................................       278            816
                                                                ------         ------
TOTAL LONG-TERM BORROWINGS, INCLUDING CAPITAL LEASES........    $3,490         $3,883
                                                                ======         ======

NOTE 6: REVENUE

                                                                FOR THE       FOR THE
                                                              SIX MONTHS    SIX MONTHS
                                                                 ENDED         ENDED
                                                               JUNE 30,      JUNE 30,
                                                                 2003          2002
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
ANALYSED BY TYPE:
Domestic traffic............................................    $18,653       $14,889
International traffic.......................................     17,174        13,773
Leased lines................................................      1,339         1,334
Connection fees.............................................      1,456           677
Internet....................................................      6,780         4,070
Sale and rental of equipment................................      1,314         1,570
Other.......................................................      2,556         1,766
                                                                -------       -------
TOTAL REVENUE...............................................     49,272        38,079
                                                                -------       -------
Revenue -- third party......................................     49,016        37,810
Revenue -- related party....................................        256           269
                                                                -------       -------
TOTAL REVENUE...............................................    $49,272       $38,079
                                                                =======       =======

                       OPEN JOINT STOCK COMPANY COMINCOM

NOTE 7: FINANCING INCOME

                                                                FOR THE       FOR THE
                                                              SIX MONTHS    SIX MONTHS
                                                                 ENDED         ENDED
                                                               JUNE 30,      JUNE 30,
                                                                 2003          2002
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Interest expense............................................     $(460)        $(620)
Foreign exchange gain.......................................       205            57
Other financing income (cost), net..........................       (19)          376
                                                                 -----         -----
FINANCING INCOME............................................     $(274)        $(187)
                                                                 =====         =====

NOTE 8: INCOME TAXES

     The Group calculates deferred income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", applying the specific provisions for foreign companies using the US Dollar as the reporting currency.

     SFAS No. 109 requires deferred income taxes to be computed on non-current assets in local currency by comparing the historic book and tax basis in local currency after respective depreciation but before indexing for either accounting or tax purposes. The local currency deferred income tax balance is then remeasured into US Dollars using the period-end exchange rate.

     Deferred income tax assets and liabilities at June 30, 2003 and December 31, 2002 are as follows:

                                                               JUNE 30,     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
Accounts payable............................................    $   616       $   582
Losses carried forward......................................         --           123
Deferred revenue............................................      1,952         1,665
Other assets and liabilities................................        358           562
                                                                -------       -------
Deferred income tax assets..................................      2,926         2,932
                                                                -------       -------
Property, plant and equipment...............................     (3,435)       (2,515)
Accounts receivables........................................       (460)         (130)
Other assets and liabilities................................     (1,613)         (261)
                                                                -------       -------
Deferred income tax liabilities.............................     (5,508)       (2,906)
                                                                -------       -------
NET DEFERRED INCOME TAX (LIABILITY)/ASSET...................    $(2,582)      $    26
                                                                =======       =======

                       OPEN JOINT STOCK COMPANY COMINCOM

     A reconciliation between the income tax expense and taxes determined by applying the statutory tax rate to income before income taxes and minority interests is presented below:

                                                              FOR SIX        FOR SIX
                                                            MONTHS ENDED   MONTHS ENDED
                                                              JUNE 30,       JUNE 30,
                                                                2003           2002
                                                            ------------   ------------
Income before income taxes and minority interests.........     $9,685         $6,075
Statutory income tax rate.................................         24%            24%
                                                               ------         ------
Theoretical income tax charge at statutory rate...........      2,324          1,458
                                                               ------         ------
(Decrease)/increase due to:
  Tax allowances..........................................         --            188
  Non-deductible expenses.................................      2,259            885
  Remeasurement of non-current assets to US$..............         16           (377)
  Effect of change in effective tax rate..................         --            270
                                                               ------         ------
INCOME TAX EXPENSE........................................     $4,599         $2,424
                                                               ======         ======

     Effective January 1, 2002, the standard rate of income tax payable by companies in the Russian Federation decreased from 35% to 24%. At this tax rate was enacted before December 31, 2001, the effect of the change on deferred tax liabilities at December 31, 2001 of $270 has been recognised in these consolidated financial statements.

NOTE 9: COMMITMENTS AND CONTINGENCIES

     Capital Commitments. The Group is engaged in the construction of telecommunication network and equipment purchase programs currently estimated to amount to $1,400 (June 30, 2002: $1,100). These programs are subject to periodic reviews and actual construction costs may vary from these estimates for many reasons including, but not limited to, general business conditions, environmental regulations, exchange rate fluctuations, the cost and efficiency of construction labor, equipment and materials, and the availability and cost of capital. At June 30, 2003 no significant purchase commitments or contracts were outstanding in connection with such construction programs.

     Operating Environment. While there have been improvements in the economic situation in the Russian Federation in recent years, the country continues to display some characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible in most countries outside of the Russian Federation, restrictive currency controls, and relatively high inflation.

     The prospects for future economic stability are largely dependent upon the effectiveness of economic measures undertaken by the governments, together with legal, regulatory, and political developments.

     Taxation. Russian tax, currency and customs legislation is subject to varying interpretations and changes, occurring frequently. Furthermore, the interpretation of such legislation by the authorities as applied to the transactions and activity of the Group may not coincide with that of management. As a result, such authorities may challenge certain transactions. The periods remain open to review by the tax and customs authorities with respect to tax payments for three years.

     Regulatory and Tariff Policy. The telecommunications industry is continuing to undergo significant restructuring and reform and the future direction and effects of such reforms are unknown at this time. Potential reforms in tariff setting policies and the restructuring of the sector could have significant effects on the operations of the Group. On June 18, 2003 the government of the Russian Federation issued a new

                       OPEN JOINT STOCK COMPANY COMINCOM

Law on Telecommunications. The management of the Group is currently assessing the impact of this law on the operations of the Group.

NOTE 10: SUBSEQUENT EVENTS

     In August 2003, Telenor (the Company's sole shareholder) entered into a share exchange agreement with Golden Telecom, Inc. (GTI) by which GTI will acquire 100% of Telenor's ownership interest in Comincom. Upon closure, Telenor will be issued GTI common stock such that Telenor will hold 19.5% of the outstanding common shares on the date of closing. GTI is a United States Securities and Exchange Commission registrant and such a transaction requires the approval of GTI's shareholders. Accordingly, GTI must file a proxy statement to obtain shareholder approval. To date, GTI shareholder approval has not been received and accordingly the transaction has not yet closed.

                   OAO COMINCOM'S MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis relate to the financial condition and results of operations of Comincom for the years ended December 31, 2002 and 2001 and for the six months ended June 30, 2003 and 2002. This discussion should be read in conjunction with the Selected Historical Consolidated Financial Data and Comincom's Consolidated Financial Statements and the notes related thereto included elsewhere in this document.

BUSINESS OVERVIEW

     Comincom was established in 1991 and is one of the leading facilities-based providers of integrated telecommunications and Internet services to businesses and other high-usage customers and telecommunications operators in Moscow. It also provides services in St. Petersburg, Voronezh, Samara and several other major population centers throughout Russia. In addition to Combellga, Comincom has stakes in, among other companies, four regional alternative wireline operators: World Trade Telecom, Zenit Telecom, Nakhodka Telecom and Sakhalin Telecom. Based on its management estimates, Comincom believes that it has approximately a 12% share of the Russian alternative telecommunications market, based on 2002 revenues. Comincom currently offers a major part of its integrated telecommunication services under the Combellga and Comincom brands. Comincom's services primarily consist of:

     - Primary Telecommunications Services. Using its own infrastructure consisting of a fiber optic backbone, fixed copper and fiber as well as wireless access network, modern switching network, Internet platform ("IP") and datacom facilities, Comincom provides a range of services including local exchange and access services, international and domestic long-distance telephone services to both end-users and other carriers through more than 20 access points in Russia, international interconnect services, internet access, leased lines, and radio solutions for long distance vehicles; and

     - Value Added Services. In addition to primary telecommunications services, Comincom also offers broadband access solutions over fiber, copper (using Asynchronous Digital Subscriber Line "ADSL" technology) and wireless connections, WEB-hosting and co-location services, individual and corporate e-mail solutions, IP-Virtual Private Networking ("VPN") services, and Intelligent Network ("IN") services, including intelligent routing, voice VPN's and prepayment card solutions.

     Most of Comincom's revenue is derived from two sources: (1) business customers that require access to highly reliable and advanced telecommunications facilities to sustain their operations and (2) other carriers. Comincom's business customers include multi-national companies and both large and medium-sized local enterprises in a broad range of industries, trade and service sectors, hotels, foreign embassies and government agencies. Customers are invoiced on a monthly basis and tariffs are mostly denominated in United States dollars.

     Comincom has traditionally competed for customers on the basis of network quality, customer service and range of services offered. In the past several years, other telecommunications operators have also introduced high-quality services in those segments of the business market in which Comincom operates. Competition with these other operators is intense and frequently results in declining prices for some of Comincom's services, which adversely affects Comincom's revenues.

     Since early 2000, there has been a recovery in the Russian market, but downward pressure on pricing has persisted. The downward pricing pressures are the result of increased competition in Russia and the global trend toward lower telecommunications tariffs. In 2001, 2002 and the first half of 2003, increases in Comincom's traffic volume have exceeded the reduction in tariffs on certain types of voice traffic. This is a contributing factor to increases in Comincom's revenue during these periods. Comincom expects that this trend of year-over-year increases in connections and traffic volumes will continue as long as the Russian economy continues to develop at its current pace.

     Although Comincom expects competition to continue to force the general level of tariffs downward, Comincom also expects to be able to partially mitigate the effects of this pressure by seeking to further reduce Comincom's rates for settlement, interconnection and other costs related to service provision. Comincom will also seek to increase its operating costs at a slower rate than its growth in revenue.

     Comincom has expanded and will continue to expand Comincom's fiber optic capacity along its heavy traffic and high cost routes to mitigate declines in traffic margins, reduce its unit transmission costs and ensure sufficient capacity to meet the growing demand for voice, data and Internet services. As part of this strategy, Comincom established two STM-1 fiber optic channels on its Moscow to Stockholm route in 2002 in order to significantly reduce its unit cost per E-1 fiber optic link on this route.

BASIS OF PRESENTATION AND CRITICAL ACCOUNTING POLICIES

     In June 2003, Telenor acquired the remaining 25% of Comincom which it did not previously own. The acquisition triggered a requirement to apply push-down accounting as of June 2003 for Comincom's consolidated financial statements. As a result, these financial statements reflect Telenor's basis in Comincom's assets and liabilities to the extent of Telenor's ownership percentage of Comincom's common stock during the periods presented. Telenor's historic ownership of the Company is summarized as follows:

AS OF                                                         TELENOR OWNERSHIP
-----                                                         -----------------
December 31, 2000...........................................          60%
December 31, 2001...........................................          75%
December 31, 2002...........................................          75%
June 30, 2003...............................................         100%

     Telenor's basis represents the allocation of fair values to the net assets acquired when Telenor purchased 60% of Comincom in 2000 and 25% of Comincom in 2003. In 2001, Telenor acquired 15% of Comincom newly issued shares in exchange for cash and 31% of previously acquired Combellga shares. This transaction has been accounted for as a common control transaction. Based on Telenor's allocation of fair value to net assets acquired, Telenor's basis in the net assets of Comincom differs from Comincom's historical cost basis principally for fixed assets, intangible assets, goodwill, deferred revenue and costs and deferred taxes.

     The fundamental objective of financial reporting is to provide useful information that allows a reader to understand Comincom's business activities. To assist their understanding, management has identified Comincom's "critical accounting policies". These policies could have a significant impact on Comincom's financial statements, either because of the significance of the financial statement item to which they relate, or because they require judgment and estimation due to the uncertainty involved in measuring events, which are continuous in nature.

     Revenue recognition policies: Comincom recognizes operating revenues as services are rendered or as products are delivered to customers. Certain revenues, such as connection fees, are deferred in accordance with Staff Accounting Bulletin ("SAB") No. 101. In connection with recording revenue, estimates and assumptions are required in determining the expected conversion of the revenue streams to cash collected. In accordance with SAB No. 101, Comincom also defers direct incremental costs related to connection fees to the extent they do not exceed the revenues also deferred. Based on an analysis of customer lives performed by Comincom management on May 15, 2003, Comincom has determined that the estimated average customer life is 5 years. Deferred revenues are subsequently recognized over the estimated average customer lives, which Comincom periodically reassesses. Such reassessments may impact Comincom's future operating results.

     Allowance for doubtful accounts policies: The allowance estimation process requires Comincom's management to make assumptions based on historical results, future expectations, the economic and competitive environment, changes in the creditworthiness of Comincom's customers and other relevant factors. Changes in the underlying assumptions may have a significant impact on the results of Comincom's operations, although Comincom's management believes that the possibility of an adverse outcome is small.

     Long-lived asset recovery policies: This policy is in relation to long-lived assets, consisting primarily of property and equipment and intangibles, which comprise a significant portion of Comincom's total assets. Changes in technology or changes in Comincom's intended use of these assets may cause the estimated period of use or the value of these assets to change. Comincom performs periodic internal studies to confirm the appropriateness of estimated economic useful lives for each category of current property and equipment. Additionally, long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances have indicated that their carrying amounts may not be recoverable. Estimates and assumptions used in both setting useful lives and testing for recoverability of Comincom's long-lived assets requires its management to exercise judgment and make significant estimates based on certain assumptions concerning the expected life of an asset and expected future cash flows generated from its use.

     Valuation allowance for deferred tax asset: Comincom records valuation allowances related to tax effects of deductible temporary differences and loss carry forwards when, in the opinion of its management, it is more likely than not that the respective tax assets will not be realized. Changes in its assessment of probability of realization of deferred tax assets may impact its effective income tax rate.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with SFAS No.
142. Other intangible assets continue to be amortized over their useful lives. Impairment losses that arise due to the initial application of this standard are reported as a cumulative effect of a change in accounting principle. Comincom adopted SFAS No. 141, "Business Combinations" which was effective for business combinations consummated after June 30, 2001. Comincom adopted SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002 and discontinued amortization of goodwill as of such date.

     Comincom completed the transitional impairment test for existing goodwill as of January 1, 2002. Based on a comparison of the carrying amounts of its reporting units with their fair values, it was determined that no goodwill was impaired as of that date. Fair values of the reporting units were established using the discounted cash flow method.

     Upon the adoption of SFAS No. 142, the impact of non-amortization of goodwill on Comincom's net income for the twelve months ended December 31, 2002 was an increase of approximately $0.3 million.

     Amortization expense for intangible assets for the twelve months ended December 31, 2002 was $1.6 million. Amortization expense for the succeeding five years is expected to be as follows: 2003 -- $2.1 million, 2004 -- $2.4 million, 2005 -- $2.4 million, 2006 -- $2.4 million and 2007 -- $2.4 million.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement deals with the costs of closing facilities and removing assets. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. This cost is initially capitalized and amortized over the remaining life of the asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as a gain or loss on disposition. SFAS No. 143 is effective for years beginning after June 15, 2002. Comincom's adoption of SFAS No. 143 as of January 1, 2003, had no impact on its consolidated financial position or results of operations for the period.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the

Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that opinion). This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to eliminate the exception for the consolidation of a subsidiary for which control is likely to be temporary. The provisions of the statement became effective for financial statements issued for fiscal years beginning after December 15, 2001 and Comincom adopted this new standard from January 1, 2002. The adoption of the pronouncement had no effect on its results of operations or financial position.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", which is effective for fiscal years beginning after May 15, 2002. The adoption of this standard in 2003 had no material impact on Comincom's financial position or results of operations.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. This statement nullifies Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," which required that a liability for an exit cost be recognized upon the entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of the provisions of SFAS No. 146 had no material impact on Comincom's results of operations, financial position or cash flows.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements of annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of the pronouncement in 2003 had no effect on Comincom's results of operations or financial position.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. Comincom's initial adoption of this statement on July 1, 2003 will not have a material impact on its results of operations, financial position or cash flows.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Specifically, it requires that financial instruments within the scope of the statement be classified as liabilities because they embody an obligation of the issuer. Under previous guidance, many of these instruments could be classified as equity or be reflected as mezzanine equity between liabilities and equity on the balance sheet. Comincom's initial adoption of this statement on July 1, 2003 will not have impact on its results of operations, financial position or cash flows.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated into the financial statements of their primary beneficiaries if the variable interest entities do not effectively disperse risks among the parties involved. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and is effective first fiscal year or interim period beginning after June 15, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when FIN No. 46 becomes effective, the enterprise must disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years, with a cumulative-effect adjustment as of the beginning of the first year restated. The adoption of the provisions of FIN No. 46 had no impact on Comincom's future results of operations, financial position or cash flow.

     Comincom's functional currency is the US dollar, as the majority of its cash flows are indexed to or denominated in US dollars. Prior to December 31, 2002, Russia was considered a highly inflationary environment. However, from January 1, 2003, Russia has ceased to be considered a highly inflationary economy. As its functional currency is the US dollar, Comincom does not expect this change to have a material impact on its results of operations or financial position.

     The discussion of Comincom's consolidated results of operations is organized as follows:

     - Consolidated Results of Operations. Consolidated results of operations for the six months ended June 30, 2003 compared to the consolidated results of operations for the six months ended June 30, 2002.

     - Consolidated Results of Operations. Consolidated results of operations for the year ended December 31, 2002 compared to the consolidated results of operations for the year ended December 31, 2001.

     - Consolidated Financial Position. Significant changes in consolidated financial position at June 30, 2003 compared to consolidated financial position at December 31, 2002.

  Consolidated Results of Operations for the Six Months Ended June 30, 2003 compared to the Consolidated Results of Operations for the Six Months Ended June 30, 2002

  REVENUE

     Comincom's revenue increased by 29% to $49.3 million for the six months ended June 30, 2003 from $38.1 million for the six months ended June 30, 2002. The increase in the number of corporate customers connected to Comincom's network increased by 38% from approximately 43,700 connections at June 30, 2002 to approximately 60,500 connections at June 30, 2003. The breakdown of revenue by principal type of revenue is as follows:

                                                   CONSOLIDATED REVENUE   CONSOLIDATED REVENUE
                                                    FOR THE SIX MONTHS     FOR THE SIX MONTHS
                                                   ENDED JUNE 30, 2003    ENDED JUNE 30, 2002
                                                   --------------------   --------------------
                                                                  (IN MILLIONS)
Revenue
  Domestic traffic...............................         $18.7                  $14.9
  International traffic..........................          17.2                   13.8
  Leased lines...................................           1.3                    1.3
  Connection fees................................           1.5                    0.7
  Internet.......................................           6.8                    4.0
  Sale of equipment..............................           1.3                    1.6
  Other revenue..................................           2.5                    1.8
                                                          -----                  -----
Total Revenue....................................         $49.3                  $38.1

     Domestic traffic. Domestic traffic revenue includes revenue from both corporate customers and other telecommunications operators for calls terminating within Russia. Although most revenue is volume-based traffic charges, domestic traffic revenue also includes fixed monthly charges for local telephone numbering capacity sold to corporate customers. Comincom's revenue from domestic traffic increased by 26% to $18.7 million for the six months ended June 30, 2003 from $14.9 million for the six months ended June 30, 2002. This increase is mainly due to growth in the number of corporate customers connected to Comincom's network and the increased average usage per corporate customer offset partly by pricing concessions made due to competitive pressures.

     International traffic. Comincom's international traffic revenue consists primarily of outgoing international traffic and a much smaller proportion of incoming international traffic. International traffic revenue increased by 25% to $17.2 million for the six months ended June 30, 2003 from $13.8 million for the six months ended June 30, 2002. This increase is mostly due to increases in traffic volumes from domestic telecommunications operators, including local cellular operators. This increase is also due to growth in the number of corporate customers connected to Comincom's network, partly offset by pricing concessions due to competitive pressures.

     Leased lines. Revenue from leased lines arises from fixed monthly charges to corporate customers predominantly located in Moscow for connection to Comincom's fiber based metropolitan access network. Revenue from leased lines remained unchanged at $1.3 million for the six months ended June 30, 2003 and $1.3 million for the six months ended June 30, 2002.

     Connection fees. Revenue from connection fees represents one-time installation fees for local numbering capacity and for connection to Comincom's fiber based metropolitan access network. Comincom's revenue from connection fees increased by 114% to $1.5 million for the six months ended June 30, 2003 from $0.7 million for the six months ended June 30, 2002. The increase is primarily a result of growth in new customers and related new corporate customer connections between the two periods. This revenue is recognized in accordance with SAB No. 101, with the entire connection fee revenue being initially deferred and subsequently recognized over the estimated average corporate customer life of 5 years.

     Internet. Comincom derives Internet revenue primarily from dedicated internet access, including broadband access technologies such as ADSL, as well as from dial-up internet access fees. Revenue from Internet increased by 70% to $6.8 million for the six months ended June 30, 2003 from $4.0 million for the six months ended June 30, 2002. This increase reflects growth in the number of dedicated connections and in Internet traffic volumes for Moscow-based corporate customers.

     Sale of equipment. Revenue from equipment sales represents the sale of telecommunication equipment such as personal exchanges and routers to corporate customers as part of Comincom's integrated service offering. Comincom's revenue from equipment sales and rentals decreased by 19% to $1.3 million for the six months ended June 30, 2003 from $1.6 million for the six months ended June 30, 2002. This decrease is due in part to the introduction of deferred payment plans for equipment sales in early 2003 where title only transfers after full payment has been received.

     Other revenue. Other revenue consists primarily of non-recurring revenue from special projects and revenue from ancillary telecommunications and integrator services. Comincom's other revenue increased by 39% to $2.5 million for the six months ended June 30, 2003 from $1.8 million for the six months ended June 30, 2002. This increase is largely the result of continued growth in the number of corporate customers and expansion of services offered.

  EXPENSES

     The following table sets forth Comincom's principal expenses for the six months ended June 30, 2003 and June 30, 2002:

                                                 CONSOLIDATED EXPENSES   CONSOLIDATED EXPENSES
                                                  FOR THE SIX MONTHS      FOR THE SIX MONTHS
                                                    ENDED JUNE 30,          ENDED JUNE 30,
                                                         2003                    2002
                                                 ---------------------   ---------------------
                                                                 (IN MILLIONS)
OPERATING EXPENSES
  Interconnect fees and channel rentals........          $14.3                   $10.0
  Wages, salaries, other benefits and payroll
     taxes.....................................            8.7                     7.4
  Material, repairs and maintenance and
     utilities.................................            2.0                     1.6
  Selling, general and administrative..........            4.7                     5.7
  Taxes other than on income...................            1.1                     0.9
  Depreciation and amortization................            6.7                     5.2
  Cost of equipment for resale.................            1.0                     0.8
  Other expenses...............................            0.9                     0.1
                                                         -----                   -----
TOTAL OPERATING EXPENSES.......................           39.4                    31.7
Financing income/(loss)........................           (0.3)                   (0.2)
Provision for income tax.......................            4.6                     2.4
Minority interest..............................            0.1                     0.1

     Comincom's operating expenses increased by 24% to $39.4 million for the six months ended June 30, 2003 from $31.7 million for the six months ended June 30, 2002. The principal reason for this increase was an increase in interconnection charges, wages and salaries and depreciation and amortization. As a percentage of revenue, operating expenses fell from 83.2% for the six months ended June 30, 2002 to 79.9% for the six months ended June 30, 2003.

     Interconnect fees and channel rentals. Interconnect fees and channel rentals consist primarily of monthly interconnect fees paid to incumbent local operators, the cost of terrestrial international, long distance and intra-city capacity and costs related to terminating traffic on the networks of other operators. Interconnect fees and channel rentals costs increased by 43% to $14.3 million for the six months ended June 30, 2003 from $10.0 million for the six months ended June 30, 2002. This increase is primarily due to additional interconnect and channel capacities acquired to support current and expected future growth in customer connections.

     Wages, salaries, other benefits and payroll taxes. Wages, salaries, other benefits and payroll taxes increased by 18% to $8.7 million for the six months ended June 30, 2003 from $7.4 million for the six months ended June 30, 2002. This increase resulted in part from the greater number of full-time employees during the six months ended June 30, 2003. The total number of full-time employees increased from 774 at June 30, 2002 to 834 June 30, 2003. The increase in wages, salaries and other benefits was also attributable to increases in the salaries of certain Moscow-based employees.

     Materials, repairs and maintenance and utilities. Materials, repairs and maintenance and utilities increased by 25% to $2.0 million for the six months ended June 30, 2003 from $1.6 million for the six months ended June 30, 2002. This increase resulted primarily from the higher maintenance and equipment related costs arising from the expansion of Comincom's network in Moscow.

     Selling, general and administrative. Selling, general and administrative expenses decreased by 18% to $4.7 million for the six months ended June 30, 2003 from $5.7 million for the six months ended June 30, 2002. This decrease primarily resulted from a write-back of bad debt expense of $0.9 million collected from customer accounts previously identified as uncollectible and lower advertising and marketing expenses, partly offset by increases in office rent.

     Taxes other than on income. Taxes other than on income increased to $1.1 million for the six months ended June 30, 2003 from $0.9 million for the six months ended June 30, 2002, the most significant component of which was the tax on fixed assets. The tax on fixed assets is calculated as 2% of net fixed assets recorded in the local accounting records in local currency. This tax base has increased due to significant capital investments made during this period.

     Depreciation and amortization. Depreciation and amortization expenses increased by 29% to $6.7 million for the six months ended June 30, 2003 from $5.2 million for the six months ended June 30, 2002. Most of this increase resulted from the higher depreciation expense of $1.5 million for the six months ended June 30, 2003 as compared to the six months ended June 30, 2002 related to the property, plant, and equipment added to the company's network to develop customer connections and support additional customer traffic.

     Cost of equipment. Cost of equipment for resale increased by 25% to $1.0 million for the six months ended June 30, 2003 from $0.8 million for the six months ended June 30, 2002. This increase resulted from lower margins earned on revenue from customer equipment sales.

     Financing income/(loss). Financing income/(loss) was a loss of 0.3 million for the six months ended June 30, 2003 compared to a loss of $0.2 million for the six months ended June 30, 2002. Comincom's foreign exchange gains of $0.2 million for the six months ended June 30, 2003 was offset by the $0.5 million of financing costs for the period. Comincom's financing costs of $0.3 million for the six months ended June 30, 2002 was partially offset by net foreign exchange gains of $0.1 million for the period.

     Provision for income tax. Comincom's income tax expense was $4.6 million, or 47% of its income before income taxes and minority interests, for the six months ended June 30, 2003 as compared to $2.4 million or 40% of its income before income taxes and minority interests, for the six months ended June 30, 2002. The increase in effective tax rate in 2003 is due primarily to increased levels of non-deductible amortization of intangible assets which generate a deferred tax liability and other non-deductible operating costs.

  Consolidated Results of Operations for the Year Ended December 31, 2002 Compared to the Consolidated Results of Operations for the Year Ended December 31, 2001

  REVENUE

     Comincom's revenue increased by 34% to $84.2 million for the year ended December 31, 2002 from $62.9 million for the year ended December 31, 2001. The increase in the number of corporate customers connected to Comincom's network increased by 40% from approximately 37,000 connections at December 31, 2001 to approximately 51,700 connections at December 31, 2002. The breakdown of revenue by principal types is as follows:

                                                   CONSOLIDATED REVENUE   CONSOLIDATED REVENUE
                                                    FOR THE YEAR ENDED     FOR THE YEAR ENDED
                                                       DECEMBER 31,           DECEMBER 31,
                                                           2002                   2001
                                                   --------------------   --------------------
                                                                  (IN MILLIONS)
Revenue
  Domestic traffic...............................         $35.2                  $26.5
  International traffic..........................          26.5                   24.2
  Leased lines...................................           2.5                    2.9
  Connection fees................................           3.0                    1.3
  Internet.......................................           8.8                    4.9
  Sale of equipment..............................           2.7                    1.5
  Other revenue..................................           5.5                    1.6
                                                          -----                  -----
Total Revenue....................................         $84.2                  $62.9

     Domestic traffic. Revenue from domestic traffic increased by 33% to $35.2 million for the year ended December 31, 2002 from $26.5 million for the year ended December 31, 2001. This increase is mainly due to growth in the number of corporate customers connected to Comincom's network and the increased average usage per corporate customer, partly offset by pricing concessions made due to competitive pressures.

     International traffic. Revenue from international traffic increased by 10% to $26.5 million for the year ended December 31, 2002 from $24.2 million for the year ended December 31, 2001. This increase is mostly due to increases in traffic volumes from domestic telecommunications operators, including local cellular operators. This increase is also due to growth in the number of corporate customers connected to Comincom's network, partly offset by pricing concessions due to competitive pressures.

     Leased lines. Revenue from leased lines decreased by 16% to $2.5 million for the year ended December 31, 2002 from $2.9 million for the year ended December 31, 2001. This decrease is due to a combination of pricing pressures and a migration of customers to ADSL and other Internet-based connections that are included in the "Internet" line item below.

     Connection fees. Revenue from connection fees increased by 131% to $3.0 million for the year ended December 31, 2002 from $1.3 million for the year ended December 31, 2001. The increase is consistent with the growth in new corporate customers and related new connections. This revenue is recognized in accordance with Staff Accounting Bulletin No. 101, with the entire connection fee revenue being initially deferred and subsequently recognized over the estimated average customer life of five years.

     Internet. Revenue from Internet increased by 80% to $8.8 million for the year ended December 31, 2002 from $4.9 million for the year ended December 31, 2001. This increase is largely the result of increases in revenue from a higher number of dedicated connections, growth in Internet traffic volumes, and the migration of customers to ADSL and other Internet-based connections from leased lines revenue above.

     Sale of equipment. Revenue from equipment sales and rentals increased by 80% to $2.7 million for the year ended December 31, 2002 from $1.5 million for the year ended December 31, 2001. This increase resulted primarily from the growth in Comincom's customer base as well as growth in more complex client projects which Comincom's provides fully integrated telecommunications services to its customers.

     Other revenue. Other revenue increased by 244% to $5.5 million for the year ended December 31, 2002 from $1.6 million for the year ended December 31, 2001. This increase is largely the result of continued growth in the number of corporate customers and expansion of services offered.

  EXPENSES

     The following table sets forth Comincom's principal expenses for the years ended December 31, 2002 and December 31, 2001:

                                                 CONSOLIDATED EXPENSES   CONSOLIDATED EXPENSES
                                                  FOR THE YEAR ENDED      FOR THE YEAR ENDED
                                                     DECEMBER 31,            DECEMBER 31,
                                                         2002                    2001
                                                 ---------------------   ---------------------
                                                                 (IN MILLIONS)
OPERATING EXPENSES
  Interconnect fees and channel rentals........          $24.0                   $16.4
  Wages, salaries, other benefits and payroll
     taxes.....................................           14.8                    12.6
  Material, repairs and maintenance and
     utilities.................................            2.6                     1.5
  Selling, general and administrative..........           11.4                     9.9
  Taxes other than on income...................            2.0                     1.2
  Depreciation and amortization................           11.1                    12.9
  Cost of equipment for resale.................            2.2                     0.9
  Other expenses...............................            2.2                     3.1
                                                         -----                   -----
TOTAL OPERATING EXPENSES.......................           70.3                    58.5
Financing and foreign exchange loss (gain).....            0.6                    (1.2)
Provision for income tax.......................            4.9                     2.4
Minority interest..............................            0.3                     0.4

     Comincom's operating expenses increased by 20% to $70.3 million for the year ended December 31, 2002 from $58.5 million for the year ended December 31, 2001. The principal reason for this increase was an increase in interconnection charges resulting from higher traffic volumes and the expansion of its network as well as an increase in wages and salaries and selling, general and administrative expenses. As a percentage of revenue, operating expenses fell from 93.0% for the year ended December 31, 2001 to 83.5% for the year ended December 31, 2002. The principal reason for the decrease as a percentage of revenue was stopping the amortization of goodwill as of January 1, 2002.

     Interconnect fees and channel rentals. Interconnect fees and channel rentals costs increased by 46% to $24.0 million for the year ended December 31, 2002 from $16.4 million for the year ended December 31, 2001. This increase is primarily due to additional interconnect and channel capacities acquired to support current and expected future growth in customer connections.

     Wages, salaries, other benefits and payroll taxes. Wages, salaries, other benefits and payroll taxes increased by 17% to $14.8 million for the year ended December 31, 2002 from $12.6 million for the year ended December 31, 2001. This increase is due to the higher number of full time employees during the year ended December 31, 2002. The total number of full time employees increased from 747 at December 31, 2001 to 793 December 31, 2002. Comincom also increased the salaries of certain Moscow-based employees.

     Materials, repairs and maintenance and utilities. Materials, repairs and maintenance and utilities increased by 73% to $2.6 million for the year ended December 31, 2002 from $1.5 million for the year ended December 31, 2001. This increase resulted primarily from higher maintenance and equipment related costs arising from the expansion of Comincom's network in Moscow.

     Selling, general and administrative. Selling, general and administrative expenses increased by 15% to $11.4 million for the year ended December 31, 2002 from $9.9 million for the year ended December 31, 2001. This increase is mainly due to higher levels of advertising and increased commission expenses to building owners of major business centers in Moscow.

     Taxes other than on income. Taxes other than on income increased by 67% to $2.0 million for the year ended December 31, 2002 from $1.2 million for the year ended December 31, 2001. Comincom incurred primarily fixed asset and revenue related taxes during the relevant periods. The tax on fixed assets is calculated as 2% of net fixed assets recorded in the local accounting records in local currency. Taxes on fixed assets increased for the year ended December 31, 2002 as a result of significant investments made during the periods. The increase in fixed asset tax was offset by a decrease in revenue related taxes, due to changes in local legislation that reduced the revenue related tax rates.

     Depreciation and amortization. Depreciation and amortization expenses decreased by 14% to $11.1 million for the year ended December 31, 2002 from $12.9 million for the year ended December 31, 2001. The decrease is in part due to the adoption of SFAS No. 142 which requires that goodwill no longer be amortized effective from January 1, 2002 and which reduced Comincom's amortization expense by $4.5 million. This decrease is offset by an increase in depreciation expense of $1.0 million for the year ended December 31, 2002 as compared the year ended December 31, 2001, related to $27.9 million in capital expenditures to support additional customer traffic.

     Cost of equipment for resale. Cost of equipment for resale increased by 144% to $2.2 million for the year ended December 31, 2002 from $0.9 million for the year ended December 31, 2001. The increase is partly related to the growth in revenue from the sale of equipment and partly due to Comincom's willingness to accept lower margins earned on revenue from customer equipment sales.

     Financing income/(loss). Financing income increased by $1.8 million to $0.6 million for the year ended December 31, 2002 from a $1.2 million loss for the year ended December 31, 2001. The improvements in Comincom's financing income primarily resulted from the forgiveness of a penalty previously owed by Comincom on an overdue loan. In accordance with the decree of the Ministry of Finance of the Russian Federation signed on December 31, 2002, Comincom's liability on a loan from the Ministry of Finance was forgiven and outstanding penalties of $2.0 million were included in 2002 financing income. The principal and interest on the loan were settled during the year ended December 31, 2000. In addition, the market-driven decreases in interest rates and an overall decrease in Comincom's interest bearing debt contributed to a decrease of $1.0 million in interest expense in 2002 compared to 2001. The $3.0 million reduction in financing cost was offset in part by a $0.8 million reduction in Comincom's foreign exchange gains due to the combined impact of movements in exchange rates and changes in the amount of net monetary assets denominated in foreign currencies.

     Provision for income tax. Comincom's current income tax expense was $4.9 million, or 34% of its income before income taxes and minority interests, for the year ended December 31, 2002 as compared to $2.4 million, or 75% of its income before income taxes and minority interests, for the year ended December 31, 2001. The significant reduction in Comincom's effective tax rate is mainly due to the adoption of certain provisions of SFAS No. 142 which requires that goodwill no longer be amortized effective from January 1, 2002 and which reduced Comincom's income before taxes and minority interests by $4.5 million for the year ended December 31, 2001. This decrease as a percentage of income before income taxes and minority interests is also due to a reduction in the statutory income tax rate from 35% to 24%, effective from January 1, 2002, partly offset by the cancellation of the capital investment allowances.

  Significant Changes in Consolidated Financial Position at June 30, 2003 Compared to Consolidated Financial Position at December 31, 2002

  ACCOUNTS RECEIVABLE

     Accounts receivable increased by $4.6 million between December 31, 2002 and June 30, 2003. This increase is mainly as a result of increased revenue during the six months ended June 30, 2003 and a relative increase in Comincom's sales to carriers, whose payment terms are typically longer than those of corporate customers. A decrease of $0.9 million in Comincom's allowance for doubtful accounts between December 31, 2002 and June 30, 2003 also contributed to the increase in accounts receivables during the period. The reduction in the allowance primarily resulted from improvements in the structure of Comincom's accounts receivable due to factors such as continued economic growth in Russia, improved solvency of Comincom's clients, and the successful in its ongoing efforts to manage cash collection from its customers efficiently.

  ACCOUNTS PAYABLE

     Accounts payable increased by $2.6 million from December 31, 2002 to June 30, 2003 mainly as a result of increased purchases of network equipment and increased interconnection fees with other operators to support the growth in Comincom's operations as well as its efforts to extend payment terms with its suppliers to further strengthen its liquidity position.

  DEBT OBLIGATIONS

     Comincom's debt obligations decreased by $1.3 million at June 30, 2003 as compared to December 31, 2002 mainly as a result of scheduled repayments of its capital lease obligations to the International Moscow Bank.

  INCOME AND OTHER TAXES PAYABLE

     The $2.4 million increase in income and other taxes payables as at June 30, 2003 as compared to December 31, 2002 is the result of the growth in Comincom's taxable profits and related tax expense during the period.

  SHAREHOLDERS' EQUITY

     The increase in shareholders' equity is the result of net income of $5.0 million for the six months ended June 30, 2003 and the reversal of a previously declared but unpaid shareholder dividend of $0.5 million, as well as the effect of push down accounting to reflect Telenor's basis in the 25% of Comincom acquired in June 2003.

  INCOME TAXES

     Comincom's effective rate of income tax differs from the Russian statutory rate due principally to the impact of certain non-deductible expenses including amortization of goodwill and certain acquired intangible assets. Further, Russian tax regulations include limitations for tax deductibility of various operating costs.

     On January 1, 2002, changes in tax regulations were introduced in Russia. The corporate income tax rate was reduced from 35% to 24%. At the same time, it was no longer possible to reduce taxable income by deducting certain capital expenditures. Further, it became necessary to calculate taxes on an accruals basis while before January 1, 2002 companies could choose between a cash basis and accruals basis. Comincom changed calculations from a cash basis to accruals basis.

LIQUIDITY AND CAPITAL RESOURCES

     Comincom's cash balances were $3.9 million and $1.9 million as of June 30, 2003 and December 31, 2002, respectively. Comincom normally uses its cash to finance its operating activities and make necessary capital investments to maintain and develop its operations. Comincom did not have any investments available for sale or restricted cash balances as at June 30, 2003 or December 31, 2002.

     During the six months ended June 30, 2003, Comincom had net cash inflows of $13.4 million from its operating activities, compared to $8.6 million during the six months ended June 30, 2002. During the twelve months ended December 31, 2002 and 2001, Comincom had net cash inflows of $24.1 million and $11.3 million, respectively. The increases in net cash inflows from operating activities in the six months ended June 30, 2003 as compared to the same period in 2002 and in the year ended December 31, 2002 as compared to 2001 are mainly due to the fact that customer revenues increased at a greater rate that its operating expenses for the period. Comincom used cash of $9.6 million and $14.7 million for investing activities for the six months ended June 30, 2003 and 2002, respectively, and $31.0 and $29.5 million for investing activities for the twelve months ended December 31, 2002 and 2001, respectively, which were principally attributable to building its telecommunications networks and related purchases of fixed assets.

     Comincom had working capital of $3.4 million as of June 30, 2003 and working capital of $0.3 million as of December 31, 2002. The increase in its working capital between December 31, 2002 and June 30, 2003 primarily relates to the fact that its cash and other current assets increased at a greater rate than its current liabilities due to continued growth in its revenues, net income and operating cash flows during the six months ended June 30, 2003. At June 30, 2003, Comincom had total debt, including capital lease obligations, of approximately $7.1 million, of which $3.6 million were current maturities. At December 31, 2002, Comincom had total debt, including capital lease obligations, of approximately $8.4 million, of which $4.5 million had short-term maturities. At December 31, 2001, Comincom had total debt, including capital lease obligations, of approximately $9.7 million, of which $7.0 million had short-term maturities. During the year ended December 31, 2002, a ruble denominated promissory note payable to MGTS, the incumbent fixed line operator in Moscow, maturing in April 2002 was restructured and extended to 2005. In November 2002, a credit line of $2.4 million was obtained from International Moscow Bank to enable Comincom to pursue increased market growth. At December 31, 2002, the loans from International Moscow Bank had US dollar denominated interest rates of LIBOR plus 3.4% and LIBOR plus 5.5%. The interest on leasing agreements range from LIBOR plus 11% to LIBOR plus 16% and the MGTS promissory note carries an interest rate of 11% denominated in Rubles.

  CONTRACTUAL OBLIGATIONS

     As of June 30, 2003, Comincom had the following contractual obligations, including short- and long-term debt arrangements, capital lease arrangements and purchase obligations:

                                                      PAYMENTS DUE BY PERIOD
                                                    --------------------------
                                                    LESS THAN   1 - 3    4 - 5
                                           TOTAL     1 YEAR     YEARS    YEARS   THEREAFTER
                                           ------   ---------   ------   -----   ----------
                                                            (IN MILLIONS)
Short- and long-term debt................  $5,612    $2,400     $3,212   $ --         --
Capital lease obligations................   1,468     1,190        278     --         --
Purchase obligations.....................   1,400     1,400         --     --         --
                                           ------    ------     ------   -----     -----
Total contractual cash obligations.......  $8,480    $4,990     $3,490   $ --      $  --
                                           ======    ======     ======   =====     =====

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK AND TREASURY AND CURRENCY EXPOSURE MANAGEMENT

 MOVEMENTS IN THE U.S. DOLLAR/RUSSIAN RUBLE EXCHANGE RATE MAY ADVERSELY AFFECT COMINCOM'S FINANCIAL POSITION, CASH FLOWS AND NET INCOME.

     The ruble is generally non-convertible outside Russia so Comincom's ability to hedge against further devaluation by converting to other currencies is significantly limited. Further, Comincom's ability to convert rubles into other currencies in Russia is subject to rules that restrict the purposes for which conversion and the payment of foreign currencies are allowed. Much of Comincom's operating costs are indexed to or denominated in US dollars, including supplier arrangements, employee compensation expense, capital expenditure agreements and interest expense.

     Comincom's treasury function has managed Comincom's funding, liquidity and exposure to interest rate and foreign currency exchange rate risks. Comincom's treasury operations are conducted within establish Comincom guidelines. In accordance with Comincom's policy, Comincom does not enter into any treasury management transactions of a speculative nature.

     Comincom has taken specific steps to minimize its exposure to fluctuations in foreign currency. Although local currency control regulations require Comincom to collect virtually all of its revenue in local currency, Comincom generally either prices or invoices in US dollars or indexes its invoices and collections to the applicable dollar exchange rate. Customer contracts may include clauses allowing additional invoicing if the applicable exchange rate changes significantly between the invoice date and the date of payment and there are penalty clauses for overdue payments. Maintaining the dollar value of Comincom's revenue subjects it to additional tax on exchange gains.

     Although Comincom is attempting to match revenue, costs, borrowing and repayments in terms of their respective currencies, Comincom may experience economic loss and a negative impact on earnings as a result of foreign currency exchange rate fluctuations.

     Comincom's cash and cash equivalents are held largely in interest bearing accounts denominated in Russian rubles, US Dollars and Euro. Book value as at December 31, 2002 and 2001 approximates fair value.

     The following table provides information about Comincom's financial instruments in their local currency as at December 31, 2002 and 2001 and, where applicable, presents such information in US dollar equivalents (in thousands). The table summarizes information on instruments that are sensitive to foreign currency exchange rates, including foreign currency denominated debt obligations.

                                                                                   2002     2003
                                           2003     2004     2005    THEREAFTER   TOTAL    TOTAL
                                          ------   ------   ------   ----------   ------   ------
                                                               (IN MILLIONS)
Cash equivalents........................  $1,915   $   --   $   --     $  --      $1,915   $3,926
Long-term debt, including current
  portion Fixed rate....................      --       --    3,067        --       3,067    2,978
  Average interest rate.................      --       --    11.00%       --       11.00%   12.00%
Long-term debt, including current
  portion Variable rate.................   4,479      732       84        --       5,295    6,728
  Average interest rate.................    8.84%   15.40%   13.00%       --          --       --

 A SIGNIFICANT CHANGE IN THE MARKET INTEREST RATE COULD ADVERSELY AFFECT COMINCOM'S OPERATING CASH FLOWS.

     Comincom is exposed to market risk from changes in interest rates and faces exposure to adverse movements in foreign currency exchange rates. Comincom's interest expenses are most sensitive to changes in the general level of US interest rates. Comincom has developed risk management policies that establish guidelines for managing foreign currency exchange rate risk and Comincom also periodically evaluates the materiality of foreign currency exchange exposures and the financial instruments available to mitigate this exposure.

        UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     On August 27, 2003, Golden Telecom finalized the acquisition of 100% of OOO Sibchallenge Telecom ("Sibchallenge"), an alternative wireline operator in Krasnoyarsk, Russia. Sibchallenge owns 100% of the ownership interest in ZAO Tel, an Internet services provider, also based in Krasnoyarsk. The total purchase price of approximately $15.4 million consisted of cash consideration of $15.0 million and $0.4 million in estimated direct transaction costs, including an investment banking fee of $0.3 million paid to Belongers Ltd., an affiliate of Alfa Telecom Limited, a shareholder of the Company. The purchase price was determined through arms' length negotiations between the Company and the previous shareholders of Sibchallenge. The Company began consolidating Sibchallenge upon the date of closure.

     On August 19, 2003, GTI and wholly-owned subsidiaries of GTI entered into share exchange agreements with Telenor to acquire 100% of the issued and outstanding shares of capital stock of Comincom held by Telenor. Upon closure, Telenor will be issued GTI common stock such that Telenor will hold 19.5% of the outstanding common shares on the date of closing. For purposes of these condensed pro forma consolidated financial statements, the assumed closing date is June 30, 2003 resulting in 6,705,921 shares of GTI common stock assumed issued in conjunction with this transaction. The purchase price was determined through arms' length negotiation between the Company and Telenor. For purposes of this transaction, the 6,705,921 million shares were valued at $23.11 per share. The estimated total purchase price of approximately $156.6 million consisted of approximately $155.0 million in GTI common stock and direct transaction costs of approximately $1.6 million. Pursuant to a Shareholders' Agreement, Telenor will be represented on the Company's Board of Directors. The Company will begin to consolidate the financial position and results of operations of Comincom upon the date of closure, estimated to be before the end of 2003. The Company was advised by JP Morgan PLC.

     The acquisition of 100% of Comincom will further strengthen the Company's position in the key Moscow and St. Petersburg communications markets, and position the Company to realize future operating and cost synergies. Comincom provides telecommunications services, principally to major hotels, business offices and mobile communication companies through its telecommunications network in Russia, including Moscow, St. Petersburg, Voronezh, Samara and several other major population centers. The Company intends to use the assets of Comincom in the manner in which they were previously used.

     The following unaudited condensed pro forma consolidated financial statements give effect to the acquisition by GTI of 100% of Sibchallenge for approximately $15.4 million in cash consideration, including estimated direct transaction costs of $0.4 million. In addition, the following unaudited condensed pro forma consolidated financial statements also give effect to the acquisition by GTI of 100% of Comincom and the related issuance of GTI's common shares and direct transaction costs. The final purchase price allocation will be calculated based on the transaction value and the fair values of Comincom's identifiable assets and liabilities at the date of closure. Therefore, the actual goodwill amount, as well as other balance sheet items, could differ from the preliminary unaudited condensed pro forma consolidated financial statements presented herein, and in turn affect items in the preliminary condensed pro forma consolidated statement of operations, such as intangible asset amortization and income taxes.

     The accompanying condensed pro forma consolidated balance sheet as of June 30, 2003 and accompanying condensed pro forma consolidated statements of operations for the year ended December 31, 2002 and for the six month period ended June 30, 2003 were prepared based on the Company's interpretation of guidance issued by the United States Securities and Exchange Commission ("SEC") (specifically Section 11.02 of Regulation S-X). The unaudited condensed pro forma consolidated income statements for the year ended December 31, 2002 and for the six month period ended June 30, 2003 give effect to the acquisitions as if the transactions had occurred on January 1, 2002. The unaudited condensed pro forma balance sheet as of June 30, 2003 gives effect to the acquisitions as if the transactions had occurred on June 30, 2003.

     GTI has presented these unaudited condensed pro forma consolidated financial statements for illustrative purposes only. The unaudited condensed pro forma consolidated financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had the acquisitions occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position. No account has been taken within the unaudited condensed pro forma consolidated financial statements to any synergy or any severance and restructuring costs that may, or may be expected to, occur following the acquisition. The unaudited condensed pro forma consolidated financial statements are only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of GTI and Comincom and other information included or incorporated by reference in this document.

     The estimated total purchase price of Comincom of approximately $156.6 million consists of approximately $155.0 million in GTI's common stock, representing 6,705,921 newly issued shares and estimated direct transactions costs of approximately $1.6 million. The value of the common stock was determined based on the average closing price of the Company's common stock for the five day period beginning on June 26, 2003 and ending on July 2, 2003 in accordance with the guidance set forth in Emerging Issues Task Force Technical Bulletin ("EITF") 99-12, "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination" ("EITF 99-12").

                              GOLDEN TELECOM, INC.

                       CONDENSED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 2003
                                  (UNAUDITED)
                             (IN THOUSANDS OF US$)

                                                                                                                    PRO FORMA
                                                                       PRO FORMA                                     COMBINED
                                                                       COMBINED                                       GOLDEN
                                                                        GOLDEN                                       TELECOM,
                                GOLDEN                 PRO FORMA       TELECOM &                   PRO FORMA        COMINCOM &
                                TELECOM    COMINCOM   ADJUSTMENTS      COMINCOM    SIBCHALLENGE   ADJUSTMENTS      SIBCHALLENGE
                               ---------   --------   -----------      ---------   ------------   -----------      ------------
                                NOTE 1      NOTE 3                                    NOTE 4
                                                            ASSETS
CURRENT ASSETS
  Cash and cash
    equivalents..............  $  55,305   $  3,899    $  (1,600)(A)   $  57,604     $   200       $(15,400)(A)      $  42,404
  Accounts receivable, net...     50,639     20,213         (806)(H)      70,046         539           (219)(H)         70,366
  VAT receivable.............      9,901      4,146           --          14,047         186             --             14,233
  Prepaid expenses...........      8,386      1,484           --           9,870         144             --             10,014
  Other current assets.......     14,139      6,346         (256)(F)      20,229         997           (542)(F)         20,684
                               ---------   --------    ---------       ---------     -------       --------          ---------
TOTAL CURRENT ASSETS.........    138,370     36,088       (2,662)        171,796       2,066        (16,161)           157,701
Property and equipment,
  net........................    174,607     83,278       (4,295)(E)     253,590       7,825             --            261,415
Goodwill and intangible
  assets:
  Goodwill, net..............     71,703     36,499      (36,499)(C)     116,717          --             87 (C)        116,804
                                      --         --       45,014 (C)          --          --             --                 --
  Intangible assets, net.....     54,100     16,452       18,223 (D)      88,775          --         10,760 (D)         99,535
                               ---------   --------    ---------       ---------     -------       --------          ---------
    Net goodwill and
      intangible assets......    125,803     52,951       26,738         205,492          --         10,847            216,339
Restricted cash..............      1,136         --           --           1,136          --             --              1,136
Other non-current assets.....      9,688      3,807         (599)(F)      12,896       2,169         (2,169)(F)         12,896
                               ---------   --------    ---------       ---------     -------       --------          ---------
TOTAL ASSETS.................  $ 449,604   $176,124    $  19,182       $ 644,910     $12,060       $ (7,483)         $ 649,487
                               =========   ========    =========       =========     =======       ========          =========

                                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and
    accrued expenses.........  $  52,114   $ 17,915    $    (806)(H)   $  69,223     $ 1,718       $   (219)(H)      $  70,722
  VAT payable................      8,262      2,492           --          10,754          65             --             10,819
  Debt maturing within one
    year.....................      1,399      2,400           --           3,799          --             --              3,799
  Current capital lease
    obligation...............      1,859      1,190           --           3,049          --             --              3,049
  Other current
    liabilities..............     13,798      8,705       (1,752)(F)      21,110         869           (791)(F)         21,248
                                      --         --          359 (G)          --          --             60 (G)             --
                               ---------   --------    ---------       ---------     -------       --------          ---------
TOTAL CURRENT LIABILITIES....     77,432     32,702       (2,199)        107,935       2,652           (950)           109,637
Long-term debt, less current
  portion....................        760      3,212           --           3,972          --             --              3,972
Long-term capital lease
  obligation, less current
  portion....................      4,670        278           --           4,948          --             --              4,948
Long-term deferred tax
  liability..................      9,070      2,150        4,189 (G)      15,409          --          2,821 (G)         18,230
Other non-current
  liabilities................     15,050      4,124       (4,124)(F)      15,050       3,219         (3,165)(F)         15,104
                               ---------   --------    ---------       ---------     -------       --------          ---------
TOTAL LIABILITIES............    106,982     42,466       (2,134)        147,314       5,871         (1,294)           151,891
Minority interest............      2,359         --           --           2,359          --             --              2,359
SHAREHOLDERS' EQUITY
  Preferred stock, $0.01 par
    value....................         --         --           --              --          --             --                 --
  Common stock, $0.01 par
    value....................        277        202           67 (B)         344          --             --                344
                                                            (202)(I)          --          --             --                 --
  Additional paid-in
    capital..................    454,358    100,857      154,907 (B)     609,265       2,956         (2,956)(I)        609,265
                                                        (100,857)(I)
  Accumulated earnings
    (deficit)................   (114,372)    32,599      (32,599)(I)    (114,372)      3,233         (3,233)(I)       (114,372)
                               ---------   --------    ---------       ---------     -------       --------          ---------
TOTAL SHAREHOLDERS' EQUITY...    340,263    133,658       21,316         495,237       6,189         (6,189)           495,237
                               ---------   --------    ---------       ---------     -------       --------          ---------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY.......  $ 449,604   $176,124    $  19,182       $ 644,910     $12,060       $ (7,483)         $ 649,487
                               =========   ========    =========       =========     =======       ========          =========

 See accompanying notes to unaudited condensed pro forma financial statements.

                              GOLDEN TELECOM, INC.

                  CONDENSED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003
                                  (UNAUDITED)
                  (IN THOUSANDS OF US$, EXCEPT PER SHARE DATA)

                                                                                                                    PRO FORMA
                                                                          PRO FORMA                                  COMBINED
                                                                          COMBINED                                    GOLDEN
                                                                           GOLDEN                                    TELECOM
                                     GOLDEN                PRO FORMA      TELECOM &                   PRO FORMA    COMINCOM, &
                                    TELECOM    COMINCOM   ADJUSTMENTS     COMINCOM    SIBCHALLENGE   ADJUSTMENTS   SIBCHALLENGE
                                    --------   --------   -----------     ---------   ------------   -----------   ------------
                                     NOTE 1     NOTE 3                                   NOTE 4
REVENUE:
 Telecommunication services.......  $158,439   $49,016      $(1,440)(O)   $205,133       $4,029         $(582)(O)    $209,462
                                                               (882)(L)                                  (409)(L)
 Revenue from related parties.....       699       256                         955           --            --             955
                                    --------   -------      -------       --------       ------         -----        --------
TOTAL REVENUE.....................   159,138    49,272       (2,322)       206,088        4,029          (991)        209,126
OPERATING COSTS AND EXPENSES:
 Access and network services
   (excluding depreciation and
   amortization...................    76,735    18,220       (1,434)(O)     93,386        1,819          (582)(O)      94,340
                                                               (135)(L)                                  (283)(L)
 Selling, general and
   administrative (excluding
   depreciation and
   amortization)..................    26,823    14,413           (6)(O)     41,230          887            --          42,117
 Depreciation and amortization....    20,947     6,680        1,025 (J)     28,345          547           448 (J)      29,340
                                    --------   -------                    --------       ------         -----        --------
                                                               (307)(K)
                                                            -------
TOTAL OPERATING COSTS AND
 EXPENSES.........................   124,505    39,313         (857)       162,961        3,253          (417)        165,797
                                    --------   -------      -------       --------       ------         -----        --------
INCOME FROM OPERATIONS............    34,633     9,959       (1,465)        43,127          776          (574)         43,329
OTHER INCOME (EXPENSE):
 Equity in losses of ventures.....       (29)       --           --            (29)          --            --             (29)
 Interest income..................       605        --           --            605           --            --             605
 Interest expense.................    (1,578)     (479)          --         (2,057)        (193)           --          (2,250)
 Foreign currency gains
   (losses).......................       213       205           --            418         (139)           --             279
 Minority interest................      (215)     (131)          --           (346)          --            --            (346)
                                    --------   -------      -------       --------       ------         -----        --------
TOTAL OTHER INCOME (EXPENSE)......    (1,004)     (405)          --         (1,409)        (332)           --          (1,741)
                                    --------   -------      -------       --------       ------         -----        --------
Income before income taxes........    33,629     9,554       (1,465)        41,718          444          (574)         41,588
Income taxes......................     8,974     4,599         (352)(M)     13,221          160          (138)(M)      13,243
                                    --------   -------      -------       --------       ------         -----        --------
NET INCOME........................  $ 24,655   $ 4,955      $(1,113)      $ 28,497       $  284         $(436)       $ 28,345
                                    ========   =======      =======       ========       ======         =====        ========
Basic earnings per share of common
 stock:
     Net income per
       share -- basic.............      0.90                              $   0.84                                   $   0.83
                                    ========                              ========                                   ========
Weighted average common shares --
 basic............................    27,271                  6,706         33,977                                     33,977
                                    ========                =======       ========                                   ========
Diluted earnings per share of
 common stock:
     Net income per
       share -- diluted...........  $   0.89                              $   0.82                                   $   0.82
                                    ========                              ========                                   ========
Weighted average common shares --
 diluted..........................    27,836                  6,706         34,542                                     34,542
                                    ========                =======       ========                                   ========

          See accompanying notes to unaudited condensed pro forma financial statements.

                              GOLDEN TELECOM, INC.

                  CONDENSED PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002
                                  (UNAUDITED)
                  (IN THOUSANDS OF US$, EXCEPT PER SHARE DATA)

                                                                                                                      PRO FORMA
                                                                           PRO FORMA                                   COMBINED
                                                                           COMBINED                                     GOLDEN
                                                                            GOLDEN                                     TELECOM
                                       GOLDEN                PRO FORMA     TELECOM &                   PRO FORMA     COMINCOM, &
                                      TELECOM    COMINCOM   ADJUSTMENTS    COMINCOM    SIBCHALLENGE   ADJUSTMENTS    SIBCHALLENGE
                                      --------   --------   -----------    ---------   ------------   -----------    ------------
                                       NOTE 2     NOTE 3                                  NOTE 4
REVENUE:
  Telecommunication services........  $285,271   $83,501      $(3,319)(O)  $364,698       $5,238        $  (272)(O)    $368,846
                                                                 (755)(L)                                  (818)(L)
  Revenue from related parties......     1,727       653           --         2,380           --             --           2,380
                                      --------   -------      -------      --------       ------        -------        --------
TOTAL REVENUE.......................   286,998    84,154       (4,074)      367,078        5,238         (1,090)        371,226
OPERATING COSTS AND EXPENSES:
  Access and network services
    (excluding depreciation and
    amortization....................   134,467    30,799       (3,319)(O)   161,841        2,906           (272)(O)     163,910
                                                                 (106)(L)                                  (565)(L)
  Selling, general and
    administrative (excluding
    depreciation and
    amortization)...................    58,003    28,472           --        86,475          812             --          87,287
  Depreciation and amortization.....    38,872    11,047        2,049 (J)    51,354          802            897 (J)      53,053
                                                                 (614)(K)
                                      --------   -------      -------      --------       ------        -------        --------
TOTAL OPERATING COSTS AND
  EXPENSES..........................   231,342    70,318       (1,990)      299,670        4,520             60         304,250
                                      --------   -------      -------      --------       ------        -------        --------
INCOME (LOSS) FROM OPERATIONS.......    55,656    13,836       (2,084)       67,408          718         (1,150)         66,976
OTHER INCOME (EXPENSE):
  Equity in earnings of ventures....    (4,139)       --           --        (4,139)          --             --          (4,139)
  Interest income...................     2,077       190           --         2,267           --             --           2,267
  Interest expense..................    (4,306)   (1,370)          --        (5,676)        (529)            --          (6,205)
  Forgiveness of penalties..........        --     2,002           --         2,002           --             --           2,002
  Foreign currency gains (losses)...    (1,792)     (215)          --        (2,007)         158             --          (1,849)
  Minority interest.................      (527)     (316)          --          (843)          --             --            (843)
                                      --------   -------      -------      --------       ------        -------        --------
TOTAL OTHER INCOME..................    (8,687)      291           --        (8,396)        (371)            --          (8,767)
                                      --------   -------      -------      --------       ------        -------        --------
Income (loss) before income taxes...    46,969    14,127       (2,084)       59,012          347         (1,150)         58,209
Income taxes........................    10,382     4,945         (500)(M)    14,827          290           (276)(M)      14,841
                                      --------   -------      -------      --------       ------        -------        --------
Income (loss) before cumulative
  effect of change in accounting
  principle.........................    36,587     9,182       (1,584)       44,185           57           (874)         43,368
Cumulative effect of change in
  accounting principle..............       974        --           --           974           --             --             974
                                      --------   -------      -------      --------       ------        -------        --------
NET INCOME (LOSS)...................  $ 37,561   $ 9,182      $(1,584)     $ 45,159       $   57        $  (874)       $ 44,342
                                      ========   =======      =======      ========       ======        =======        ========
Basic earnings per share of common
  stock:
  Income before cumulative effect of
    a change in accounting
    principle.......................      1.36                             $   1.32                                    $   1.30
  Cumulative effect of a change in
    accounting principle............      0.04                                 0.03                                        0.03
                                      --------                             --------                                    --------
  Net income per share -- basic.....      1.40                             $   1.35                                    $   1.33
                                      ========                             ========                                    ========
Weighted average common
  shares -- basic...................    26,748                  6,706        33,454                                      33,454
                                      ========                =======      ========                                    ========
Diluted earnings per share of common
  stock:
  Income before cumulative effect of
    a change in accounting
    principle.......................  $   1.34                             $   1.30                                    $   1.28
  Cumulative effect of a change in
    accounting principle............      0.04                                 0.03                                        0.03
                                      --------                             --------                                    --------
  Net income per share -- diluted...  $   1.38                             $   1.33                                    $   1.31
                                      ========                             ========                                    ========
Weighted average common
  shares -- diluted.................    27,163                  6,706        33,869                                      33,869
                                      ========                =======      ========                                    ========

 See accompanying notes to unaudited condensed pro forma financial statements.

                              GOLDEN TELECOM, INC.

               NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS
                                 JUNE 30, 2003
                                  (UNAUDITED)

NOTE 1 HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF GOLDEN TELECOM, INC.

     These columns reflect GTI's historical consolidated balance sheet as of June 30, 2003 and statement of operations for the six month period ended June 30, 2003 prepared and presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

NOTE 2 HISTORICAL PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 OF GOLDEN TELECOM, INC.

     In September 2002, subsidiaries of the Company completed the acquisition of 50% of EDN Sovintel LLC ("Sovintel") that the Company did not own. This column reflects GTI's historical unaudited pro forma combined results of operations to give effect to the Sovintel business combination as if it had occurred on January 1, 2002. The table below summarizes the historical results of GTI for the year ended December 31, 2002 and the historical results for Sovintel for the period from January 1, 2002 to September 16, 2002, along with pro forma adjustments necessary to present pro forma combined results for the year ended December 31, 2002.

                                                HISTORICAL                      PRO FORMA
                                            -------------------                 COMBINED
                                             GOLDEN                PRO FORMA     GOLDEN
                                            TELECOM    SOVINTEL   ADJUSTMENTS    TELECOM
                                            --------   --------   -----------   ---------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...................................  $198,727   $101,261    $(12,990)    $286,998
Operating costs and expenses..............   167,297     75,386     (11,341)     231,342
                                            --------   --------    --------     --------
Income (loss) from operations.............    31,430     25,875      (1,649)      55,656
Other operating income (expense)..........     2,007       (113)    (10,581)      (8,687)
                                            --------   --------    --------     --------
Income (loss) before income taxes.........    33,437     25,762     (12,230)      46,969
Income taxes..............................     4,627      6,647        (892)      10,382
Cumulative effect of a change in
  accounting principle....................       974         --          --          974
                                            --------   --------    --------     --------
Net income (loss).........................  $ 29,784   $ 19,115    $(11,338)    $ 37,561
                                            ========   ========    ========     ========
Net income per share -- basic.............  $   1.24                            $   1.40
                                            ========                            ========
Weighted average common shares -- basic...    24,102                              26,748
                                            ========                            ========
Net income per share -- dilutive..........  $   1.21                            $   1.38
                                            ========                            ========
Weighted average common
  shares -- dilutive......................    24,517                              27,163
                                            ========                            ========

As described in the Company's 8-K/A dated September 17, 2002, the nature of the principal pro forma adjustments were to provide (a) amortization of intangible assets over estimated useful lives; (b) for the effect of purchase accounting to fixed assets on depreciation; (c) interest expense on debt assumed; (d) elimination of connection fee revenue and costs; and (e) elimination of previously recorded equity in earnings of Sovintel.

                              GOLDEN TELECOM, INC.

NOTE 3 HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF OAO COMINCOM

     These columns reflect Comincom historical consolidated income statements for the year ended December 31, 2002 and for the six months ended June 30, 2003 and balance sheet as of June 30, 2003 prepared and presented in accordance with US GAAP.

     Certain reclassifications have been made to Comincom's historical consolidated income statements to conform to the presentation format in these unaudited condensed pro forma consolidated financial statements. Such reclassifications have no impact on revenue, income from operations, income before income taxes and minority interests or net income.

     Certain reclassifications have also been made to Comincom's historical consolidated balance sheet to conform to the presentation format in these unaudited condensed pro forma consolidated financial statements. Such reclassifications have no impact on total assets or shareholder's equity.

NOTE 4 HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF OOO SIBCHALLENGE

     These columns reflect Sibchallenge's historical consolidated income statements for the year ended December 31, 2002 and for the six months ended June 30, 2003 and balance sheet as of June 30, 2003 prepared and presented in accordance with US GAAP.

     Certain reclassifications have been made to Sibchallenge's consolidated income statements to conform to the presentation format in these unaudited condensed pro forma consolidated financial statements. Such reclassifications have no impact on revenue, income from operations, income before income taxes and minority interests or net income.

     Certain reclassifications have also been made to Sibchallenge's balance sheet to conform to the presentation format in these unaudited condensed pro forma consolidated financial statements. Such reclassifications have no impact on total assets or shareholder's equity.

NOTE 5 ALLOCATION OF PURCHASE PRICE

  ACQUISITION OF COMINCOM

     The acquisition of 100% of Comincom will be accounted for as a purchase business combination in accordance with US GAAP. As the transaction will reflect the acquisition of 100% interest in Comincom, the Company will record the net assets of Comincom at 100% of their estimated fair values.

     The estimated total purchase price of approximately $156.6 million consists of approximately $155.0 million of GTI's common stock, representing an estimated 6,705,921 shares and estimated direct transaction costs of approximately $1.6 million. Under US GAAP, securities issued in a purchase business combination should be valued at market prices for a reasonable period before and after the measurement date in determining the fair value of the securities issued. For the purposes of these unaudited pro forma consolidated financial statements, the purchase consideration has been estimated using a closing date of the transaction, the measurement date, of June 30, 2003. Accordingly, the GTI shares issued in consideration are valued based on a weighted average for the five consecutive trading days between June 26 and July 2, 2003, which was $23.11 per share.

                              GOLDEN TELECOM, INC.

     The following is the actual condensed balance sheet of Comincom as of June 30, 2003 reflecting preliminary purchase price accounting adjustments to the net assets acquired:

                                                              JUNE 30, 2003
                                                              --------------
                                                              (IN THOUSANDS)
ASSETS:
  Current assets............................................     $ 35,832
  Property and equipment....................................       78,983
  Telecommunications service contracts intangible assets....       14,804
  Contract based customer relationship intangible assets....       19,871
  Goodwill..................................................       45,014
  Other assets..............................................        3,208
                                                                 --------
       Total assets.........................................     $197,712
                                                                 ========

LIABILITIES:
  Current liabilities.......................................     $ 31,309
  Non-current liabilities...................................        9,829
                                                                 --------
       Net assets...........................................     $156,574
                                                                 ========
  Consideration and acquisition costs:
     GTI shares consideration...............................      154,974
     Direct transaction costs...............................        1,600
                                                                 --------
     Total purchase consideration and acquisition costs.....     $156,574
                                                                 ========

     The purchase allocation will be finalized upon closure of the acquisition by GTI of 100% of the outstanding shares of capital stock of Comincom and completion of the valuation of certain tangible and intangible assets. The final purchase price allocation will be calculated based on the transaction value and the fair values of Comincom's identifiable assets and liabilities at the date of closure. Therefore, the actual goodwill amount, as well as other balance sheet items, could differ from the preliminary unaudited condensed pro forma consolidated financial statements presented herein, and in turn affect items in the preliminary condensed pro forma consolidated statement of operations, such as intangible asset amortization and income taxes. The excess purchase price over the fair value of the net tangible and intangible assets acquired of approximately $45.0 million has been assigned to goodwill and is not deductible for tax purposes. In accordance with the Financial Accounting Standards Board's Statement on Financial Accounting Standard ("SFAS") No. 141, "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets", the Company will not amortize the goodwill recorded in connection with the acquisition of 100% of Comincom. The goodwill will be tested for impairment at least annually. The impact of a one dollar change in the average closing price used to value the shares of common stock for the purpose of this transaction would result in an increase or decrease in goodwill of approximately $6.7 million.

  ACQUISITION OF SIBCHALLENGE

     The acquisition of 100% of Sibchallenge was accounted for as a purchase business combination in accordance with US GAAP. As the transaction reflects the acquisition of 100% interest in Sibchallenge, the Company will record the net assets of Sibchallenge at 100% of their estimated fair values.

                              GOLDEN TELECOM, INC.

     The total purchase price of approximately $15.4 million consisted of cash consideration of approximately $15.0 million and approximately $0.4 million in direct transaction costs, including an investment banking fee of $0.3 million paid to Belongers Limited., an affiliate of Alfa Telecom Limited, a shareholder of the Company.

     The following is the actual condensed balance sheet of Sibchallenge as of June 30, 2003 reflecting preliminary purchase price accounting adjustments to the net assets acquired (in thousands of USD):

                                                               JUNE 30, 2003
                                                               --------------
                                                               (IN THOUSANDS)
ASSETS:
  Current assets............................................      $ 1,524
  Property and equipment....................................        7,825
  Telecommunications service contracts intangible assets....       10,760
  Goodwill..................................................           87
                                                                  -------
     Total assets...........................................      $20,196
                                                                  =======
LIABILITIES:
  Current liabilities.......................................      $ 1,921
  Non-current liabilities...................................        2,875
                                                                  -------
     Net assets.............................................      $15,400
                                                                  =======
Consideration and acquisition costs:
  Cash consideration........................................       15,000
  Direct transaction costs..................................          400
                                                                  -------
Total purchase consideration and transaction costs..........      $15,400
                                                                  =======

     These unaudited condensed pro forma consolidated financial statements reflect the preliminary allocation of the purchase price to assets acquired and liabilities assumed based on their fair values on an assumed closing date of June 30, 2003. The final purchase price allocation will be calculated based on the transaction value and the fair values of Sibchallenge's identifiable assets and liabilities at the date of closure. Therefore, the actual goodwill amount, as well as other balance sheet items, could differ from the preliminary unaudited condensed pro forma consolidated financial statements presented herein, and in turn affect items in the preliminary condensed pro forma consolidated statement of operations, such as intangible asset amortization and income taxes. The excess purchase price over the fair value of the net tangible and intangible assets acquired of approximately $0.1 million has been assigned to goodwill and is not deductible for tax purposes. In accordance with the Financial Accounting Standards Board's Statement on Financial Accounting Standard ("SFAS") No. 141, "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets", the Company will not amortize the goodwill recorded in connection with the acquisition of 100% of Comincom. The goodwill will be tested for impairment at least annually.

NOTE 6 CONDENSED PRO FORMA BALANCE SHEET ADJUSTMENTS

     The accompanying unaudited condensed pro forma consolidated balance sheet includes the adjustments necessary to give effect to the business combination as if it had occurred on June 30, 2003 and to reflect the allocation of the estimated acquisition cost to the estimated fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including the elimination of Comincom's and Sibchallenge's equity accounts.

                              GOLDEN TELECOM, INC.

     As discussed above, an element of the business combination consideration for Comincom was paid in the form of GTI shares, and was valued based upon the guidance of EITF 99-12. Goodwill amounts computed as of the estimated pro forma June 30, 2003 closing date were a function of both this share price determination and the resulting tangible and intangible net assets existing as of June 30, 2003.

     Adjustments included in the June 30, 2003 pro forma consolidated balance sheet are summarized as follows:

          (A) Direct transaction costs of approximately $1.6 million were paid for Comincom. Cash consideration of approximately $15.4 million, including direct transaction costs of approximately $0.4 million was paid for Sibchallenge.

          (B) An element of the purchase price of Comincom will be paid in the form of GTI shares consideration, representing an estimated 6,705,921 shares with an assigned value of $155.0 million.

          (C) The Company recorded approximately $45.0 million in goodwill on the Comincom transaction and eliminated approximately $36.5 million of previously recorded goodwill and recorded approximately $0.1 million in goodwill on the Sibchallenge transaction.

          (D) The Company has assigned approximately $5.3 million to telecommunications service contracts intangible assets and approximately $12.9 million to contract based customer relationship intangible assets in the Comincom transactions. These identified intangible assets will be amortized over a weighted-average period of approximately 9 years, and are non-deductible for Russian tax purposes. The value assigned to the intangible assets reflects 100% of the appraised value, corresponding to the 100% of Comincom that will be purchased.

          The Company has assigned approximately $10.8 million to telecommunications service contracts intangible assets in the Sibchallenge acquisition. These identified intangible assets will be amortized over a weighted-average period of approximately 10 years, and are non-deductible for Russian tax purposes. The value assigned to the intangible assets reflects 100% of the appraised value, corresponding to the 100% of Sibchallenge currently purchased.

          (E) Property and equipment's estimated fair market value was computed using the net current replacement cost valuation method. The preliminary value assigned to property and equipment in the accompanying pro forma balance sheet represents 100% of these estimated fair values.

          (F) The Company has eliminated approximately $5.9 million in previously recorded Comincom deferred revenues and approximately $0.9 million in previously recorded Comincom deferred costs. The Company has eliminated approximately $4.0 million in previously recorded Sibchallenge deferred revenues and approximately $2.7 million in previously recorded deferred costs. These purchase accounting adjustments relate to previous connection fee deferrals in accordance with Staff Accounting Bulletin No. 101 ("SAB 101"). The purchase price accounting adjustments were made under the guidance provided by EITF 01-03, "Accounting in a Business Combination for Deferred Revenue of an Acquiree".

                              GOLDEN TELECOM, INC.

          (G) For Comincom, the Company has recorded a pro forma adjustment to deferred taxes which consists of the following (amounts in thousands of USD):

Property and equipment adjustment -- Note 6(E)..............   $(4,295)
Deferred revenue and cost adjustment -- Note 6(F)...........     5,021
Intangible asset adjustment -- Note 6(D)....................    18,223
                                                               -------
Total adjustments to timing differences.....................    18,949
Russian statutory tax rate..................................        24%
                                                               -------
Pro forma deferred tax liability adjustment.................   $ 4,548
                                                               =======

          For Sibchallenge, the Company has recorded a pro forma adjustment to deferred taxes which consists of the following (amounts in thousands of USD):

Deferred revenue and cost adjustment -- Note 6(F)...........     1,245
Intangible asset adjustment -- Note 6(D)....................    10,760
                                                               -------
Total adjustments to timing differences.....................    12,005
Russian statutory tax rate..................................        24%
                                                               -------
Pro forma deferred tax liability adjustment.................   $ 2,881
                                                               =======

          (H) Elimination entries related to operational activity between Comincom and the Company, Sibchallenge and the Company, and Comincom and Sibchallenge.

          (I) Elimination of Comincom and Sibchallenge equity accounts upon consolidation.

NOTE 7  CONDENSED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

     The unaudited condensed pro forma statements of operations include adjustments necessary to give effect to the merger as if it had occurred on January 1, 2002.

     Adjustments included in the condensed pro forma consolidated statement of operations are summarized as follows:

          (J) Amortization of intangible assets over estimated useful lives (average 9 years for Comincom and 10 years for Sibchallenge).

          (K) Effect of purchase accounting adjustments to fixed assets on depreciation expense.

          (L) Elimination of connection fee revenues and costs associated with the deferred revenue and cost adjustment referenced in Note 6 (F) above

                              GOLDEN TELECOM, INC.

          (M) The following is a pro forma tax computation based on a Russian statutory rate of 24% applied to the incremental variation of reported net earnings for pro forma combined GTI and Comincom, exclusive of the following implied permanent differences:

                                                                               FOR THE SIX
                                                           FOR THE TWELVE        MONTHS
                                                            MONTHS ENDED          ENDED
                                                          DECEMBER 31, 2002   JUNE 30, 2003
                                                          -----------------   -------------
                                                                   (IN THOUSANDS)
Combined pre-tax net income (loss), previously
  reported..............................................       $61,096           $43,183
Pro forma combined pre-tax net income (loss), reported
  herein................................................        59,012            41,718
                                                               -------           -------
Net change in reported pre-tax income...................       $ 2,084           $ 1,465
                                                               =======           =======
Less -- permanent taxation differences:
  Transactions costs, deductible in USA.................       $ 1,600           $    --
  Valuation allowance, transaction costs................        (1,600)               --
                                                               -------           -------
Net change in taxable items.............................       $ 2,084           $ 1,465
                                                               =======           =======
Russian statutory tax rate..............................            24%               24%
                                                               -------           -------
Incremental reduction in taxes..........................       $   500           $   352
                                                               =======           =======

          The following is a pro forma tax computation based on a Russian statutory rate of 24% applied to the incremental variation of reported net earnings for pro forma combined GTI and Sibchallenge, exclusive of the following implied permanent differences:

                                                                               FOR THE SIX
                                                           FOR THE TWELVE        MONTHS
                                                            MONTHS ENDED          ENDED
                                                          DECEMBER 31, 2002   JUNE 30, 2003
                                                          -----------------   -------------
                                                                   (IN THOUSANDS)
Combined pre-tax net income (loss), previously
  reported..............................................       $47,316           $34,073
Pro forma combined pre-tax net income (loss), reported
  herein................................................        46,166            33,499
                                                               -------           -------
Net change in reported pre-tax income...................       $ 1,150           $   574
                                                               =======           =======
Less -- permanent taxation differences:
  Transactions costs, deductible in USA.................       $   400           $    --
  Valuation allowance, transaction costs................          (400)               --
                                                               -------           -------
Net change in taxable items.............................       $ 1,150           $   574
                                                               =======           =======
Russian statutory tax rate..............................            24%               24%
                                                               -------           -------
Incremental reduction in taxes..........................       $   276           $   138
                                                               =======           =======

          (O) Elimination entries related to operational activity between Comincom and the Company, Sibchallenge and the Company and Comincom and Sibchallenge.

                   MATERIAL CONTACTS AND BOARD DELIBERATIONS

     In a letter dated December 21, 2001, Mr. V. Bulgak, Chairman of the Boards of Directors of OAO Comincom and ZAO Combellga wrote to Mr. Petr Aven, Chairman of the Board of Directors of our company. Mr. Bulgak's letter discussed the telecommunications business in Russia and favorable trends in the telecommunications business internationally. Mr. Bulgak proposed a merger of our company and Comincom and Combellga. Mr. Bulgak suggested several possible advantages of merging the companies.

     On April 10, 2002, our company, Comincom, Telenor East Invest AS (which later assigned its rights to Telenor) and certain Russian investors who at that time held shares in Comincom signed a Mutual Confidentiality, Non-Disclosure and Non-solicitation Agreement ("Confidentiality Agreement") with a term of one year.

     On May 15, 2002, Mr. Sergei Stefanovich, Director of Business Development of our company, met with Mr. Kjell Morten Johnsen and Mr. Tron Ostby, both of Telenor, to discuss a tentative timetable for the transaction. The Telenor representatives were accompanied by representatives of Morgan Stanley.

     On May 21, 2002, Mr. Aven initiated a discussion with our company's Board of Directors regarding the possible acquisition of Comincom/Combellga. He noted that valuation of Comincom/Combellga prepared by our company was significantly lower than that prepared by the shareholders of Comincom/ Combellga.

     On May 22, 2002, Stan Abbeloos, the company's Chief Operating Officer, and Sergei Stefanovich met with Mr. Johnsen, Mr. Ostby and representatives of Morgan Stanley. The participants in the meeting discussed the initial valuation presentation that was produced by Morgan Stanley reflecting a proposed exchange ratio of 29-33% of our company's shares for 100% of Comincom/Combellga shares.

     On July 9, 2002, the Board of Directors resolved to retain JPMorgan plc ("JPMorgan") to act as our company's financial advisor with respect to the proposed acquisition of Comincom/Combellga. On July 12, 2002, our company retained JPMorgan to act as its financial advisor in the transaction.

     On July 23, 2002, representatives of JPMorgan and Morgan Stanley met to discuss the transaction process.

     On August 8, 2002, Mr. Stefanovich and representatives of JPMorgan met with Mr. Johnsen, Mr. Ostby and representatives of Morgan Stanley. The parties agreed on many of the transaction procedures, including anticipated timing, information sharing, valuation parameters and follow-on steps. The parties agreed to proceed with a view to presenting key details of the transaction to our company's Board of Directors on September 10, 2002.

     On September 10, 2002, the Board resolved to propose to Telenor 17% of our company's shares on a post-transaction basis in exchange for 100 percent of the shares in Comincom.

     On September 17, 2002, Mr. Alexander Vinogradov, our company's President and Chief Executive Officer, wrote on behalf of our company to Telenor with an offer of 17% of our company's issued and outstanding shares on a post-transaction basis in return for the target companies. Representatives of JPMorgan met with representatives of Morgan Stanley in London on September 18, 2002 to discuss our company's proposal.

     On September 25, 2002, representatives of JPMorgan and Morgan Stanley met in London and agreed that the companies' trading multiples should serve as a natural benchmark on which to assess the value of Comincom/Combellga.

     On October 10, 2002, Mr. Stefanovich and Mr. Jeffrey Riddell, General Counsel and Senior Vice President of our company, and representatives of JPMorgan met with Mr. Johnsen, Mr. Ostby, representatives of Morgan Stanley and representatives of the law firm, Coudert Brothers, counsel to Telenor, in the offices of Coudert Brothers in London to discuss valuation, corporate governance and information exchange issues.

     On October 23, 2002, representatives of our company met with representatives of Telenor in Moscow to discuss valuation and corporate governance issues in relation to the proposed transaction.

     On November 2, 2002, in response to the meeting on October 23, 2002, Mr. Johnsen wrote a letter to Mr. Vinogradov outlining Telenor's proposal regarding key terms of the transaction. Telenor proposed that it receive approximately 22.6%-23.4% of our company's issued and outstanding shares on a post-transaction basis in exchange for 100% shares of Comincom/Combellga.

     On November 5, 2002, Golden Telecom's Board of Directors met to discuss Telenor's proposal and rejected the proposal.

     On November 11, 2002, Mr. Petr Aven, our Chairman of the Board, wrote to Mr. Johnsen, proposing up to a maximum of 20% of the post-transaction outstanding shares for Comincom, subject to the completion of legal and financial due diligence. The letter also stated that Telenor's proposal regarding corporate governance issues should be subject to further negotiation.

     On November 14, 2002, Mr. Johnsen responded in writing to Mr. Aven's letter rejecting Golden Telecom's proposal. Mr. Johnsen suggested that the parties conduct further due diligence as a way of bridging the valuation gap between the parties.

     On December 10, 2002, Mr. Aven wrote to Mr. Johnsen and suggested that Telenor put forward its proposal regarding corporate governance issues that would provide suitable protection to our company's minority shareholders. On January 14, 2003, Mr. Johnsen responded to Mr. Aven and Mr. Vinogradov with a revised proposal regarding corporate governance issues.

     On January 24, 2003, Golden Telecom and Telenor exchanged revised business plans and estimated 2002 financial results for Golden Telecom and Comincom/Combellga, respectively.

     On January 28, 2003, representatives of Golden Telecom and JPMorgan interviewed the management of Comincom/Combellga with respect to Comincom/Combellga's operations and financial position. On January 29, 2003, representatives of Telenor, Comincom/Combellga and Morgan Stanley interviewed the management of Golden Telecom with respect to the company's operations and financial position.

     On February 3, 2003, representatives of JPMorgan and Morgan Stanley held discussions regarding adjustments to the EBITDA calculation for Golden Telecom and Comincom/Combellga in order to bring them to the same accounting base for the purposes of valuation.

     On February 18, 2003, Mr. Aven reported to the Board that the company conducted limited operational due diligence on Comincom/Combellga. The Board resolved to offer to the principals of Comincom/Combellga up to 19% of the company's outstanding shares on a post-transaction basis for 100% of the shares of Comincom.

     On February 21, 2003, based on the revised business plan and additional information on Comincom/ Combellga received during the management interviews, Golden Telecom made a revised proposal to Telenor for Comincom/Combellga by offering Telenor 18.2%-18.7% of the outstanding shares of Golden Telecom on a post-transaction basis. This proposal was rejected by Telenor. Mr. Johnsen indicated that Telenor was prepared to accept no less than 21% of the outstanding shares of Golden Telecom on a post-transaction basis.

     On March 4, 2003, Golden Telecom, in a letter from Mr. Vinogradov to Mr. Johnsen, reiterated its proposal to Telenor of 18.2-18.7% of the outstanding shares of Golden Telecom on a post-transaction basis for 100% of the shares of Comincom/Combellga. Since there was still a significant gap in valuation between the parties, it was proposed that the negotiations be suspended until the differences between the parties narrowed.

     On March 7, 2003, Golden Telecom, Alfa and Telenor met to discuss the valuation deadlock and key corporate governance issues.

     On March 12, 2003, Mr. Andrei Shtyrba of Alfa Bank wrote Mr. Johnsen stating that Alfa was prepared to propose to Golden Telecom's Board of Directors that the Board approve the transaction on the basis of Golden Telecom offering approximately 19.5% of the issued and outstanding shares of Golden Telecom on a post-transaction basis. On March 14, 2003, Mr. Ostby wrote to Mr. Shtyrba and indicated that Telenor was willing to accept the exchange ratio of 19.5%.

     Thereafter representatives of Telenor and us held various discussions and commenced the preparation of a term sheet. On March 21, 2003, Coudert Brothers, circulated a draft of the term sheet. Over the next eight weeks, we, Telenor and representatives for each of us held various meeting and telephone conference calls to negotiate terms.

     On March 28, 2003 the Board of Directors established a special committee consisting of Mr. David Herman and Mr. Michael North, each of whom is a disinterested director in this transaction. The special committee was established to review and evaluate the advisability of an amendment to our company's certificate of incorporation such that in certain circumstances where any person desires to become a beneficial owner of 50% or more of the issued and outstanding shares of our company, such person would be required to make an offer to purchase any and all of our company's shares. Similar provisions were subsequently included in the shareholders agreement among our company, Alfa, Barings, Capital, Rostelecom and Telenor.

     On April 1, 2003, Mr. Vinogradov provided an update on the Combellga/Comincom transaction to the Board. The Board resolved to propose 19.5% of the company's post-transaction outstanding shares in exchange for all of the issued and outstanding shares of Comincom. The Board also resolved to expand the scope of the special committee to include exclusive power and authority on behalf of our company to review, evaluate and determine the advisability of granting a request for advance approval under Section 203 of the DGCL in connection with the acquisition of Comincom/Combellga and the advisability of amending the shareholders agreement among our company's major shareholders. The special committee was also given the exclusive power and authority on behalf of our company to (a) communicate and negotiate with the parties in the transaction and to the shareholders agreement and standstill agreement, including the requested approval under Section 203 of the DGCL, (b) determine whether our company should agree to approval for the attainment of interested stockholder status by Telenor for the purposes of Section 203 in connection with the acquisition and amending the shareholder agreement and standstill agreements among our company's major shareholders and whether such actions are fair to, and in the best interests of, our company and all of its stockholders, and (c) exercise all of the power and authority possessed of our Company's full Board of Directors to determine whether to grant or deny the request by our company for approval pursuant to Section 203 of the DGCL.

     On April 1, 2003, the special committee met and elected Mr. North as Chair of the special committee. The special committee participated in a telephone conference call with representatives of JPMorgan to review the advisability of the amendment to our company's certificate of incorporation. The special committee also participated in a telephone conference call with attorneys from the law firm of Potter Anderson, counsel to the special committee, to discuss the advisability of the amendment.

     On April 25, 2003, the special committee discussed the mandatory tender provisions and resolved to instruct our company's management to include the substance of the amendment in the agreements to be negotiated by our company and its major shareholders and that such agreements be presented to the special committee for final review prior to execution.

     On May 20, 2003, Mr. Jeff Riddell, Senior Vice President, General Counsel and Corporate Secretary reported to the Board on the Comincom/Combellga transaction. He noted that our company was continuing negotiations with the sellers and reported that the parties finalized the term sheet. A copy of the term sheet was distributed to the directors.

     On May 21, 2003, our company, Telenor (as assignee of Telenor East Invest
AS), Comincom and the Strategic Russian Investors executed an amendment to the Confidentiality Agreement under which the parties agreed to negotiate exclusively which each other regarding the transaction and not to engage in any other transaction which could be reasonably expected to diminish the likelihood of the consummation of the transaction. Such exclusivity provisions were to apply to the parties from May 20, 2003 to August 1, 2003.

     On May 22, 2003 the parties executed a non-binding term sheet that set forth the principal terms for the transaction including the requirement for a tender offer with a minimum acceptance condition in the event that a person desired to gain control of our company. See "Description of Other Transaction Documents".

     From June 4 to July 25, 2003, Golden Telecom and Telenor conducted detailed legal, financial and operating due diligence of Comincom/Combellga and Golden Telecom, respectively.

     On June 10, 2003, our counsel, Chadbourne & Parke LLP, distributed the first draft of the share exchange agreement and Telenor's counsel distributed the first draft of the shareholders agreement, standstill agreement and registration rights agreement. During the next week, counsel for us and Telenor exchanged comments on the agreements. On June 16 and 17, 2003, Telenor and its financial and legal advisors met with us and our financial and legal advisors in London to negotiate the agreements. At the conclusion of these meetings, it was agreed that many of the key open issues had been resolved but that until Telenor delivered the audited consolidated financial statements that were specified in the term sheet we would not be able to verify the assumptions made in valuing the Comincom shares and consequently we were not in a position to sign any of the agreements.

     In late June 2003, revised drafts of the agreements reflecting the points agreed to in the June London meetings were exchanged.

     On June 28, 2003, the drafts of the shareholders agreement, standstill agreement and registration rights agreement were distributed for review to the shareholders who would be party to them.

     On July 3, 2003, Mr. Riddell provided an update on the Comincom/Combellga transaction to the Board. The Board authorized our company's management on behalf of the company to negotiate and enter into transaction documents for the purchase of Comincom/Combellga.

     On July 3, 2003, representatives of JPMorgan and Morgan Stanley held discussions regarding a post-closing adjustment mechanism, depending on the relative financial performance of Golden Telecom and Comincom/Combellga between signing of the share exchange agreement and closing of the transaction, to be incorporated into the share exchange agreement.

     On July 9, 2003, the special committee met to discuss the status of the Comincom/Combellga transaction.

     During July 2003, we held discussions with Telenor and its accountants regarding the status of the Comincom and Combellga financial statements.

     On July 30, 2003, we meet with Telenor and its counsel to continue discussions on the agreements.

     During the first week of August 2003, negotiations were held to finalize the agreements.

     On August 8, 2003, our Board approved the form of share exchange agreement and the special committee of the Board approved the other transaction agreements and authorized a waiver under Delaware General Corporation Law Section 203, the Delaware anti-takeover statute.

     On August 19, 2003, the Comincom/Combellga transaction agreements were executed.

                              REGULATORY APPROVALS

     In order to complete the acquisition of Comincom, we are required to obtain the approval of the Ministry for Antimonopoly Policy and Support for Entrepreneurship of the Russian Federation ("Anti-monopoly Ministry") and satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"). On August 27, 2003, we received permission from the Anti-monopoly Ministry to acquire Comincom. On September 26, 2003, we received early termination of the waiting period under the HSR Act. In addition, completion of the acquisition of Comincom will require compliance with applicable corporate law of the State of Delaware and the Russian Federation, compliance with Nasdaq Marketplace Rules as set forth in this proxy statement and compliance with the United States Securities and Exchange Commission rules and regulations, federal securities laws and applicable securities and "blue sky" laws of the various states.

                     TERMS OF THE SHARE EXCHANGE AGREEMENT

GENERAL

     Our wholly owned subsidiary, SFMT, will acquire Comincom pursuant to the terms of a share exchange agreement in a transaction that involves Golden Telecom issuing shares of its common stock equal to 19.5% of the outstanding shares of its common stock calculated on a post-acquisition basis in exchange for all the issued and outstanding capital stock of Comincom. The full text of the share exchange agreement is included as an exhibit to the Form 8-K which we filed with the SEC on August 20, 2003. You can review this Form 8-K and the share exchange agreement on the SEC's website, www.sec.gov. The following is a description of the material terms of the share exchange agreement and is qualified in its entirety by reference to the full share exchange agreement.

THE CLOSING

     The closing of the acquisition is to take place five business days after the satisfaction or waiver of all of the conditions precedent. One of the conditions to the closing is your approval of the issuance of the shares of our common stock.

THE TRANSACTION

     Golden Telecom, SFMT and Telenor entered into the share exchange agreement on August 19, 2003. Pursuant to the share exchange agreement, SFMT will acquire from Telenor 129,292 shares of common stock of Comincom, nominal value 1 Ruble per share, 541 shares of Class A non-convertible preferred stock of Comincom, nominal value 1 Ruble per share, and 29,838 shares of Class B convertible preferred stock of Comincom, nominal value 1 Ruble per share. There are also 5 shares of common stock issued by Comincom owned by a designee of Telenor which are to be transferred to a designee of ours. In exchange for all of these shares, we will issue to Telenor a number of shares of our common stock equal to 19.5% of our outstanding shares of common stock on a post-acquisition basis. For example, if on the closing date we have 28,783,421 shares of common stock outstanding, we would issue 6,972,382 shares of our common stock to Telenor. In this example, 35,755,802 shares of our common stock would be outstanding immediately after the closing of the acquisition. The actual number of shares issued may differ depending on the number of outstanding shares on the date of closing the transaction.

POST CLOSING ADJUSTMENT

     The share exchange agreement provides for a post closing adjustment to be made based on our company's and Comincom's results through September 30, 2003. Any adjustment will be paid to the appropriate party in cash, not shares.

     Within thirty days of the closing, (a) our company is required to deliver to Telenor a balance sheet prepared for our company on a consolidated basis in accordance with Generally Accepted Accounting

Principles in the United States ("US GAAP") and reviewed in accordance with Statement on Auditing Standards ("SAS 100") as of the closing, together with a supporting schedule setting forth a determination of our company's indebtedness on a consolidated basis as of the closing (the "Company Closing Statement"), and
(b) Telenor is required to deliver to us a balance sheet prepared for Comincom and Comincom's subsidiaries on a consolidated basis in accordance with US GAAP and reviewed in accordance with SAS 100 as of the closing, together with a supporting schedule setting forth a determination of the indebtedness of Comincom and its subsidiaries on a consolidated basis as of the closing (the "Comincom's Closing Statement", and together with the Company Closing Statement, the "Closing Statements"). In preparing the Company Closing Statement, any adjustment caused to our financial results that arises from the acquisition by us of the telephone service provider, Sibchallenge Telecom, and an Internet service provider, Tel, in Krasnoyarsk, Russia, shall not be taken into account, and the Company Closing Statement shall be prepared as if such acquisitions did not occur, provided that if such adjustment would negatively affect our consolidated net cash position by more than $20.0 million, then the amount in excess of $20.0 million by which such adjustment would affect such net cash position shall be taken into account in preparing the Company Closing Statement. In preparing the Comincom Closing Statement, any adjustment caused to Comincom's consolidated financial results that results from (a) the payment of fees to PricewaterhouseCoopers and American Appraisal for their services in connection with the acquisition, which in any event shall not exceed $190,000 in the aggregate, and (b) the payment of any fees of PricewaterhouseCoopers for its services in connection with the preparation of the financial materials to be provided by Telenor in connection with this proxy statement which in any event shall not exceed $100,000 in the aggregate, shall not be taken into account, and Comincom's Closing Statement shall be prepared as if such fees had not been paid.

     We will cause our employees (and the employees of our subsidiaries and affiliates) to assist Telenor in the preparation of the Comincom Closing Statement and to assist Telenor's auditor in connection with its review of the Comincom Closing Statement.

     We and Telenor will seek in good faith to resolve any differences that may exist with respect to the matters specified in any notice of disagreement delivered in accordance with the share exchange agreement. If Telenor and we cannot reach agreement on such matters, an independent accounting firm of recognized international standing will be engaged (the "Unaffiliated Firm") to resolve the matters which remain in dispute with respect to the disputed Closing Statements. The Unaffiliated Firm will resolve the differences submitted to it based solely upon the information provided to the Unaffiliated Firm by us and Telenor pursuant to the terms of the share exchange agreement (and not by independent review). The Unaffiliated Firm's authority will be limited to resolving disputes with respect to whether the disputed Closing Statements were properly prepared with respect to the individual items on the Closing Statements in dispute. The decision of the Unaffiliated Firm will be, for all purposes, conclusive, non-appealable, final and binding upon us and Telenor. The fees of the Unaffiliated Firm will be borne by us and Telenor in the same proportion that the US Dollar amount of disputed items lost by a party bears to the total US Dollar amount in dispute resolved by the Unaffiliated Firm. Telenor and we will each bear the fees, costs and expenses of our own accountants and all of our other expenses in connection with matters contemplated by such disputes.

     Upon resolution of the disputed items (if any) under the Closing Statements, the Closing Statements shall be deemed to be the Final Closing Statements for all purposes. Using the relevant numbers set forth below for September 30, 2003 and December 31, 2003, a straight-line interpolation of indebtedness (adjusted for cash) for each party for the period between September 30, 2003 and the closing shall be calculated (the "Required Indebtedness"). The Required Indebtedness for each party shall be compared to the appropriate amount of indebtedness set out in the Final Closing Statements (the "Closing Indebtedness").

                                                                               OUR COMPANY        OUR COMPANY
                               COMINCOM RESULTS FOR   COMINCOM RESULTS FOR   RESULTS FOR THE    RESULTS FOR THE
                                 THE NINE MONTHS       THE TWELVE MONTHS       NINE MONTHS       TWELVE MONTHS
                                  ENDED 9/30/03          ENDED 12/31/03       ENDED 9/30/03     ENDED 12/31/03
                               --------------------   --------------------   ---------------   -----------------
Indebtedness (Adjusted for
  Cash)......................          $2.7                  $(0.6)              $(41.0)            $(50.0)

     If this comparison shows that the Comincom has failed to meet its Required Indebtedness target (by having more indebtedness and/or less cash such that the net cash position of Comincom is less than the amount of such target), Telenor shall pay to our company the difference between its Closing Indebtedness and its Required Indebtedness. If this comparison shows that we have failed to meet our Required Indebtedness target (by having more indebtedness and/or less cash such that our net cash position is less than the amount of such target), we shall pay to Telenor the difference between our Closing Indebtedness and our Required Indebtedness.

CONDITIONS TO CLOSING

     The closing of the acquisition of Comincom is subject to conditions precedent which are customary for this type of transaction, including approval by the relevant anti-trust authorities in Russia and the United States (which we have received), approval of the issuance of our shares of common stock by our shareholders and effectiveness of the other transaction documents entered into by Golden Telecom, Alfa, Barings, Capital, Rostelecom, and Telenor. The other transaction documents are a registration rights agreement, a standstill agreement and a shareholders agreement. These agreements are described below. See "TERMS OF THE OTHER TRANSACTION DOCUMENTS".

     In addition there are financial conditions that each side to the transaction must satisfy. The material financial conditions are described immediately below. The indebtedness (adjusted for cash) of Comincom at December 31, 2002 on a consolidated basis calculated in accordance with US GAAP shall not exceed $6.1 million. For the financial year ending December 31, 2002, Comincom's audited accounts, calculated in accordance with US GAAP, shall show consolidated Earnings Before Interest, Taxes and Amortization (which is commonly referred to as EBITDA) of no less than $26.7 million.

     Comincom's accounts for the 2003 period ending on the last day of the quarter ending immediately preceding the closing date shall show consolidated EBITDA of no less than the target specified in the table below and consolidated indebtedness and capital expenditures of no more than the targets specified in the table below; provided that (a) with respect to their consolidated EBITDA, at any date of determination, if the target for such date does not exceed by more than 1% their consolidated EBITDA as at such date, and, with respect to their consolidated indebtedness, as at any date of determination, if such amount does not exceed the target for such date by more than 2.5%, and, with respect to their consolidated capital expenditures, if such amount does not exceed the target for such date by more than 5%, then the relevant target shall be deemed to have been meet, (b) if following June 30, 2003, Comincom achieves one of the subsequent pre-closing date targets for EBITDA, on a cumulative basis, any failure to have achieved any preceding target shall be deemed to have been waived, and (c) if, with respect to the incurrence of indebtedness or capital expenditures, as the case may be, Comincom has exceeded such targets but, by the closing date, has achieved the most recent subsequent pre-closing date targets for indebtedness or capital expenditures, as the case may be, then such failure shall be deemed to have been waived. The targets with respect to consolidated EBITDA, indebtedness and capital expenditures for Comincom for the 2003 periods ending on the last day of the first nine months and the full year of 2003, respectively, are outlined in the table below (all figures in the table below are in millions of US Dollars):

                                                            NINE MONTHS    TWELVE MONTHS
                                                           ENDED 9/30/03   ENDED 12/31/03
                                                           -------------   --------------
EBITDA...................................................      $23.8           $33.3
Indebtedness (Adjusted for Cash).........................        2.7            (0.6)
Capital Expenditures.....................................       17.0            21.5

     In making any determination as to whether the above referenced targets have been met, any adjustment caused to Comincom's and its subsidiaries' consolidated financial results that results from (a) the payment of fees to PricewaterhouseCoopers and American Appraisal for their services in connection with the acquisition, which in any event shall not exceed $190,000 in the aggregate, and (b) the payment of any fees of PricewaterhouseCoopers for its services in connection with the preparation of the financial materials to be provided by Telenor in connection with this proxy statement which in any event shall not exceed $100,000 in the aggregate, shall not be taken into account, and such determination shall be made as if such fees had not been paid.

     Comincom shall have delivered to us Comincom's profit and loss statement and balance sheet, each prepared in accordance with US GAAP, for each quarter beginning with the quarter ending September 30, 2003 through the last full quarter prior to the closing. Further, neither Comincom nor its subsidiaries shall have declared a moratorium on any of its indebtedness, be unable or admit its inability to pay its debts as they generally fall due or shall have passed a resolution to wind up or liquidate themselves. Our indebtedness at December 31, 2002 on a proportionately consolidated basis calculated in accordance with US GAAP shall not exceed $21.1 million. For the financial year ending December 31, 2002, our audited accounts, calculated in accordance with US GAAP, shall show proportionately consolidated EBITDA of no less than $100.6 million.

     Our accounts for the 2003 period ending on the last day of the quarter ending immediately preceding the closing date shall show proportionately consolidated EBITDA of no less than the target specified in the table below and proportionately consolidated indebtedness and capital expenditures of no more than the target specified below; provided that (a) with respect to our proportionately consolidated EBITDA, as at any date of determination, if the target for such date does not exceed by more than 1% our proportionately consolidated EBITDA as at such date, and, with respect to our proportionately consolidated indebtedness, as at any date of determination, if such amount does not exceed the target for such date by more than 2.5%, and, with respect to our proportionately consolidated capital expenditures, as at any date of determination, if such amount does not exceed the target for such date by more than 5%, then we shall be deemed to have met such target, (b) if following June 30, 2003, we achieve one of the subsequent pre-closing date targets for EBITDA, on a cumulative basis, any failure by us to have achieved any preceding target shall be deemed to have been waived, and (c) if, with respect to the incurrence of indebtedness or capital expenditures, as the case may be, we have exceeded such targets but, by the closing date, have achieved the most recent subsequent pre-closing date targets for indebtedness or capital expenditures, as the case may be, then such failure shall be deemed to have been waived. Our targets with respect to proportionately consolidated EBITDA, indebtedness and capital expenditures for the 2003 periods ending on the last day of the first nine months and the full year of 2003, respectively, are outlined in the table below (all figures in the table below are in millions of United States Dollars):

                                                            NINE MONTHS    TWELVE MONTHS
                                                           ENDED 9/30/03   ENDED 12/31/03
                                                           -------------   --------------
EBITDA...................................................     $ 87.5           $122.4
Indebtedness (Adjusted for Cash).........................      (41.0)           (50.0)
Capital Expenditures.....................................       45.0             59.5

     In making any determination as to whether the above referenced targets have been met, any adjustment caused to the financial results of our company for the relevant quarter that results from the acquisition by us of the telephone service provider, Sibchallenge Telecom, and an Internet service provider, Tel, in Krasnoyarsk, Russia, shall not be taken into account, and such determination shall be made as if such acquisitions did not occur, provided that if such adjustment would negatively affect our consolidated net cash position by more than $20.0 million, then the amount in excess of $20.0 million by which such adjustment would affect our cash position shall be taken into account.

     We shall have delivered to Comincom our company's profit and loss statement and balance sheet, each prepared in accordance with US GAAP, for each quarter beginning with the quarter ending September 30, 2003 through the last full quarter prior to the closing. Further, neither our company nor any of its subsidiaries shall have declared a moratorium on any of its indebtedness, be unable or admit its inability to pay its debts as they generally fall due or shall have passed a resolution to wind up or liquidate themselves.

INDEMNIFICATION AND GUARANTY

     The share exchange agreement provides for Telenor to indemnify us for breaches of their representations and warranties or the non-performance by Telenor of their covenants in the agreement. We may not seek indemnity from Telenor unless our aggregate losses for such breaches or non-performance exceed $2,750,000 and to reach that aggregate amount we may only bring individual claims that are at least equal to $250,000. Telenor is not required to indemnify us in an amount in excess of the sum of the notional price of the acquisition, our costs and expenses in the transaction and any amounts expended by us in pursuing claims against Telenor. The notional price shall be determined by multiplying the average of the market price of a share of our company's common stock for each of the ten trading days immediately preceding the closing by the number of our company shares issued in the transaction, provided, that if the share exchange agreement is terminated and the closing does not occur, then the maximum amount of the indemnity shall be the amount obtained by multiplying the average market price of a share of our company's common stock for each of the ten trading days immediately preceding such termination date by the number of shares of our company's common stock that would have represented 19.5% of our company's outstanding common stock assuming the acquisition had been consummated on such termination date (the "Notional Price").

     The share exchange agreement also provides for us to indemnify Telenor for breaches of our representations and warranties or the non-performance by us of our covenants in the agreement. Telenor may not seek indemnity from us unless their aggregate losses for such breaches or non-performance exceed $11.0 million and to reach that aggregate amount they may only bring individual claims that are at least equal to $250,000. We are not required to indemnify Telenor in an amount in excess of the sum of the Notional Price, Telenor's costs and expenses in the transaction and any amounts expended by Telenor in pursuing claims against our company.

     We have agreed to provide to Telenor a guaranty of complete payment when due and performance of each covenant, agreement and obligation of SFMT under the share exchange agreement. An affiliate of Telenor has agreed to provide to us and SFMT a guaranty of complete payment when due and performance of each covenant, agreement and obligation of Telenor under the share exchange agreement.

CONDUCT OF BUSINESS

     Pursuant to the share exchange agreement, Telenor has agreed to cause Comincom and each of its subsidiaries, prior to the closing date, (a) to conduct its business in the ordinary course in accordance with present policies and as previously conducted, (b) to preserve its business organization intact, (c) consistent with efficient and economical management, to retain the services of its present officers, employees and agents to the end that the Comincom and each of its subsidiaries may retain their goodwill and preserve their business relationships with customers, suppliers and others, (d) to maintain or renew all existing authorizations necessary for them to carry out their business as currently conducted and to comply with all of the terms and conditions of the authorizations and (e) report to us, as and when requested in writing, concerning the status of the business and operations of Comincom or any of its subsidiaries. Telenor shall not, and shall not permit Comincom or any its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the closing not being satisfied. Prior to the closing date, Telenor shall not permit Comincom or any of its subsidiaries to engage in any of the following, without our prior written approval:

     - changing or altering their corporate structure or amending their charter documents or by-laws or other governing or organizational documents, or initiating or undertaking any liquidation or dissolution;

     - issuing or selling any shares of their capital stock, any ownership, membership or equity interests, or any other securities or issuing any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or entering into any contract, understanding or arrangement with respect to the issuance of, any ownership, membership or equity interests, any shares of their capital stock or any of their other securities, or entering into any arrangement or contract with respect to the purchase, redemption or voting of their ownership, membership or equity interests or shares of their capital stock, or adjusting, splitting, reacquiring, redeeming, combining or reclassifying any of their securities, or making any other changes in their capital structure;

     - directly or indirectly, establishing any new subsidiary, or making any equity investment in, or advancing any funds to, any person involving an aggregate amount for Comincom and its subsidiaries in excess of $10,000 (or the equivalent thereof in any other currency) other than trade advances or prepayments made in the ordinary course of business;

     - incurring (contingently or otherwise) any indebtedness, other than in the ordinary course of business, but in no event shall the aggregate of such amount incurred by Comincom and its subsidiaries exceed $2.5 million (or the equivalent thereof in any other currency);

     - incurring (contingently or otherwise) any other obligation or liability except for normal operating purposes in the ordinary course of business;

     - declaring, setting aside or paying any dividends (in cash or in kind) on, or making any distributions in respect of, any capital stock or other ownership, membership or equity interests (except in case such dividends or distributions are due to Comincom or any its Subsidiaries);

     - entering into, amending or affirmatively renewing or terminating any contract, commitment, lease (whether of real property or any personal (movable) property) or other agreement, except on an arm's length basis and in the ordinary course of business;

     - guaranteeing or entering into any obligation to guarantee the obligation of any person, provided that the aggregate potential liability under all of such guarantees in combination with any indebtedness incurred as described above shall not exceed $2.5 million (or the equivalent thereof in any other currency), and provided further that a guarantee or assumption of obligations in favor of Comincom or any its subsidiaries shall not be subject to this restriction;

     - mortgaging, pledging or subjecting to any lien, any of their assets, properties or business;

     - selling or otherwise transferring or leasing any properties or assets or canceling any debt or claim or waiving any right, or purchasing or otherwise acquiring or leasing any properties or assets, in each case except in the ordinary course of business;

     - permitting to lapse any right with respect to any intellectual property or other intangible asset necessary for the conduct of their business;

     - granting any increase in wages or salary rates or in employment, retirement, severance, termination or other benefits or paying any bonus, or making any loan to any officer, director or employee, other than increases or bonuses in the ordinary course consistent with past practice or required by any agreement in effect on the date the share exchange agreement was signed and which was disclosed to us, or entering into any employment contract with any person except in accordance with any budget or business plan, or adopting any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any of their employees;

     - accelerating the collection of accounts receivable, delaying the payment of accounts payable or deferring maintenance and other expenses, reducing inventories, or otherwise increasing cash on hand, in a manner inconsistent with past practice or not in the ordinary course of business;

     - repaying any indebtedness, except as required by existing debt instruments;

     - making any material tax election, settling or compromising any liability for taxes, preparing and filing tax returns or declarations other than in accordance with applicable law and on a basis consistent with their past practices or, other than in the ordinary course of business, engaging in any transaction or operating the business in a manner that would directly or indirectly result in any liability to them for taxes;

     - making any changes in the type or amount of their insurance coverages, other than any increase in coverage amount or renewal of a policy in the ordinary course of business;

     - making any material change in its accounting methods or practices; or

     - agreeing, in writing or otherwise, to do any of the foregoing.

     Pursuant to the share exchange agreement we agreed to, and to cause each of our key subsidiaries to, prior to the closing date, (a) conduct its business in the ordinary course in accordance with present policies and as previously conducted, (b) consistent with efficient and economical management, retain the services of its present officers and management to the end that we and each of the key subsidiaries may retain its goodwill and preserve its business relationships with customers, suppliers and others, and (c) report to Telenor, as and when requested in writing, concerning the status of our business and operations or the business and operations of any of our key subsidiaries. For purposes of the share exchange agreement our key subsidiaries means each of the following 13 wholly-owned subsidiaries:

     LLC EDN Sovintel, GTS-Vox, Ltd., SFMT-Rusnet, Inc., SFMT-CIS, Inc., LLC Golden Telecom (Ukraine), LLC Invest-Holding, CellUkraine Ltd., LLC GTS Ukrainian TeleSystems, GTS Mobile Services, Inc., GTS Finance, Inc., ROL Holdings Ltd., LLC Business Communications Agency (ADS) and Golden TeleServices, Inc.

     We shall not, and shall not permit any of the key subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to closing not being satisfied. Prior to the closing date, we shall not, and shall not permit any of our key subsidiaries to, engage in any of the following, without the prior written approval of Telenor:

     - except as otherwise disclosed to Telenor or as may be required by applicable law, and in such case, only to the extent necessary, changing or altering our or any of our key subsidiaries' corporate structures or amending any of our or our key subsidiaries' charter documents or by-laws or other governing or organizational documents, or initiating or undertaking any liquidation or dissolution;

     - solely in relation to shares of capital stock of our company and except for option grants under our equity incentive plan within the limits in effect when the share exchange agreement was signed or the issuance of shares of our common stock upon exercise of options under the incentive plan, issuing or selling any shares of our company's capital stock or any other securities or issuing any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or entering into any contract, understanding or arrangement with respect to the issuance of any shares of our company's capital stock or any of our other securities, or entering into any arrangement or contract with respect to the purchase, redemption or voting of our company's capital stock, or adjusting, splitting, reacquiring, redeeming, combining or reclassifying any of our company's securities, or making any other changes in our capital structure;

     - declaring, setting aside or paying any dividends in the form of shares of capital stock or other securities on any capital stock or other ownership, membership or equity interests of our company or any of our key subsidiaries (except in case such dividends are due to our company or any key subsidiary);

     - except as previously disclosed to Telenor, selling or otherwise transferring or leasing any properties or assets or canceling any debt or claim or waiving any right, other than in the ordinary course of business, transfers among our company or any of its subsidiaries or in any case where the amount involved does not exceed $2.0 million (or the equivalent thereof in any other currency);

     - granting to any employee, officer or director of Golden Telecom or any key subsidiary any retirement, severance, termination or other severance-related benefits in respect of which the aggregate potential liability to Golden Telecom or any key subsidiary is in excess of $250,000 (or the equivalent thereof in any other currency), or adopting any profit sharing or similar plan;

     - incurring any indebtedness other than in the ordinary course of business, provided that the aggregate amount of such indebtedness incurred shall not exceed $5.0 million (or the equivalent thereof in any other currency), or indebtedness incurred by our company or any of our subsidiaries under a loan agreement to be entered into by our company and certain of its subsidiaries with the European Bank for Reconstruction and Development;

     - changing the manner in which our company or any key subsidiary accounts for its tax liabilities, or deviating from past practice in preparing and filing any tax returns, unless required to do so by applicable law;

     - making any material change in its accounting methods or practices, except as may be required by applicable law;

     - taking any action to delist our capital stock from the Nasdaq national market; or

     - agreeing, in writing or otherwise, to do any of the foregoing.

                     STOCK OWNERSHIP FOLLOWING THE CLOSING

     On the record date and immediately after the closing of the acquisition and assuming that we do not issue any other shares between the record date and the closing and that none of the following shareholders disposes of any of their shares of Golden Telecom common stock before the closing or acquires any additional shares, our principal stockholders and their ownership of common stock will be:

                                                            PERCENTAGE OF                   PERCENTAGE OF
                                                             OUTSTANDING                     OUTSTANDING
                                              NUMBER OF        SHARES         NUMBER OF        SHARES
                                             SHARES OWNED       OWNED          SHARES           OWNED
                                             IMMEDIATELY     IMMEDIATELY        OWNED        IMMEDIATELY
                                              BEFORE THE     BEFORE THE      IMMEDIATELY      AFTER THE
SHAREHOLDER                                    CLOSING         CLOSING      AFTER CLOSING      CLOSING
-----------                                  ------------   -------------   -------------   -------------
Alfa Telecom Limited(1)....................   10,731,707        37.3         10,731,707         30.0
  PO Box 3339 Geneva Place
  333 Waterford Drive
  Road Town, Tortola
  British Virgin Islands
Nye Telenor East Invest AS.................            0           0          6,974,211         19.5
  Snaroyveien 30
  N-1331 Fornebu
  Norway
OAO Rostelecom.............................    4,024,067        14.0          4,024,067         11.3
  1st Tverskaya-Yamskaya 14
  Moscow, Russia
  125047
European Bank of Reconstruction and            3,003,564        10.4          3,003,564          8.4
  Development..............................
  One Exchange Square
  London EC2A 2JN
Capital International Global
Emerging Markets Private Equity                2,166,405         7.5          2,166,405          6.1
Fund L.P...................................
  c/o Capital International, Inc.
  11100 Santa Monica Boulevard
  Suite 1500
  Los Angeles, California 90025
First NIS Regional Fund SICAV(2)(3)(4).....      723,906         2.5            723,906          2.0
  c/o Bank of Bermuda (Luxemburg) S.A.
  13 rue Goethe
  B.P. 413
  L-2014 Luxemburg
Cavendish Nominees Limited(2)(3)(4)........    1,845,769         6.4          1,845,769          5.2
  c/o International Private Equity Services
  13-15 Victoria Road, P.O. Box 431
  St. Peter Port
  Guernsey, Channel Islands, GY1 3ZD

---------------

(1) Based on information provided in Amendment No. 7 to Schedule 13D filed with the Securities and Exchange Commission on August 29, 2003, we understand that Alfa Telecom Limited is a wholly-owned subsidiary of Alfa Finance Holdings S.A. As a consequence of its ownership interests in the majority shareholders of Alfa Finance, CTF Holdings Limited may be deemed to have the power to direct the voting of the majority of shares of Alfa Finance. CTF Holdings Limited is a wholly-owned subsidiary of Crown Finance Foundation. As a result of these relationships, each of Alfa Finance, CTF Holdings Limited and Crown Finance Foundation may be deemed to beneficially own the shares held for the account of Alfa Telecom Limited. In addition, Alfa Telecom Limited has granted Alfa

    Capital Holdings (Cyprus) Limited ("Alfa Capital Holdings") an option to purchase 1,609,756 of the shares reported herein. Alfa Capital Holdings is a wholly-owned subsidiary of ABH Financial Limited, which is a wholly-owned subsidiary of Alfa Finance.

(2) Shares beneficially owned by The Barings Vostok Private Equity Fund L.P. and The NIS Restructuring Facility (together, "Barings") are held in the name of Cavendish Nominees Limited, as nominee. Of the 1,845,769 shares held of record by Cavendish Nominees Limited, 1,491,485 shares are beneficially owned by The Barings Vostok Private Equity Fund L.P. and 354,284 shares are beneficially owned by The NIS Restructuring Facility.

(3) First NIS Regional Fund SICAV and the Barings Funds holding shares through Cavendish Nominees Limited may be deemed to be members of a group pursuant to Rule 13(d)(5) under the Securities Exchange Act of 1934, as amended. However, such persons disclaim group status.

(4) First NIS Regional Fund SICAV and the Barings Funds holdings shares through Cavendish Nominees Limited are advised by Barings Vostok Capital Partners Limited, as investment adviser. Mr. Michael Calvey is the Managing Partner of Barings Vostok Capital Partners Limited. Mr. Calvey disclaims beneficial ownership of the shares held by First NIS Regional Fund SICAV and the Barings Funds holdings shares held by Cavendish Nominees Limited.

                    TERMS OF THE OTHER TRANSACTION DOCUMENTS

GENERAL

     We currently have entered into a shareholders agreement and a standstill agreement with Alfa, Barings, Capital and Rostelecom. We also have entered into various registration rights agreements with these shareholders. In connection with the acquisition of the capital stock of Comincom these agreements are being terminated and new agreements have been executed that include Telenor as a party. The old agreements will terminate and the new agreements will become effective upon the closing of the acquisition of Comincom. The full text of each of these agreements has been filed as an exhibit to the Form 8-K that we filed with the SEC on August 20, 2003. This Form 8-K and the exhibits to the Form 8-K, including each of these agreements may be viewed at the SEC's website, www.sec.gov. The following is a description of the material terms of these agreements and is qualified in its entirety by reference to the full agreements.

SHAREHOLDERS AGREEMENT

     We have previously entered into a shareholders agreement with Alfa, Barings, Capital and Rostelecom. In connection with the acquisition of Comincom the parties have agreed to terminate the existing agreement and enter into a new shareholders agreement which will include Telenor as a party. The terms of the new agreement are very similar to the existing agreement.

     Under the terms of the new agreement our Board of Directors will be set at ten (10) members. In addition, each shareholder agrees to vote its shares to elect designees to our Board of Directors initially as follows:

          (A) three directors designated by Alfa;

          (B) two directors designated by Telenor;

          (C) two directors designated by Rostelecom (one of whom shall be an independent director);

          (D) one director designated by Capital (who shall be an independent director);

          (E) one director designated by Barings (who shall be an independent director); and

          (F) one director (who shall be an independent director and, if at such time there is no other director who is a financial expert as defined in the NASDAQ Marketplace Rules and SEC rules, a financial expert) designated by the directors sitting on the Board on the date of the Board meeting at which the Board adopts the resolutions concerning our annual meeting of stockholders including the resolution in which our Board nominates individuals to stand for election as directors for the year following the annual meeting of stockholders.

     The agreement provides the procedures to remove and replace directors designated by the shareholders. In addition, subject to the detailed provisions in the agreement dealing with the designation of directors by the shareholders who are party to the agreement, the right to designate directors shall be allocated among Alfa, Barings, Capital, Rostelecom and Telenor as follows:

PERCENT OF ISSUED AND OUTSTANDING SHARES
OF OUR COMPANY'S VOTING STOCK OWNED BY
SUCH SHAREHOLDER                                 NUMBER OF DESIGNEES TO BOARD
----------------------------------------   -----------------------------------------
Ten percent (10%) or less................  0
More than ten percent (10%) but less than  1
  twenty percent (20%)...................
More than twenty percent (20%) but less    2
  than thirty percent (30%)..............
More than thirty percent (30%) but less    3
  than forty percent (40%)...............
Forty percent (40%) or more..............  3; plus the right to designate an independent director (who shall be a
                                           financial expert and qualified and
                                           willing to serve on the audit committee)

provided that the size of the Board shall not be increased beyond ten members, and a shareholder who would be entitled to designate an additional director due to such shareholder's acquisition of additional shares of voting stock may only exercise such right when another shareholder loses the right to designate a director.

     The agreement also governs the transfer of shares of our company stock by Alfa, Barings, Capital, Rostelecom and Telenor, including rights of first offer and tag along rights. Consistent with the existing agreement, we have provided to these shareholders preemptive rights which will allow them to purchase their pro rata share of any additional voting stock that we may issue. In addition, during the first two years following the closing, Barings, Capital and Rostelecom shall be entitled to designate one director so long as their respective ownership interest in us does not fall below 3% of our issued and outstanding voting shares.

     The agreement also imposes limited restrictions on the ability of these shareholders to compete with us.

     In order to prevent a party from acquiring control of us without paying a premium for that control, we have included a requirement in the agreement that no party to the shareholders agreement (together with its affiliates) may acquire more than fifty percent of our voting stock (50%) unless such share or shares are acquired by such shareholder and/or one of its affiliates pursuant to a "Tender Offer". For purposes of the shareholders agreement "Tender Offer" means an offer made by a shareholder who is party to the agreement or any of its affiliates in accordance with Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, to purchase any and all of our company's issued and outstanding shares, which, subject to the exceptions described below, is accepted by our company's stockholders holding a simple majority of the issued and outstanding shares of our voting stock, excluding any shares of voting stock held by such shareholder and its affiliates.

     Exceptions to this restriction are, if at any time (a) a third party investor makes a bona fide tender offer to purchase such percentage of the issued and outstanding shares of our voting stock that when aggregated with any of the issued and outstanding shares of our voting stock then owned by such investor and its affiliates would equal more than fifty percent (50%) of the issued and outstanding shares of our voting stock, and a shareholder who is a party to the agreement or any of its affiliates thereafter makes a Tender Offer during the period in which the tender offer made by such third party investor is still in effect, or (b) a third party investor makes a bona fide tender offer during the period in which a Tender Offer made by a shareholder or any of its affiliates is still in effect, then the requirement in the definition of "Tender Offer" that the Tender Offer made by such shareholder be accepted by our stockholders holding a simple majority of the issued and outstanding shares of our voting stock (excluding any shares of voting stock held by such shareholder and its affiliates) shall not apply.

     If any person shall, individually or together with any of its affiliates acquire beneficial ownership of any share or shares of our voting stock from a shareholder who is a party to the agreement (other than in a public sale) and, after giving effect thereto, such person and its affiliates own ten percent or more of the issued and outstanding shares of our voting stock, then such person shall be required to become bound by the Tender Offer requirement. Each shareholder who is a party to the agreement agrees to cause any such person to which shares are so transferred to become bound by the Tender Offer requirement.

     Except with respect to Tender Offers and participation in an auction in accordance with the new standstill agreement, each shareholder who is a party to the agreement agrees that it will not, nor will it permit any of its affiliates to, engage in any Business Combination (as defined in the Delaware General Corporation Law) with us without the prior approval of our Board, which approval will be effective only if it includes the affirmative vote of a majority of the disinterested directors. If no disinterested directors are in office, then each such shareholder agrees that such shareholder will not, nor will it permit any of its affiliates to, engage in any Business Combination with us unless such Business Combination is approved in accordance with Section 203(a)(3) of the DGCL.

     The agreement shall become effective on the closing date of the acquisition of Comincom and remain in effect until the earlier of:

          (a) the date on which all of the parties agree in writing to the termination of the agreement; and

          (b) the date on which any person owns, individually or collectively with its affiliates, more than fifty percent of the issued and outstanding shares of our voting stock;

     provided that (a) any shareholder who ceases to own at least three percent of the issued and outstanding shares of our voting stock shall cease to be a party to, or have any rights or obligations under, the agreement from and after the date of the relevant transfer (or dilution); and (b) no such transfer, dilution or termination shall be deemed to relieve any party of any obligations under the agreement accruing, or resulting from actions or omissions of such party occurring, prior to the date of such transfer, dilution or termination.

STANDSTILL AGREEMENT

     We have previously entered into a standstill agreement with Alfa, Barings, Capital and Rostelecom. In connection with the acquisition of Comincom, the parties have agreed to terminate the existing agreement and enter into a new standstill agreement which will include Telenor as well. The terms of the new agreement are very similar to the existing agreement.

     Under the terms of the agreement each shareholder who is a party to the agreement agrees that such shareholder will not, nor will it permit any of its affiliates to, directly or indirectly, in any manner acquire, or agree to acquire, any shares of our voting stock, if the acquisition of such shares of voting stock would increase the ownership of the shareholder and its affiliates to more than (i) the percentage of the shares of voting stock then outstanding (calculated on a fully diluted basis) set forth opposite each such shareholder's name in the column headed "Fully Diluted" below, or (ii) the percentage of the shares of voting stock then outstanding (calculated on a non-fully diluted basis) set forth opposite such shareholder's name in the column headed "Non-Fully Diluted" below:

SHAREHOLDER                                                FULLY DILUTED   NON-FULLY DILUTED
-----------                                                -------------   -----------------
Alfa.....................................................     43.00%            49.99%
Telenor..................................................     35.00%            40.00%
Rostelecom...............................................     30.00%            35.00%
Capital..................................................     17.20%            20.00%
Barings..................................................     17.20%            20.00%

     This restriction will not apply to the following acquisitions or circumstances:

          (a) the acquisition by a shareholder of shares of voting stock in a Tender Offer (see our discussion of what is a tender offer for purpose of the agreement in the summary of the shareholder agreement above);

          (b) if our Board determines to conduct an auction of our company, in which case, each shareholder may participate in such auction on the same terms as all other bidders; or

          (c) if any person other than Alfa, Barings, Capital, Rostelecom or Telenor or any of their respective affiliates acquires, or has entered into a binding agreement to acquire, beneficial ownership of greater than fifteen percent of our voting stock, as evidenced by a Schedule 13D filing made by such person.

     Each shareholder who is a party to the agreement agrees that it will not make, nor will it permit any of its affiliates to make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) to vote any shares of voting stock in connection with the election of members of the Board (other than proxies to vote any shares of voting stock beneficially owned by such shareholder and/or any of its affiliates or in connection with a Tender Offer made by such shareholder or any of its affiliates).

     Each shareholder who is a party to the agreement also agrees that it will not make, nor will it permit any of its affiliates to make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) to vote any shares of voting stock, with respect to any matter, other than the election of directors of our company, which may be submitted to a vote of the stockholders of our company (other than proxies to vote any shares of voting stock beneficially owned by such shareholder and/or any of its affiliates or in connection with a Tender Offer made by such shareholder or any of its affiliates) with respect to any such non-election issue.

     If the new standstill agreement becomes effective it shall remain in effect until the earliest of:

          (a) the date on which all of the parties agree in writing to the termination of the agreement;

          (b) the date eighteen months following the closing of the acquisition of Comincom;

          (c) the date on which any person owns, individually or collectively with its affiliates, more than fifty percent of our company's issued and outstanding shares of voting stock; and

          (d) the voluntary or involuntary filing of a petition in bankruptcy by or against our company, the occurrence of an event of insolvency affecting our company, or the appointment of a receiver for our company;

     provided that any shareholder who ceases to own at least three percent of the shares of our voting stock shall cease to be a party to, or have any rights or obligations under, the agreement, and no transfer or dilution or termination shall be deemed to relieve any shareholder of any obligations of such shareholder under the new standstill agreement accruing or resulting from any breach by such shareholder prior to the date of such transfer, dilution or termination.

REGISTRATION RIGHTS AGREEMENT

     We have previously entered into registration rights agreements with Alfa, Barings, Capital and Rostelecom. In connection with the transaction, the parties have agreed to terminate the existing agreements and enter into one agreement which will include Telenor as well. The terms of the new agreement are very similar to the existing agreements.

     Pursuant to the new registration rights agreement each of Alfa, Rostelecom and Telenor will be entitled to request two demand registrations. Each of Barings and Capital will be entitled to request one demand registration. Our company shall not be obligated to register any securities pursuant to any demand registration unless the demand is for at least 500,000 shares of common stock (subject to adjustments).

     The shareholders will have unlimited "piggyback rights" that allow them to include their shares of common stock in other registration statements for common stock that we may file, subject to a cutback if the inclusion of shareholder shares would be harmful to the offering.

     We will be responsible for most of the fees incurred in connection with any registration under the agreement but we will not be responsible for the fees of the shareholder's counsel or any selling commission or underwriter discounts.

     The new agreement, as is the case in the old registration rights agreement, provides for customary indemnification and contribution provisions.

                               GENERAL QUESTIONS

Q.:   WHEN AND WHERE IS THE SPECIAL SHAREHOLDER MEETING?

A.: The special meeting of stockholders of our company will be held at the offices of Chadbourne & Parke, Regis House, 45 King William Street, London EC4R 9AN, United Kingdom on November 28, 2003 at 10 a.m. local time.

Q.:   WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A.: You are receiving this proxy statement and proxy card from us because you owned shares in our company on the record date. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also provides you information on these issues so that you can make an informed decision. The proxy card is used for voting.

Q.:   WHO CAN VOTE?

A.: Stockholders of record at close of business on October 22, 2003 are entitled to vote at the special meeting. A list of the stockholders of record entitled to vote at the special meeting will be available for review by any stockholder, for any purpose relating to the meeting between 9:00 a.m. and 5:00 p.m. at our company's executive offices at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114.

Q.:   HOW MANY SHARES ARE ENTITLED TO VOTE?

A.: On October 22, 2003, the record date, our company had outstanding approximately 28,790,972 shares of Common Stock, par value $0.01 per share, with each share representing one vote.

Q.:   WHAT IS QUORUM?

A.: In order to hold the meeting, there must be present in person or by proxy card holders of a majority of voting power of the outstanding shares of stock entitled to vote at the meeting, which is approximately 14,395,487 shares.

Q.:   WHO PAYS THE COST OF SOLICITATION?

A.: Our company pays the cost of soliciting your proxy and reimburses brokerage firms and others for forwarding this proxy statement and proxy card to you. In addition, Mellon Investor Services has been retained by our company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee of approximately $6,500, plus reasonable expenses, for its services. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of our company. If you plan to attend, please advise our Corporate Secretary by e-mail at specialmeeting@gti.ru or by written correspondence.

Q.:   WHO CAN ATTEND THE SPECIAL MEETING?

A.: Only stockholders are invited to attend the meeting. To gain admittance to the meeting, you must bring proof of your ownership. If you are a stockholder of record and received this proxy statement and your proxy card by mail, no admissions ticket is needed for you to attend the special meeting. If a broker or other nominee holds your shares, and you plan to attend the special meeting, you should bring a recent brokerage statement showing your ownership of the shares. In all cases you must also bring a form of personal identification.

VOTING PROCEDURES (FOR STOCKHOLDERS OF RECORD)

     You are a stockholder of record if you have an account directly with our transfer agent, Mellon Investor Services.

Q.:   HOW DO I VOTE?

A.: You may vote by signing and mailing your proxy card. If you return your signed proxy card to our company before the special meeting, our company will vote your shares as you direct. You can specify whether you approve, disapprove, or abstain from the proposal. The proposal will be presented at the special meeting by our management.

Q.:   WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR STOCKHOLDERS OF RECORD?

A.: If you return your proxy card to our company, but do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" the proposal on your proxy card.

Q.:   HOW DO I CHANGE MY VOTE?

A.: Stockholders of record who execute proxies may revoke them at any time before they are voted. Any proxy card may be revoked by the person giving it any time before it is voted by delivering to our company's Corporate Secretary at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 4400 MacArthur Blvd., N.W., Suite 200, Washington, D.C., 20007 on or before the business day prior to the special meeting or at the special meeting itself, a subsequent written notice of revocation or a subsequent proxy card relating to the same shares or by attending the meeting and voting in person.

VOTING PROCEDURES (FOR BENEFICIAL STOCKHOLDERS)

     You are a beneficial stockholder if a brokerage firm, bank, trustee or other agent (the "nominee") holds your stock. This form of ownership is often called ownership in "street name" since your name does not appear anywhere on our records.

Q.:   HOW DO I VOTE?

A.: You must vote in the manner described by the nominee in the materials delivered by the nominee with this proxy statement. Detailed instructions are also included in this proxy statement.

Q.:   HOW DO I CHANGE MY VOTE?

A.: To change your vote, follow the nominee's instructions on revoking or changing your proxy card.

GENERAL VOTING QUESTIONS

Q.:   HOW MANY VOTES ARE NEEDED FOR THE PROPOSAL TO PASS?

A.: The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to approve the proposal.

Q.:   WHAT SHARES ARE REFLECTED ON MY PROXY CARD?

A.: The proxy card we delivered to you reflects all shares owned by you at the close of business on the record day as a stockholder of record. If you hold shares "in street name" you will receive a voting instruction card from your nominee for those shares.

Q.:   IF I PLAN TO ATTEND THE MEETING SHOULD I STILL VOTE BY PROXY CARD?

A.: Yes. Casting your vote in advance does not affect your right to attend the meeting. Written ballots will be available at the special meeting for stockholders of record. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Beneficial owners who wish to attend the meeting and vote in person must request a proxy from the nominee and bring that proxy to the meeting.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The following information contained in documents filed by Golden Telecom, Inc. with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are hereby incorporated by reference in this proxy statement:

          (1) Item 7, Managements' Discussion and Analysis of Financial Condition and Results of Operations and Item 8, Consolidated Financial Statements and Supplementary Information for the Company from our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-27423); and

          (2) Item 1, Condensed Consolidated Financial Statements of Golden Telecom, Inc. (unaudited) and Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 (File No. 0-27423).

PROXY

                                  COMMON STOCK
                              GOLDEN TELECOM, INC.
               Representative Offices of Golden TeleServices, Inc.
           1 Kozhevnichesky Proezd, 2nd Floor, Moscow, 115114, Russia

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby nominates and appoints Jeff Riddell as proxy with full power of substitution to him, and hereby authorizes him to represent and to vote, as designated hereon, all shares of Common Stock of GOLDEN TELECOM, INC. (the "Company") which the undersigned is entitled to vote on all matters that come before the Special Meeting of Stockholders to be held on November 28, 2003, and any adjournments thereof.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL TO ISSUE SHARES. IN CONNECTION WITH THE ACQUISITION OF OAO COMINCOM.

The Board of directors recommends a vote for the following proposals:

                                                                For              Against            Abstain
Approve the issuance by Golden Telecom, Inc. of 20% or more     [ ]                [ ]                [ ]
of its common stock in connection with the acquisition of OAO
Comincom, an open joint stock company existing under the laws of the Russian Federation.

Signatures __________________  Signature if held jointly __________________  Dated: _______________, 2003

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF SHARE ISSUANCE IN CONNECTION WITH THE ACQUISITION OF OAO COMINCOM.